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As filed with the Securities and Exchange Commission on June 15, 2005

Registration No. 333-111819

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAYMARK PRODUCTIONS, INC.
(Name of small business issuer in its charter)

OKLAHOMA	7812	20-0180812
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102 Telephone: (405) 601-5300 (Address and telephone number, including area code, of registrant's principal executive offices)
John Simonelli
Chief Executive Officer
GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
(Name, address and telephone number,
of agent for service)
Copies To:

Michael E. Dunn, Esq.
Dunn Swan & Cunningham
2800 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102-5604
Telephone Number: (405) 945-0040
Facsimile Number: (405) 235-9605

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock Shares(2)	2,930,000	$1.00	$2,930,000	$240

Redeemable Warrants	2,955,000	$.27	$797,850	$102

Common Stock Shares Underlying Redeemable Warrants(3)	2,955,000	$3.50	$10,342,500	$837

Common Stock Shares Underlying Stock Options(3)	100,000	$1.25	$125,000	$10

Total			$14,220,350	$1,189

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
(2)
Of the 2,955,000 common stock shares initially registered, 25,000 shares are withdrawn from registration. The registration fee shown in the column captioned "Amount of registration fee" was previously paid by Registrant.
(3)
Pursuant to Rule 416, includes such indeterminate number of additional securities as may be required for issuance on exercise of warrants and stock options as a result of adjustment in the number of securities issuable on such exercise by reason of anti-dilution provisions of such warrants and stock options.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

During the effectiveness of this Registration Statement, 37,500 common stock shares were sold by the selling security holders. No sales of common stock shares pursuant to this Registration Statement (and the Prospectus contained herein) occurred following expiration of the effectiveness of this Registration Statement.

PROSPECTUS

5,947,500 SHARES OF COMMON STOCK AND 2,955,000 REDEEMABLE WARRANTS (ARE ONLY OFFERED FOR RESALE BY SELLING SECURITY HOLDERS)	2,955,000 SHARES OF COMMON STOCK
(UNDERLYING THE REDEEMABLE WARRANTS ARE ONLY OFFERED FOR SALE BY GRAYMARK PRODUCTIONS, INC. FOLLOWING RESALE OF THE REDEEMABLE WARRANTS BY THE SELLING SECURITY HOLDERS)

101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300

        The security holders listed under "Selling Security Holders" commencing on page 71 are offering 2,955,000 redeemable warrants and 5,947,500 shares of common stock that include 3,055,000 shares of common stock that may be acquired pursuant to exercise of the redeemable warrants (for the purchase of 2,955,000 shares) and stock options (for the purchase of 100,000 shares). These shares of common stock and redeemable warrants may be, but do not have to be, sold by the selling security holders. GrayMark Productions, Inc. will not receive any of the sale proceeds arising from resale of the redeemable warrants and common stock shares by the selling security holders. Until the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants offer and sold pursuant to this prospectus may only be sold at fixed prices and may not be offered and sold pursuant to this prospectus at negotiated prices; however, the redeemable warrants are eligible for and may be sold pursuant to Rule 144(k) after December 18, 2005. GrayMark Productions, Inc. has established the offering prices to be $.27 per redeemable warrant. However, after the common stock or redeemable warrants, as the case may be, are quoted on the NASD OTC Bulletin Board, the common stock shares or redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices.

        GrayMark Productions, Inc. is offering 2,955,000 shares of common stock underlying the redeemable warrants only following resale of the redeemable warrants by the selling security holders listed under "Selling Security Holders" commencing on page 71. GrayMark Productions will only receive proceeds from sale of common stock shares pursuant to exercise of the redeemable warrants following sale of the redeemable warrants by the selling security holders. The purchase or exercise price of the common stock underlying the redeemable warrants will increase from $2.00 to $3.50 after the common stock has traded on the NASD OTC Bulletin Board for 18 consecutive months. On February 5, 2005, the common stock began trading and as of the date of this prospectus continued trade on the NASD OTC Bulletin Board under the symbol GRMK.

        No public market exists for the redeemable warrants. The offering price of the redeemable warrants may not reflect the market price after the offering in the event a public market develops of which there is no assurance.

This investment involves a high degree of risk. Exercise of the redeemable warrants and purchase of the common stock shares will result in substantial dilution. You should only purchase common stock shares or redeemable warrants if you can afford a complete loss. Before investing, you should carefully read this prospectus and any supplement, paying particular attention to the "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Security Holders	Proceeds to GrayMark Productions, Inc.

Redeemable warrants(1)	$.27	$—	$.27	$—

Total	$797,850	$—	$797,850	$—

Common stock underlying redeemable warrants(2)	$2.00	$—	$—	$2.00

Total	$5,910,000	$—	$6,807,850	$5,910,000

(1)
As of the date of this prospectus, a market for the redeemable warrants offered pursuant to this prospectus does not exist. There is no assurance that a market for the redeemable warrants will develop. Based upon Section 16 of Schedule A (Schedule of Information Required in Registration Statement) of the Securities Act of 1933, as amended, until the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants may only be offer and sold pursuant to this prospectus at fixed prices and may not be offered and sold pursuant to this prospectus at negotiated prices. GrayMark Productions, Inc. has established the offering price to be $.27 per redeemable warrant. However, after the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices. Alternatively, the Selling Security Holders may sell the redeemable warrants pursuant to and in accordance with Rule 144(k) on and after December 19, 2005.
(2)
The purchase or exercise price of the common stock underlying the redeemable warrants will increase to $3.50 after the common stock has traded on the NASD OTC Bulletin Board for 18 consecutive months. On February 5, 2005, the common stock began trading and as of the date of this prospectus continued trade on the NASD OTC Bulletin Board under the symbol GRMK. After giving effect to the increase in the exercise price, the total exercise price and proceeds to GrayMark Productions, Inc. will increase to $10,342,500. GrayMark Productions, Inc. does not have any arrangements or obligations to pay any underwriting discount or commission from the proceeds of sale of common stock shares pursuant to exercise of the redeemable warrants.

The date of this Prospectus is                        , 2005

PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information."

        This document is known as a prospectus. Throughout this prospectus the first personal plural pronoun in the nominative case form "we" and its objective case form "us", its possessive and the intensive case forms "our" and "ourselves" and its reflexive form "ourselves" refer collectively to GrayMark Productions, Inc., its predecessor, GrayMark Productions, L.L.C., and its executive officers and directors. The term "independent," as used in this prospectus, is used to distinguish us from the term "major studios" that is generally regarded in the entertainment industry to mean Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment, Paramount Pictures, The Walt Disney Company, Metro Goldwyn Mayer and their respective affiliates. The terms "low-budget motion pictures," "low-budget films" or "low-budget movie" within this prospectus, refer to motion pictures that have a production budget of $250,000 to $3,000,000.

        Unless otherwise indicated, the information presented in this prospectus as of March 31, 2005 does not give effect to or assume the exercise of

  •
  the redeemable warrants for the purchase of 2,955,000 common stock shares for $2.00 each and our receipt of $5,910,000 proceeds, or

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  stock options exercisable for the purchase of 100,000 common stock shares for $1.25 each and our receipt of $125,000 net proceeds.

        We recommend that the information presented in "Risk Factors" (page 8) especially be considered. All references in this prospectus to fiscal years are to the 12 months ended December 31 of the particular year.

GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300

Our Business

        We are a development stage company organized in Oklahoma and an independent producer of film entertainment content. We began our operations in 2001 as a limited liability company known as GrayMark Productions, L.L.C.. On August 18, 2003 GrayMark Productions, L.L.C. became our wholly-owned subsidiary as a result of the members of GrayMark Productions, L.L.C. exchanging their ownership interest in GrayMark Productions, L.L.C. for shares of common stock of GrayMark Productions, Inc. This exchange of interests for common stock shares effectively resulted in our incorporation-reorganization.

        We have not previously developed and produced any film entertainment content other than Cloud 9, our first motion picture, and The Hunt. The development and production costs of Cloud 9 and The Hunt are approximately $2,300,000 and $300,000, respectively. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. As of the date of this prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. We have completed filming and are in the post-production phase of The Hunt. As of March 31, 2005, we had not received any revenue from Cloud 9 or The Hunt.

        We intend to produce and distribute films that are completed and marketed using small or low budgets of $250,000 to $3,000,000. We believe that producing and distributing low-budget, commercially successful films will afford us access to Hollywood talent and scripts and third-party production packages for acquisition, without compromising our approach to managing financial risk. We believe that the successes of a number of films that were independently produced and marketed with relatively modest budgets support our approach to the motion picture business. The key components of our business will include:

          Motion Picture Production. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. We plan on completing the arrangements for distribution of Cloud 9 outside of the United States and Canada during the first half of 2005 and completion of the production of The Hunt and complete distribution arrangements before the end of 2005. We will not undertake the production of any additional movies unless we have sufficient funds with which to complete production. Under favorable distribution arrangements, we expect to release each produced movie into the domestic and international theatrical markets or alternatively release directly to the ancillary markets (home video and cable television).

          Film Distribution. We will only distribute our produced motion pictures through third-party distributors. We do not currently have any of these distribution channels established. In acquiring films for production and release, we will seek to limit our financial exposure through arrangements with third parties for the sharing of production costs and revenue.

        Although not the case with Cloud 9 and The Hunt, we may attempt to minimize our financial risks associated with film production, acquisition and distribution by negotiating co-production agreements, selling the international distribution rights prior to completion of the film's production, capitalizing on government subsidies and tax credits (if any), and arranging efficient production schedules. In addition, we will attempt to minimize our financial exposure by structuring compensation arrangements with talent that provide for their participation in the financial success of the motion picture in exchange for reduced up-front payments, as we have done with respect to Cloud 9 and The Hunt. Although the steps that we take to manage these risks may, in some cases, limit the potential revenues of a particular film project, we believe that our approach to the motion picture business will create operating and financial stability and profitability for GrayMark Productions, Inc.

        In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada and we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. Because we have only recently completed the production of Cloud 9 and arranged for distribution of Cloud 9 in the United States and Canada and are in the post-production phase of The Hunt, we do not have a history of movie production operations upon which to judge our potential successes or failures. There is no assurance that Cloud 9, The Hunt or our other film production activities and the distribution arrangements will be profitable or result in recovery of the productions costs of our produced films. In the event Cloud 9, The Hunt or any of our other film projects is not profitable or does not result in recovery of the costs invested in the movie, our shareholders may suffer a complete loss of their investment in our common stock and redeemable warrants.

Motion Picture Industry

        According to the Motion Picture Association of America or MPAA, overall domestic box office revenue decreased 4% to $9.49 billion in 2003, which follows 2002 that was the highest year-to-year increase in 20 years. The domestic motion picture exhibition industry has historically maintained steady growth in revenues and attendance.

        The motion picture industry is comprised of major studios and independent studios. According to the MPAA, major studios spent approximately $102.8 million, on the average, to produce and market a film in 2003. Independent studios, in contrast, generally spend less than $40 million to complete and market each theatrical release. Recent successful independent films such as Monster's Ball, The Blair Witch Project and My Big Fat Greek Wedding demonstrate moviegoers' willingness to support high quality motion pictures despite marketing and production budgets that are significantly lower than those of the major studios. However, moviegoers have shown unwillingness to support lesser quality, low-budget motion pictures. These motion pictures, released in 2003, included Civil Brand, Confidence, Die Mommie Die, Dopamine, Party Monster, and Spun.

The Offerings

        This prospectus includes two offerings, an offering for the resale of the common stock shares and redeemable warrants (the "Resale Offering") by the security holders list under "Selling Security Holders" commencing on page 71 (the "Selling Security Holders") and our primary offering for sale of common stock shares underlying the redeemable warrants (the "Primary Offering"). Each of these offerings pursuant to this prospectus collectively are referred to as the "offering." The common stock shares and redeemable warrants offered pursuant to this prospectus have been registered with the United States Securities and Exchange Commission.

Resale Offering by Selling Security Holders

        This prospectus covers the Resale Offering of 5,947,500 shares of common stock and 2,955,000 redeemable warrants by the Selling Security Holders. The shares of common stock offered for resale by the Selling Security Holders include 2,955,000 shares that are currently outstanding and 3,055,000 shares to be sold by us to the Selling Security Holders pursuant to exercise of

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  redeemable warrants for the purchase of 2,955,000 shares and

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  stock options for the purchase of 100,000 shares

and then offered for resale by the Selling Securities Holders pursuant to this prospectus. We will not receive any proceeds from the sale of these common stock shares and the redeemable warrants by the Selling Security Holders.

        Based upon Section 16 of Schedule A (Schedule of Information Required in Registration Statement) of the Securities Act of 1933, as amended, until our redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants offered by the Selling Security Holders, if offered and sold pursuant to this prospectus, may only be offered and sale at fixed prices and may not be offered and sold pursuant to this prospectus at negotiated prices. We accordingly have established the offering prices for purposes of resale pursuant to this prospectus at $.27 per redeemable warrant. After the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices. See "Determination of Offering Price." Alternatively, rather than selling the redeemable warrants pursuant to this prospectus at the $.27 fixed offering price, the Selling Security Holders may elect to sell the redeemable warrants pursuant to and in accordance with Rule 144(k) on and after December 19, 2005. Any sale pursuant to Rule 144(k) may be at a negotiated sale price without the restriction imposed if the redeemable warrant were sold pursuant to this prospectus.

Common stock shares outstanding prior to the Resale Offering	8,258,425 shares
Common stock shares offered by the selling security holders pursuant to the Resale Offering:
• without giving effect to exercise of the redeemable warrants and stock options	2,930,000 shares
• after giving effect to exercise of the redeemable warrants and stock options	5,947,500 shares
Common stock to be outstanding after this Resale Offering assuming exercise of the redeemable warrants and stock options and issuance of 3,055,000 shares of common stock	11,313,425 shares
Offering price of the redeemable warrants before quotation on the NASD OTC Bulletin Board	$.27
Offering price of the redeemable warrants following quotation on the NASD OTC Bulletin Board	At market prices or negotiated prices.
Proceeds from Resale Offering	All proceeds from resale of the common stock shares or redeemable warrants will be received by the Selling Security Holder that sells the shares or warrants.
OTC Bulletin Board symbols:
Common stock	GRMK
Redeemable warrants	GRMKW (Proposed)

Primary Offering by GrayMark Productions, Inc.

        In the Primary Offering, we are offering for sale 2,955,000 shares of our common stock only to those holders of the redeemable warrants that acquire the redeemable warrants from the Selling Security Holders, and these shares will be sold only pursuant to exercise of the redeemable warrants by those redeemable warrant holders.

Common stock shares outstanding prior to the Primary Offering	8,258,425 shares
Common stock shares offered	2,955,000 shares
Common stock to be outstanding after the Primary Offering	11,213,425 shares

Proceeds from the Primary Offering	There is no assurance that all or any portion of the redeemable warrants will be exercised, and in the event of no exercise, we will not receive any proceeds.
In the event the redeemable warrants are exercised in full, we will receive proceeds (before deduction of estimated offering expenses of $40,000) of
• $5,910,000 in the event of exercise before the common stock has traded on the OTC Bulletin Board for 18 consecutive months at the exercise price of $2.00 per common stock share or
• $10,342,500 in the event of exercise after the common stock has traded on the OTC Bulletin Board for 18 consecutive months at the exercise price of $3.50 per common stock share.
Use of proceeds from Primary Offering (exercise of redeemable warrants)	Based upon the budget for the acquisition, development and production of Cloud 9, we estimate that the proceeds will be used for the production of motion pictures and working capital as follows:
	Percent	$2.00 Exercise Price Amount	$3.50 Exercise Price Amount
Movie Production Costs:
Screenplay rights	1.8%	$109,273	$191,227
Producers unit	3.3%	197,224	345,141
Direction	3.9%	232,137	406,241
Cast	17.1%	1,012,770	1,772,347
Travel and living costs	.0%	2,199	3,848
Fringe benefits and payroll taxes	2.0%	115,336	201,838
Production staff	6.3%	373,126	652,970
Extra talent	2.2%	127,263	222,709
Set design	1.2%	72,826	127,446
Set operations	2.4%	138,989	243,231
Set dressing	3.5%	208,551	364,964
Property	1.3%	79,156	138,523
Men's wardrobe	.8%	48,506	84,868
Women's wardrobe	2.3%	136,457	238,800
Makeup and hair	1.1%	62,765	109,839
Lighting	2.4%	142,854	249,994
Camera	5.2%	308,095	539,167
Production sound	1.3%	73,959	129,428
Transportation	5.2%	309,614	541,825
Location	3.8%	223,276	390,733
Tape and transfers	2.7%	157,912	276,346
Production period—fringe benefits	3.8%	225,754	395,070
Film editing	5.1%	298,501	522,376
Music	1.8%	106,607	186,563

Post-production sound	1.6%	93,281	163,260
Main end and titles	.0%	2,665	4,664
Post-production—fringe benefits	.3%	14,818	25,932
Publicity	.1%	5,330	9,328
Insurance	.9%	53,304	93,281
General expense	.5%	26,652	46,641
Contingencies	6.1%	329,800	629,650

Total movie costs	90.0%	5,319,000	9,308,250

Working capital and estimated $40,000 costs of the Primary Offering	10.0%	591,000	1,034,250

Total	100.0%	$5,910,000	$10,342,500

        As indicated above, we anticipate that 90% of the proceeds will be used for the production of motion pictures and 10% of the proceeds will be used for working capital, regardless of the number of common stock shares sold pursuant to exercise of the redeemable warrants. With respect to use for the production of motion pictures, we will not undertake the acquisition and production of a motion picture unless we have sufficient funds to complete production of the motion picture. Accordingly, we believe we will maintain the ratio of 90% for movie production costs and 10% for working capital regardless of the number of commons stock shares sold pursuant to exercise of the redeemable warrants. However, the various classifications of movie production costs, as listed above, may vary from movie-to-movie, as well as the percentage that each classification of movie production cost constitutes of the total costs of producing the movie. The variation in these amounts and percentages are not determinable as of the date of this prospectus. There is no assurance that the redeemable warrants will be exercised or, if exercised, the timing of exercise.

        We do not intend to use any of the proceeds to discharge existing indebtedness. Pending use, the proceeds will be invested in investment grade, short-term, interest-bearing securities.

OTC Bulletin Board symbols:
Common stock	GRMK
Redeemable warrants	GRMKW (Proposed)

Summary Financial and Operating Information

        We at GrayMark Productions, Inc. are the successor to and continue the operations of our wholly-owned subsidiary, GrayMark Productions, L.L.C. We were formed on August 18, 2003 for the purpose of incorporation of GrayMark Production, L.L.C., a limited liability company. The following selected financial information is that of our wholly-owned limited liability company, GrayMark Productions, L.L.C. prior to August 18, 2003 and thereafter that of GrayMark Productions, Inc. On August 18, 2003 the owners of GrayMark Productions, L.L.C. exchanged their ownership interests in GrayMark Productions, L.L.C. for 4,870,000 common stock shares of GrayMark Productions, Inc.

        The following selected financial information should be read in conjunction with the audited financial statements and related notes of GrayMark Productions, Inc. for the years ended December 31, 2004 and 2003 and as of those ending dates and the unaudited financial statements and related notes for the nine months ended March 31, 2005 and 2004, appearing elsewhere in this prospectus. In our opinion, the unaudited financial statements and the information derived from and presented below reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information. The results of operations during years and periods presented are not necessarily indicative of our future operations.

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2004	2003	2005	2004
Statement of Operations Information:
Revenue	$—	$13,391	$—	$—

Operating Expenses:
Salaries and employee benefits	234,214	—	67,320	58,371
Legal and professional fees	94,808	15,486	20,480	15,656
Stock transfer and reporting costs	25,900	—	2,136	—
Film marketing	13,880	—	—	—
Consulting and management fees	10,261	619,154	—	5,000
Travel and entertainment	1,179	14,385	510	285
Obligation related to non-timely filing of registration statement			—	44,325
Other	33,157	15,091	5,442	9,795

Total operating expenses	413,399	664,116	95,888	133,432

Operating loss	(413,399)	(650,725)	(95,888)	(133,432)

Interest and other income	17,542	4,463	3,733	7,982

Net loss	$(395,857)	$(646,262)	(92,155)	(125,450)

Net loss per share of common stock	$(0.05)	$(0.13)	$(0.01)	$(0.02)

Weighted average number of common shares outstanding	8,235,508	5,148,202	8,258,425	8,208,425

Cash Flows Information:
Net cash flows used by operating activities	$(2,596,976)	$(195,549)	$(320,201)	$(433,515)
Net cash flows used by investing activities	—	(26,692)	—	—
Net cash flows provided by financing activities	521,750	3,123,886	—	—
	December 31,
			March 31, 2005
	2004	2003
Balance Sheet Information:
Current assets	$926,534	$2,953,159	$569,132
Working capital	847,404	2,885,120	418,616
Total assets	3,175,669	3,013,685	3,154,900
Current liabilities	79,130	68,039	150,516
Stockholders' equity	2,596,539	2,945,646	2,504,384

RISK FACTORS

        The purchase of the shares of our common stock or the redeemable warrants involves a high degree of risk. In addition to the other information contained elsewhere in this prospectus, you should consider the following factors and the matters discussed elsewhere in this prospectus when evaluating an investment in our common stock or the redeemable warrants. As of the date of this prospectus, the following discussion includes all material risks. Many of the factors discussed below are not within our control. We provide no assurance that one or more of these factors

  •
  will not adversely affect
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  the market price of our common stock,

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  our future operations, and

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  our business,

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  financial condition, or

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  results of operations

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  requiring significant reduction or discontinuance of our operations,

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  requiring us to seek a merger partner or

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  requiring us to sell additional stock on terms that are highly dilutive to our shareholders, and

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  may ultimately result in a decline in or complete loss of the value of our securities, including the securities offered pursuant to this prospectus.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

        We are a development stage company. We have a limited operating history upon which you can base your evaluation of our prospects and the potential value of our common stock and the redeemable warrants. Other than Cloud 9 and The Hunt, we have not previously completed the development and production of a motion picture. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. As of the date of this prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. We have completed filming and are in the post-production phase of The Hunt. As of March 31, 2005, we had not received any revenue from Cloud 9 or The Hunt. We are confronted with the risks inherent in a start-up, development stage company, including difficulties and delays in connection with commencement of our motion picture projects, operational difficulties and our potential under-estimation of movie production and corporate administrative costs.

We have not realized any revenue from operations and have incurred substantial losses and such losses may continue which will increase our accumulated deficit.

        Since commencement of the operations of GrayMark Productions, L.L.C. in August 2001, we have incurred substantial operating losses. During the year ended December 31, 2003 we had revenue of $13,391 from operations, principally consulting revenue, and during the year ended December 31, 2004 and the three months ended March 31, 2005, we did not realize any revenues from operations. During each of the years ended December 31, 2004 and 2003 and the three months ended March 31, 2005, we incurred substantial losses. Our losses from operations have resulted in an accumulated deficit at March 31, 2005, of $1,334,131. There will be a substantial increase in the level of operating expenses during the next 12 months and possibly longer, resulting in an increase in our accumulated loss. See "Management's Plan of Operation." As is the case with Cloud 9 and The Hunt, we will be required to make significant expenditures in the development and production of our motion pictures and may not realize revenue from these motion picture projects for a substantial period. Consequently, we anticipate continuing to incur significant and increasing losses in the foreseeable future until the time, if ever, that we are able to generate sufficient revenues to support our operations. There is no assurance that we will ever obtain profitability which may lead to the entire loss of investment in our common stock and redeemable warrants.

We may not obtain profitability which may require suspension of our operations, seek a merger partner or obtain additional equity capital that may be dilutive to our shareholders.

        We cannot assure you that

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  our produced motion pictures will be financially successful,

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  we will be able to successfully implement our business strategy, or

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  we will be able to generate meaningful revenue or achieve profitable operations.

        We will undertake a movie project based entirely on our preliminary evaluation of the movie's commercial potential. Prediction of the success of a movie is difficult or maybe impossible to predict with accuracy. The commercial success of a movie depends on a number of factors beyond our control, including

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  viewer preference and taste, which constantly changes,

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  quantity and popularity of other films and leisure activities available to movie goers at the time of release of our produced movies,

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  exhibition competition at movie theaters, through video retainers, on cable television and through other forms or channels of distribution and viewing, and

  •
  inability to obtain distribution in all media channels.

        If we do not achieve or sustain profitable operations, we could be required to reduce significantly or suspend our operations, including movie production activities, seek a merger partner or sell additional securities on terms that may be highly dilutive to our shareholders, including the purchasers of the common stock shares and redeemable warrants pursuant to this offering.

Our movie production activities require a substantial investment of capital that if not recovered from movie revenue will result in a loss that may be substantial and jeopardize our ability to continue movie production activities.

        The acquisition, production, and distribution of motion pictures requires a significant amount of capital resources. A substantial amount of time may elapse between our expenditure of funds and the receipt of revenues from our motion pictures. Although we intend to take measures to reduce the risks of our production exposure, there is no assure you that we will be able successfully to implement these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. As our production activities or production budgets increase, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks.

        In the event we are unable to recover our invested costs in a movie due to poor financial performance or on a timely basis to support our ongoing operations, we may be required to reduce or curtail our production operations unless financing or additional capital funds are obtained of which there is no assurance.

We may incur budget cost overruns that increase movie production costs without any additional assurance of exhibition revenues or corresponding increase in these revenues, and therefore these overruns could adversely affect the financial performance of the movie and recovery of our invested costs from movie revenue.

        Our business model requires that we be efficient in production of our motion pictures. Actual motion picture production costs often exceed their budget, sometimes substantially. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture production incurs substantial budget overruns, we may be required to seek additional financing from outside sources to complete production. We make no assurances regarding the availability of such financing on terms acceptable to us.

        In addition, if a motion picture production incurs substantial budget overruns, there is no assure that we will recoup these costs. Increased costs incurred with respect to a particular film may result in the delayed release of the motion picture at the intended time and potentially the postponement to a less favorable time, all of which could cause a decline in box office revenue and the overall financial success of the movie. Budget overruns could also prevent a movie from being completed or released.

        In the event we are unable to obtain additional financing and capital resources to complete a movie, we may be required to sell the incomplete movie and recover our invested cost from the sale proceeds or abandon the movie, each of which may or will result in a loss that may be substantial. Budget cost overruns increase movie production costs without any additional assurance of exhibition revenues or corresponding increase in these revenues, and therefore adversely affect the financial performance of the movie and recovery of invested costs in the movie. Either abandonment or sale of the movie will or may result in a loss that may be substantial and that may affect our ability to continue our movie production activities.

Rises in production and distribution costs at a rate faster than ancillary market (home video and cable television exhibition) revenues may adversely affect the financial performance of any movie we produce.

        Although we have not previously released a movie into distribution, we expect that the domestic and international the ancillary markets (home video and television) will be the distribution markets of any movie we produce. The prediction of the financial success of a movie in any market is difficult or maybe impossible to predict with accuracy. Production costs and distribution costs are rising at a faster rate than increases in revenues from the ancillary markets. We are primarily dependent on the ancillary markets for the financial performance of our movies.

Because our revenues and operating results will depend on the financial performance of our movies, our revenues and operating results may vary significantly from period to period.

        Our revenues and results of operations will depend significantly upon the commercial success of the motion pictures that we produce and distribute, which cannot be predicted with certainty. Consequently, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. There is no assurance that we will manage the acquisition, production, and distribution of our motion pictures profitably from period to period which may result in the decline in or complete loss of the value of our common stock and redeemable warrants.

We do not expect to obtain output agreements with cable and broadcast channels providing minimum periodic payments, instead we intend to license our movies for one-time license fees that may contribute to the volatility in the resale price or value of our common stock and redeemable warrants.

        We do not have any arrangements for the distribution of our produced movies in cable or broadcast television channels. If our movies are distributed in these ancillary markets, distribution will be on a movie-by-movie basis, rather than an output basis. Without multiple output agreements that typically contain guaranteed minimum payments, our revenues may be subject to greater volatility. This revenue volatility may further contribute to the volatility in the market value of our common stock and redeemable warrants, if and when a market develops.

Accounting principles and industry practice may accentuate fluctuations in our operating results and contribute to the volatility in the resale price or value of our common stock and redeemable warrants.

        In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results. In accordance with U.S. generally accepted accounting principles and industry practice, we will amortize film costs using the "individual-film-forecast" method. Under this accounting method, we amortize costs for each film based on the ratio that revenue earned by title in the current period divided by the estimated total revenues by title. We will be required to regularly review and revise when necessary our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization as well as a write-down of the film asset to estimated fair value.

        Results of operations in future years will be affected by our amortization of our film costs. Periodic adjustments in amortization rates may significantly affect these results. In addition, we are required to expense film advertising costs as incurred, but are also required to recognize the revenue from any motion picture over the entire revenue stream expected to be generated by the individual picture. These accounting principles and methods and their impact on operating results may further contribute to the market volatility of our common stock and redeemable warrants, if and when a market develops.

Our success depends on the financial performance of produced movies, which is difficult to predict, and the failure to recover from exhibition revenue the production and other invested costs of the movie may result in substantial losses from operations.

        Operating in the motion picture industry involves a substantial degree of risk. Each motion picture is an individual artistic work, and favorable audience reactions primarily determine commercial success, the accurate predictability of which is difficult and sometimes impossible. Generally, the popularity of our motion pictures will depend on many factors, including the critical acclaim they receive, if any, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures will also depend upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change.

        In addition, because a motion picture's performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance, poor box office results may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We provide no assurances that our motion pictures will obtain favorable reviews or ratings, that our motion pictures will perform well at the box office or in ancillary markets or that broadcasters will license the rights to broadcast any of our motion pictures. The failure of one of our movies to generate sufficient revenue to recoup our production and other invested costs will result in an operating loss that may be substantial. If the loss were to be substantial, we may be required to curtail or suspend our movie production activities for lack of financial resources which could ultimately result in the holders of our common stock and redeemable suffering a loss of investment in our common stock and redeemable warrants.

The failure of a distributor to promote our produced movie may adversely affect our share of exhibition revenues and the financial performance of the movie.

        Licensed distributors' decisions regarding the timing of release and promotional support of our motion pictures and, if applicable, related products are important in determining the success of these pictures and products. As with most companies not engaging in licensed distribution, we do not control the timing and manner in which our licensed distributors distribute our motion pictures.

        Any decision by those distributors not to distribute or promote one of our motion pictures or to promote competitors' motion pictures to a greater extent than they promote ours may result in a substantial loss of revenue potential that would adversely affect our ability to recoup our capital investment in the movie and further result in a substantial loss. If this loss were to be substantial, we would be required to curtail or suspend our movie production activities that ultimately may result in loss of investment in our common stock and redeemable warrants.

We will depend on the distributors of any motion picture we produce to account for and accurately report our share of exhibition revenue, and in the event of audit, our cost to audit and verify our revenue share may be substantial and may exceed the amount of the revenue understatement, if any.

        While we expect to have certain audit rights to verify exhibition revenues received by our North American distributors,

  •
  distributors are often in a position to account for revenues in a manner that understates or fails accurately to account for revenues or

  •
  distributors may fail to maintain appropriate accounting records making it difficult to determine accurately our actual share of revenues upon audit.

        Although we do not have any experience related to auditing distributors' revenue accounting, we anticipate that the costs associated with this type of audit may be substantial and may vary significantly from distributor-to-distributor and even picture-to-picture. Therefore, there is no assurance that, in all cases, we will be able to obtain an accurate accounting of our exhibition revenues or that accounting audits of revenue will result in increases in the revenue that justify the associated audit costs. Our failure to receive our share of exhibit revenues or incurring substantial costs to determine accurately our revenue share may adversely affect the financial success of the motion picture and recovery of our invested costs in the motion picture.

The creative talent utilized in the making of movies are members of various organized unions, thus our movie production activities and the success of these activities could be adversely affected by strikes or other union job actions, resulting in increased movie costs and delays, adversely affecting the financial performance of the movie and our ability to recover invested costs from movie revenue.

        The motion pictures to be produced by us generally will utilize actors and directors (and possibly writers) who are members of the Screen Actors Guild and Directors Guild of America (and Writers Guild of America), respectively, pursuant to industry-wide collective bargaining agreements. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, and the Teamsters. A strike by one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities.

        A union related halt or delay, depending on the length of time, could cause a delay or interruption in our release of a movie into distribution. Any delay in the distribution of our movie will also delay receipt of any revenue from the movie. If this delay continues for an extended period, and we do not have other available funds to commence development and production of our next movie project, we may be required to suspend production operations until receipt of movie revenues commences. During any period our production operations are suspended or curtailed, we will continue to have administrative expenses that deplete capital resources that otherwise may be available for movie development and production.

Our competitors have competitive advantages that we do not have, including substantially greater financial and human resources and established distribution networks, and these competitive advantages may adversely affect our ability to achieve the anticipated financial performance of our movies.

        We are in the development stage and, accordingly, our competitors are larger and more diversified, including the independent producers and major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and many independent producers have substantially more resources with which to compete for ideas, storylines and scripts created by third parties, as well as for actors, directors and other personnel required for production. The resources of the major studios and many independent producers may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring.

        Because we have not previously released a movie into distribution, have not received any revenue from our motion picture projects and have very limited capital resources, we are at a competitive disadvantage within the movie industry. This competitive disadvantage may adversely affect the financial performance of our movies.

At times there may exist an oversupply of motion pictures in the market, resulting in greater competition for the viewing audience that may reduce exhibition revenues and consequently adversely affect the commercial success of our movie.

        The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts in the event of a theatrical release and adversely affect distribution in the ancilary market, and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we do not plan to release our films during peak release times, which may also reduce our potential revenues for a particular release.

        Moreover, we cannot guarantee that we can release all of our films initially as scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio or other competitor may force us to alter the release date of a film because we cannot always compete with a competitor's larger promotion campaign. Any such change could adversely impact a film's financial performance. In addition, if we cannot change our schedule following a change by a major studio or other competitor because we are too close to the release date, our competitor's release utilizing the typically larger promotion and advertising budget may adversely impact the financial performance of our movie.

There are emerging technological advances in the entertainment industry, particularly in the home entertainment market, which if not successfully exploited, may adversely affect our ability to generate movie revenues in the ancillary market.

        The entertainment industry in general and the motion picture industry in particular continue to undergo significant technological developments, including video-on-demand. This rapid growth of technology combined with shifting consumer tastes could change how consumers view our motion pictures. For example, an increase in video-on-demand could decrease home video rentals. Other entertainment distribution companies will have larger budgets to exploit these growing trends. Because we are in the early stages of development and our commercial success is impossible to predict, we cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies. If these emerging technologies reduce theater attendance and box office receipts in the event of a theatrical release or there is a substantial reduction in the ancillary market through video-on-demand and we cannot successfully exploit these emerging technologies, the revenue streams of our movies will decrease, especially in the ancillary market (home video and television), which will adversely affect the financial performance of our movies and may result in a loss.

Our movie production activities are substantially dependent upon Gray Frederickson and John Simonelli, our executive officers, and their unavailability would have a material adverse effect on our ability to produce movies and obtain distribution arrangements.

        Our success depends to a significant degree upon the efforts, contributions and abilities of our management. Although we have employment agreements with Gray Frederickson and John Simonelli, there is no assure that the services of Messrs. Frederickson and Simonelli and our other key personnel will continue to be available to us. We do not maintain any insurance covering the death or disability of Messrs. Frederickson and Simonelli. The loss of services of Messrs. Frederickson and Simonelli and other key employees could have a material adverse effect on our ability to continue our motion picture production activities.

        In the production phase of our motion pictures we will utilize highly skilled creative and production personnel on a contract basis, including cinematographers, editors, costume designers, set designers, sound and lighting technicians, and actors. We expect to hire qualified personnel to provide these services; however, we may be unable to retain the desired quality of production personnel on acceptable terms, on a timely basis, or otherwise. This may result in delayed production or reduce the quality of the motion picture that may consequently impair the revenue potential of the movie. Further, the personnel hired may be members of unions and guilds that may restrict our ability to terminate unsatisfactory or non-performing personnel under existing union or guild contracts and regulations. This could result in delay of production and release of our motion pictures and significantly increase our production costs, any of which could adversely affect the financial performance of any movie we produce.

Each of our movies will be subject to rating restrictions and censorship that may result in ratings that adversely affect distribution and decrease the revenue potential of the movie.

        Any distribution arrangements we obtain prior to completion of the subject movie may be based upon the movie having a particular rating classification from the Motion Picture Association of America (or MPAA). With these arrangements in place, we will attempt to produce the movie in a manner that will ultimately obtain the expected rating. However, it is difficult to predict the rating classification that the MPAA will ultimately assign to the movie. If the expected rating were not obtained, distribution support (including marketing and advertising) may be reduced, resulting in fewer distribution venues and smaller viewing audience. Further, censors in foreign jurisdictions may find elements of a movie objectionable.

        At additional and unbudgeted costs, we may be required to revise the movie to obtain the desired rating classification or to remove the objectionable elements of the movie. Even following revision of the movie, the release in certain jurisdictions may be denied. These events may result in release and distribution delays and adversely affect to commercial success of the movie.

We may not be able to obtain additional funding to meet our financial requirements, particularly those associated with our movie production activities and completion of a movie, which could result in our failure to complete a movie and loss of our invested costs in the movie.

        Our ability to grow through production and distribution of motion pictures and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, we may be required to curtail or suspend our movie production activities. This curtailment or suspension may ultimately result in the loss of investment in our common stock and redeemable warrants.

We may enter into production cost and revenue sharing arrangements, the negotiation of which may require significant costs and diversion of our time and resources, that do not achieve the anticipated benefits.

        We expect to enter into various production cost and revenue sharing arrangements, including joint ventures and partnerships, intended to complement or expand our business. We may not realize the benefits we anticipated when we entered into these arrangements. In addition, the negotiation of potential arrangements could require us to incur significant costs and cause diversion of management's time and resources. The costs of obtaining these sharing arrangements will increase our invested cost in a movie without providing a correlating increase in the movies revenues; thus, adversely affecting the financial performance of the movie.

Our ability to sell the international distribution rights in our produced movies may be adversely affected by international developments, which may result in reduction of movie revenues and adversely affect the financial performance of the movies.

        We expect to enter into distribution arrangement with independent distributors for distribution each motion picture we produce outside the United States and Canada. Our ability to obtain these international distribution arrangements will be subject to certain risks inherent in the international movie and entertainment market, many of which are beyond our control. These risks include:

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  changes in local regulatory requirements, including restrictions on content;

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  changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and withholding taxes);

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  differing degrees of protection for intellectual property;

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  instability of foreign economies and governments;

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  cultural barriers;

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  wars and acts of terrorism; and

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  the spread of severe acute respiratory syndrome, or SARS.

Any of these factors could have a material adverse effect on our ability to sell the international distribution rights of any motion picture, which may adverse affect the financial performance of the movie.

Our ability to compete depends in part on protecting and defending against intellectual property claims and infringements, the cost of this protection may be substantial and material, which may not achieve the expected protection benefits, and increase our invested costs in our movie possibly without achieving increased movie revenue.

        As of the date of this prospectus, the only intellectual property rights we have relate to our production of the movie Cloud 9 and The Hunt; however, we expect to develop and acquire additional intellectual property rights in each motion picture we produce. Once acquired, we may not have the financial resources to protect our intellectual property rights to the same extent as major studios and other competitors. We will attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable distribution companies and media for limited durations. Despite the precautions we will undertake, existing copyright and trademark laws afford only limited practical protection in certain countries. Our movies may also be distributed in countries that do not have copyright and trademark law protection. As a result, it may be possible for unauthorized third parties to copy and distribute our movies or use certain portions or applications of our movies.

        Litigation may also be necessary in the future to enforce our acquired or developed intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and the diversion of resources. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims. In the event we are successful in protecting our intellectual property rights, the costs of this protection may not be recovered from the revenues of the particular movie and may adversely affect the financial performance of the movie.

Piracy of any movie we produce may reduce the movie revenues and adversely affect our ability to recover the costs invested in the movie.

        Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern European bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies including the internet and online services, piracy could become more prevalent, including in the U.S., because digital formats are easier to copy and download, much like the musical recordings. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download pirated motion pictures rather than pay for motion pictures. Piracy of any movie we produce may adversely impact the gross receipts received from the exploitation of these movies, domestically and internationally, which could have a material adverse effect on the financial performance of the movie.

The $2.00 or $3.50 exercise or purchase price of our common stock shares offered pursuant to the Primary Offering substantially exceeds the $0.30 book value of our common stock shares at March 31, 2005 and, consequently, the purchasers of the common stock shares will suffer an immediate and substantial dilution in the book value of their purchased common stock shares.

        Based on our net tangible book value at March 31, 2005 of $(.01) per common stock share, the purchasers of our common stock shares pursuant to the Primary Offering and exercise of the redeemable warrants will suffer an immediate and substantial dilution of their investment in our common stock. Assuming exercise of the redeemable warrants in full at $2.00 per share, the purchasers will suffer dilution of $1.48 per share or 74% of the exercise or purchase offering price of our common stock. Assuming alternatively exercise of the redeemable warrants in full at the increased $3.50 per share exercise or purchase price, the purchasers will suffer dilution of $2.58 per share or 74% of the exercise or purchase offering price of our common stock.

        Furthermore, we have outstanding stock options exercisable for the purchase of 100,000 shares of our common stock for $1.25 each and placement agent warrants exercisable for the purchase of 443,250 common stock shares at $1.10 each. The stock options are currently exercisable and will expire on December 31, 2008 and the redeemable warrants are currently exercisable and will expire on October 30, 2008. See "Description of Securities—Outstanding Stock Options" and "—Placement

Agent Warrants." There is no assurance that the stock options and placement agent warrants will be exercised; however, because the exercise price of each is substantially less than the $2.00 or $3.50 exercise or purchase price of the common stock shares under the redeemable warrants, it could be assumed that the stock options and placement agent warrants would be exercised before the redeemable warrants. Assuming exercise of the stock options and redeemable warrants and

  •
  exercise of the redeemable warrants in full at $2.00 per share, the purchasers will suffer dilution of $1.46 per share or 73% of the exercise or purchase offering price of our common stock or

  •
  exercise of the redeemable warrants in full at the increased $3.50 per share exercise or purchase price, the purchasers will suffer dilution of $2.58 per share or 74% of the exercise or purchase offering price of our common stock.

The public market price and value of our common stock fluctuate widely.

        Our common stock shares are traded on the NASD OTC Bulletin Board at very low trading volumes. The market price of our common stock is subject to significant fluctuations in response to, and may be adversely affected by

  •
  variations in quarterly operating results,

  •
  changes in earnings estimates by analysts,

  •
  developments in the motion picture industry generally and more particularly the low-budget motion picture industry,

  •
  timing of motion picture releases by us as well as our competitors, and

  •
  general stock market conditions.

Our common stock is traded on the over-the-counter market at a low trading volume that increases the volatility of the market price and value of the common stock.

        Our common stock is traded in the over-the-counter market. The over-the-counter market is volatile and characterized as follows:

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  the over-the-counter securities are subject to substantial and sudden price increases and decreases,

  •
  at times the price (bid and ask) information for the securities may not be available,

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  if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

  •
  the available offered price may be substantially below the quoted bid price.

Our common stock is subject to "penny stock" rules that impose additional duties and responsibilities on broker-dealers and salespersons making purchase recommendations and require purchasers to met certain qualifications, all of which materially limit or restrict the ability to resale the common stock and redeemable warrants in terms of resale prices and the ability to sell on a timely basis.

        Our common stock is subject to the "penny stock" rules. The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase of a penny stock. Required compliance with these rules will materially limit or restrict

  •
  the ability to resell our common stock, and

  •
  the liquidity typically associated with other publicly traded stocks may not exist.

We may issue additional common stock and preferred stock at prices and on terms determined by our board of directors, without shareholder consent or approval, that upon issuance may result in substantial dilution of our shareholders interests as well as the market price and value of our common stock and redeemable warrants.

        We have 10,000,000 shares of preferred stock and approximately 78,000,000 shares of our common stock available for issuance. We have the right to offer these shares at offering prices to be determined in sole discretion of our board of directors. The sale of these shares may result in substantial dilution to our shareholders. Also the preferred stock may have rights superior to those of our common stock. These stock issuances may adversely affect the market price or value of our common stock as well as our redeemable warrants.

USE OF PROCEEDS

        Because we will have already receive from the selling security holders listed under "Selling Security Holders" commencing on page 71 (the "Selling Security Holders") the proceeds from sale of the common stock shares and redeemable warrants that the Selling Securities Holders are offering for resale pursuant to this prospectus, we will not receive any proceeds from their resale of the common stock shares and redeemable warrants pursuant to the Resale Offering.

Exercise of Redeemable Warrants Following Their Resale by Selling Security Holders

        We will receive the proceeds from exercise of the redeemable warrants, both before and after resale of the redeemable warrants by the Selling Security Holders. The owners of the redeemable warrants, including the Selling Security Holders before their resale of the redeemable warrants, are not under any obligation to exercise their rights to purchase the common stock shares pursuant to exercise of the redeemable warrants. Thus, there is no assurance that we will sell any of the common stock shares pursuant to warrant exercises and, accordingly, receive any sale proceeds.

        For purposes of the following discussion, it is assumed that the estimated $40,000 registration costs of the securities covered by this prospectus are allocated to the common stock shares for which the redeemable warrant are exercisable. If the redeemable warrants were to exercised in full at $2.00 per common stock share, we would receive proceeds of $5,910,000.

        After our common stock has been quoted on the NASD OTC Bulletin Board for 18 consecutive months, the purchase price of the common stock pursuant to exercise of the redeemable warrants will increase to $3.50 per share. If the redeemable warrants were fully to be exercised at the $3.50 per share purchase price, we would receive proceeds of $10,342,500. There is no assurance that

  •
  our common stock will become tradable on the NASD OTC Bulletin Board on for 18 consecutive months and, the purchase price of the common stock will accordingly increase to $3.50 per common stock share or

  •
  the redeemable warrants will be exercised following the increase in the purchase price to $3.50 per common stock share.

        Based upon the production budget of Cloud 9, our initial movie, if the redeemable warrants were exercised in full for the purchase of 2,955,000 common stock shares at $2.00 per share, we estimate that the proceeds will be used for the acquisition, development and production of movies and working capital (including payment of estimated registration costs of $40,000) as follows:

	Percent	Amount
Movie acquisition, development and production costs:
Screenplay rights	1.8%	$109,273
Producers unit	3.3%	197,224
Direction	3.9%	232,137
Cast	17.1%	1,012,770
Travel and living costs	.0%	2,199
Fringe benefits and payroll taxes	2.0%	115,336
Production staff	6.3%	373,126
Extra talent	2.2%	127,263
Set design	1.2%	72,826
Set operations	2.4%	138,989
Set dressing	3.5%	208,551
Property	1.3%	79,156
Men's wardrobe	.8%	78,506
Women's wardrobe	2.3%	136,457
Makeup and hair	1.1%	62,765
Lighting	2.4%	142,854
Camera	5.2%	308,095
Production sound	1.3%	73,959
Transportation	5.2%	309,614
Location	3.8%	223,276
Tape and transfers	2.7%	157,912
Production period—fringe benefits	3.8%	225,754
Film editing	5.1%	298,501
Music	1.8%	106,607
Post-production sound	1.6%	93,281
Main end and titles	.0%	2,665
Post-production—fringe benefits	.3%	14,818
Publicity	.1%	5,330
Insurance	.9%	53,304
General expense	.5%	26,652
Contingencies	6.1%	329,800

Total movie costs	90%	5,319,000

Working capital	10.0%	591,000

Total	100.0%	$5,910,000

        If the redeemable warrants were exercised in full at $3.50 per common stock shares, we estimate that the proceeds will be used for the acquisition, development and production of movies and working capital (including payment of estimated registration costs of $40,000) as follows:

	Percent	Amount
Movie acquisition, development and production costs:
Screenplay rights	1.8%	$191,227
Producers unit	3.3%	345,141
Direction	3.9%	406,241
Cast	17.1%	1,772,347
Travel and living costs	.0%	3,848
Fringe benefits and payroll taxes	2.0%	201,838
Production staff	6.3%	652,970
Extra talent	2.2%	222,709
Set design	1.2%	127,446
Set operations	2.4%	243,231
Set dressing	3.5%	364,964
Property	1.3%	138,523
Men's wardrobe	.8%	84,868
Women's wardrobe	2.3%	238,800
Makeup and hair	1.1%	109,839
Lighting	2.4%	249,994
Camera	5.2%	539,167
Production sound	1.3%	129,428
Transportation	5.2%	541,825
Location	3.8%	390,733
Tape and transfers	2.7%	276,346
Production period—fringe benefits	3.8%	395,070
Film editing	5.1%	522,376
Music	1.8%	186,563
Post-production sound	1.6%	163,260
Main end and titles	.0%	4,664
Post-production—fringe benefits	.3%	25,932
Publicity	.1%	9,328
Insurance	.9%	93,281
General expense	.5%	46,641
Contingencies	6.1%	629,650

Total movie costs	90%	9,308,250

Working capital	10.0%	1,034,250

Total	100.0%	$10,342,500

        As indicated above, we anticipate that 90% of the proceeds will be used for the production of motion pictures and 10% of the proceeds will be used for working capital, regardless of the number of common stock shares sold pursuant to exercise of the redeemable warrants. With respect to use for the production of motion pictures, we will not undertake the acquisition and production of a motion picture unless we have sufficient funds to complete production of the motion picture. Accordingly, we believe we will maintain the ratio of 90% for movie production costs and 10% for working capital regardless of the number of commons stock shares sold pursuant to exercise of the redeemable warrants. However, the various classifications of movie production costs, as listed above, may vary from movie-to-movie, as well as the percentage that each classification of movie production cost constitutes of the total costs of producing the movie. The variation in these amounts and percentages are not determinable as of the date of this prospectus. There is no assurance that the redeemable warrants will be exercised or, if exercised, the timing of exercise.

        We believe that our current cash and cash equivalents will be sufficient to fund our budgeted capital and operating requirements for the next 12 months, without receipt of any proceeds from exercise of the redeemable warrants. See "Management's Plan of Operation." The net proceeds, if any, received from exercise of the redeemable warrants will be invested in federally insured or guaranteed securities pending use.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Market Price of Common Stock.    Our common stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board under the symbol GRMK. Prior to February 5, 2005, a market did not exist our common stock and its was not quoted or listed on the over-the-counter market or on any exchange. The following table sets forth, for the period presented, the high and low closing bid quotations in the over-the-counter market as quoted on the NASD OTC Bulletin Board. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.

	Common Stock Closing Bid Prices
	High	Low
2005:
First Quarter Ended March 31	$2.55	$1.10

        On June 9, 2005, the closing bid and asked prices, as quoted by the NASD OTC Bulletin Board, of our common stock were $.75 and $1.05, respectively. As of the date of this prospectus, there were approximately 118 holders of our common stock.

        Our common stock is subject to the "penny stock" rules. A "penny stock" is generally a stock that

  •
  is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

  •
  the high bid price for the common stock is less than $5.00, and less than two market makers are currently displaying bid and ask quotations at specified prices, or

  •
  is issued by a company with net tangible assets of less than $5 million (or after having been in existence for more than three years, less than $2 million) or

  •
  has average revenues during the previous three years of less than $6 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase a penny stock or the sale of a penny stock. Required compliance with these rules will materially limit or restrict

  •
  the ability to resell our common stock, and

  •
  the liquidity typically associated with other publicly traded stocks may not exist.

        Dividend Policy.    We do not intend to pay and you should not expect to receive cash dividends on our common stock. Our dividend policy is to retain earnings to support the expansion of our operations. If we were to change this policy, any future cash dividends will depend on factors deemed relevant by our board of directors. These factors will generally include future earnings, capital requirements and our financial condition. Furthermore, in the event we issue preferred stock shares, although unanticipated, no dividends may be paid on our outstanding common stock shares until all dividends then due on our outstanding preferred stock will have been paid.

        Equity Compensation Plans.    The following table sets forth as of March 31, 2005, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 2003 Stock Option Plan and 2003 Non-Employee Stock Option Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2003 Stock Option Plan	60,000	$1.10	240,000
2003 Non-Employee Stock Option Plan	100,000	$1.10	200,000
Equity compensation plans not approved by security holders:
Warrants issued to ViewTrade Financial and its assigns	443,250	$1.10	—
Warrants issued to E. Peter Hoffman, Jr.	100,000	$1.25	—

Total	703,250	$1.12	440,000

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005. The following table should be read in conjunction with the unaudited consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

As of March 31, 2005
Liabilities:
Film obligations	$500,000
Stockholders' equity:
Preferred Stock, $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—
Common Stock, $0.0001 par value, 90,000,000 shares authorized; 8,258,425 shares issued and outstanding	826
Additional paid-in capital	3,837,689
Accumulated deficit during development stage	(1,334,131)

Total stockholders' equity	2,504,384

Total capitalization	$3,004,384

MANAGEMENT'S PLAN OF OPERATION

        We are a development stage company. We operated historically as a limited liability company, GrayMark Productions, L.L.C. that was formed in August 2001. Since commencement of our operations in August 2001, we generated our initial revenue from operations ($13,391) during 2003 and did not have revenues from operations during 2002 and the nine months ended September 30, 2004. This initial revenue was primarily attributable to consulting services, a non-reoccurring revenue source. Effective August 18, 2003, pursuant to an exchange agreement, the owners of the member interests in GrayMark Productions, L.L.C. exchanged their respective member interests in GrayMark Productions, L.L.C. for 4,870,000 shares of our common stock. As a result of this exchange, GrayMark Productions, L.L.C. became a wholly-owned subsidiary of GrayMark Productions, Inc. and the plan of operation of GrayMark Productions, L.L.C. became that of GrayMark Productions, Inc.

        During 2002 and 2001, we paid Mark A. Stansberry and Harry G. "Gray" Frederickson, Jr. consulting and management fees totaling $38,650 and $105,471, respectively, and during 2001 we paid Mr. Frederickson consulting and management fees totaling $20,999. Messrs. Stansberry and Frederickson were members and served as managers of our wholly-owned subsidiary, GrayMark Productions, L.L.C. until August 18, 2003. See "Certain Transactions."

        Michael E. Dunn became one of our shareholders in August 2003 as a result of the exchange of his ownership interest in GrayMark Productions, L.L.C. for 20,000 of our common stock shares. Mr. Dunn is a member of the law firm of Dunn Swan & Cunningham, the firm that serves as our legal counsel. Dunn Swan & Cunningham was paid $29,305 during 2003 and $37,932 during 2004 and Mr. Dunn was issued 25,000 shares of our common stock for legal services performed and expenses advanced on our behalf. See "Certain Transactions." In the future, Dunn Swan & Cunningham may perform additional legal services on our behalf on an as-needed basis at hourly rates (currently $150 to $225 per hour) based on the type of legal services provided.

        The following discussion covers our plan of operations for the next 12 months. As with any plan, there is no assurance that our operations as described will go as planned or that we will be successful in achieving the anticipated results.

Liquidity and Capital Resources

        In April 2004, we completed our private placement offering of our common stock shares and redeemable warrants in units of one common stock share and one redeemable warrant. During 2003 and 2004, we received net proceeds of $2,535,224 from this private placement offering. Based upon our cash and cash equivalents at March 31, 2005 (that totaled $557,732) and the anticipated revenue from our motion picture projects, Cloud 9 and The Hunt, we anticipate that our cash requirements will be met for at least the next 12 months.

        At March 31, 2005, we had working capital of $418,616. Operating activities for the three months ended March 31, 2005, used net cash of $320,201. We used cash as the result of a net loss of $92,155, which was reduced by depreciation and amortization of $1,216, a decrease in film deposits of $37,201 and an increase in accrued liabilities of $71,386. Additional operating uses of cash included the costs we incurred in the production of our motion picture projects, Cloud 9 and The Hunt, totaling $337,849. During the first three months of 2004, our operating activities used net cash of $433,515 as the result of a net loss of $125,450 that was offset by depreciation of $1,217 and a decrease in accrued liabilities of $35,404. Additional operating uses of cash during the three months ended March 31, 2004, included the costs we incurred in the production of our motion picture project, Cloud 9, totaling $344,686.

  Financial Commitments

        FilmCapital, Inc. Agreement.    In March 2002, Messrs. Frederickson and Stansberry, members of GrayMark Productions, L.L.C., entered into an agreement to pay FilmCapital, Inc. $50,000 for services performed. This liability is only payable in the event GrayMark Productions, L.L.C. or its affiliates obtain funding for film projects from outside investors. Messrs. Frederickson and Stansberry have each represented that their intent was not to cause GrayMark Productions, L.L.C. to be liable for this obligation and each has agreed to indemnify us for any liability that may arise out of this agreement. In December 2003, we recorded a consulting expense and liability of $50,000 related to the agreement with FilmCapital. At the time that we pay this recorded liability, Messrs. Frederickson and Stansberry will be required immediately to reimburse us for the payment.

        Registration Obligations.    We agreed, at our expense, to register the common stock shares and redeemable warrants offered for sale pursuant to our private placement of 2,995,000 common stock shares and redeemable warrants exercisable for the purchase of 2,995,000 common stock shares under the 1933 Act and to maintain effectiveness of the registration for a seven-year period ending on April 14, 2010. Registration of the common stock shares and redeemable warrants became effective July 13, 2004.

        Furthermore, we also similarly agreed to register (and maintain effective of the registration under the 1933 Act for the seven-year period) the 443,250 common stock shares underlying the placement agent warrants sold to the underwriter of our private placement offering, Viewtrade Financial, and 383,425 common stock shares issued pursuant to the one-year Financial Advisor Agreement to Viewtrade Financial. In accordance with this obligation, we initially included these common stock shares in the registration statement that registered the private placement common stock shares and redeemable warrants; however, on February 27, 2004, Viewtrade Financial, on its own behalf as well as the other holders of the placement agent warrants and the recipients and holders of the common stock shares assigned to affiliates of Viewtrade Financial, elected to remove those shares from the registration statement. These common stock shares are currently subject to a one-year agreement that does not permit sale or transfer except under very limited circumstances. Although we have been informed by our legal counsel that the common stock shares other than those underlying the placement agent warrant may be sold without further restriction pursuant to Rule 144 as promulgated by the Securities and Exchange Commission, we intend to file a registration statement in accordance with this registration obligation during our 2005 second quarter.

        Office Space Arrangement.    Our corporate headquarters and offices are located at 101 North Robinson, Suite 920, Oklahoma City, Oklahoma. These office facilities consist approximately of 1,500 square feet and are occupied under an unwritten month-to-month lease arrangement, requiring monthly rental payments of $500. The costs of building-out and improving our offices was approximately $15,000 which we paid rather than Corporate Tower, LLC, our landlord. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Corporate Tower, LLC. Mr. Oliver on behalf of Corporate Tower, LLC has orally indicated that as of the date of this report there is no intent to terminate our occupancy of the office facilities. Under Oklahoma law, termination of our month-to-month lease arrangement requires at least 30 days prior written notice. In the event of this termination, we believe there is adequate office space and facilities available in the Oklahoma City area. In the event we are required to move from our current office facilities, the terms of occupancy, including the increased rental payments, will be substantially different than those under which our office space is currently occupied and the annual rental rate will probably be from $8 to $12 per square foot ($12,000 to $18,000 per year based upon 1,500 square feet of office facilities).

  12-Month Overhead Budget

        Our budgeted overhead expenses for the next 12 months are as follows:

Expenditure	Monthly	12 Months
Administrative expenditures:
Executive officer compensation	$18,333	$220,000
Administrative salaries	1,517	18,200
Payroll taxes	2,527	30,330
Film marketing	2,000	24,000
Telephone	700	8,400
Rent	500	6,000
Legal	2,917	35,000
Accounting	2,917	35,000
Public relations	417	5,000
Travel	4,167	50,000
Health insurance	1,020	12,240
Automobile	500	6,000
Miscellaneous	485	5,820

Total Administrative Expenditures	$38,000	$455,990

  Additional Financial Commitments

        Other than our commitments discussed above, we do not have any capital commitments. Although we do not have any commitments, we may enter into long-term lending arrangements during the next 12 months to provide additional working capital and fund additional movie project we desire to undertake. In addition, we may receive additional funds from the exercise of outstanding warrants and stock options, the exercise of which is generally not within our control.

        If our production activities are successful (of which there is no assurance) or movie production budgets increase, we may be required to increase overhead by hiring additional employees and increase our office facilities. We anticipate that during the next 12 months we will not be required to increase the number of our employees or increase our office facilities.

        We believe that our operations as a result of our motion picture projects, Cloud 9 and The Hunt, will achieve profitability. We provide no assurance that

  •
  we will be successful in implementing our business plan or

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  unanticipated expenses or problems or technical difficulties will not occur which would result in significant delays.

Any one of these will adversely affect our ability to become profitable or to maintain profitability.

Net Proceeds from Exercise of Redeemable Warrants and Stock Options

        The common stock shares listed below and offered for resale by the Selling Security Holders, if resold by the Selling Security Holders, will have been acquired from us:

  •
  2,955,000 common stock shares pursuant to exercise of the redeemable warrants held by the respective Selling Security Holders (on or before October 30, 2008) for $2.00 or $3.50 per common stock share and resulting in net proceeds to us of $5,910,000 to $10,342,500 (see "Use of Proceeds"); and

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  100,000 common stock shares pursuant to exercise of stock options (on or before December 31, 2008) for $1.25 per common stock share and resulting in net proceeds to us of $125,000.

The Selling Security Holders are not under any obligation to exercise their respective rights to purchase our common stock shares pursuant to the redeemable warrants and stock options. Thus, there is no assurance that we will sell any of our common stock shares pursuant to warrant or option exercises and, accordingly, receive any sale proceeds.

Movie Development and Production

        The movie industry generally consists of two principal activities, production and distribution. Production encompasses the development, financing and creation of feature-length movies. Distribution entails the promotion and marketing of movies in the various media markets, including theatrical, home video and television presentation.

        We anticipate primarily producing English language motion pictures intended for release in the domestic theatrical market and ancillary market (home video and television, including pay-per-view, cable, satellite and network broadcast), that have production budgets of $250,000 to $3,000,000 ("low-budget motion pictures," "low budget movies" or "low-budget films").

        The development and production costs of a low-budget film and each cost category varies from movie-to-movie and this variation may be substantial. Each movie is unique and the storyline, special effects, production locations, creative personnel involved, etc. affect the budget amount of each cost category. Accordingly, we believe the cost categories are somewhat indeterminable until the particular movie is identified and developed. However, the following table presents a general estimate of the budget cost categories of movies we intend to acquire and produce with budgets of $250,000 to $3,000,000:

	$250,000 Budget	$3,000,000 Budget
Screenplay rights	$5,136	$61,634
Producers unit	9,270	111,237
Direction	10,911	130,929
Cast	47,602	571,218
Travel and living costs	103	1,240
Fringe benefits and payroll taxes	5,421	65,051
Production staff	17,537	210,449
Extra talent	5,982	71,778
Set design	3,423	41,075
Set operations	6,533	78,392
Set dressing	9,802	117,626
Property	3,720	44,645
Wardrobe	8,694	104,322
Makeup and hair	2,950	35,400
Lighting	6,714	80,572
Camera	14,481	173,771
Production sound	3,476	41,714
Transportation	14,552	174,627
Location	10,494	125,931
Tape and transfers	7,422	89,065
Production period—fringe benefits	10,611	127,329
Film editing	14,030	168,359
Music	5,011	60,128
Post-production sound	4,384	52,612
Main end and titles	125	1,503
Post-production—fringe benefits	696	8,358
Publicity	251	3,006
Insurance	2,505	30,064
General expense	1,253	15,032
Contingencies	16,911	202,933

Total budget costs	$250,000	$3,000,000

        Rather than retain and employ personnel to develop screenplays and perform other movie development activities, we intend to acquire movies for production that are in the development phase, generally to the point that the initial screenplay has been written, and that are low-budget films. In the pre-production and production phases of a motion picture, we intend to hire skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound and lighting technicians and actors on an as needed basis.

        We expect to enter into various production cost and revenue sharing arrangements, including joint ventures, partnerships and limited liability companies, on a movie-by-movie basis. We have entered into a sharing arrangement and formed a limited liability company for the production of Cloud 9, as discussed below. These sharing arrangements are intended to complement or expand our business to permit the production of a greater number of movies, while sharing the financial risks of the movie with others. We may not realize the financial benefits we anticipated when we entered into these arrangements. In addition, the negotiation of these arrangements, whether successful or not, could require us to incur significant costs and cause diversion of management's time and resources. Accordingly, the costs of obtaining these sharing arrangements will increase our invested cost in a movie without providing a correlating increase in the movies revenues; thus, adversely affecting the financial performance of the movie.

        Following our production of the movie, we intend to arrange for distribution through third-parties into the domestic and international ancillary markets (home video or pay and free television). However, we may distribute our movies into the theatrical markets if the opportunity were to develop. The distribution market will depend upon our ability to obtain favorable distribution arrangements within the particular market.

        A substantial amount of time may elapse between our expenditure of funds and the receipt of revenue from a motion picture. Accordingly, we will not undertake the production of any additional movies unless we have sufficient funds with which to complete production.

        Following our production of the movie, we intend to arrange for distribution through third-parties primarily into the domestic (United States and Canada) and international the ancillary market (home video or pay and free television). Depending upon our ability to obtain favorable distribution arrangements, which depends in many cases upon the distributor's assessment of the movie's revenue potential, a particular movie may be distributed in the domestic and international theatrical markets as well as the ancillary markets. A substantial amount of time may elapse between our expenditure of funds and the receipt of revenue from the motion picture.

        Our produced movies will be distributed domestically pursuant to licensing arrangements with unrelated third-parties that are independently engaged in the promotion and distribution of movies. Our foreign market distribution arrangements will be pursuant to sale of the distribution rights to an unrelated third-party international distributor for either a single up-front payment (in U.S. currency) without any retained participation in international source revenues or for the right to receive a percentage of gross receipts received by the distributor. As of the date of this report, we have not entered into any distribution arrangements.

        Our ability to obtain international market distribution, whether in the ancillary market or the theatrical market, will be subject to:

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  changes in local regulatory requirements, including restrictions on content,

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  changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and withholding taxes),

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  differing degrees of protection for intellectual property,

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  instability of foreign economies and governments,

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  cultural barriers,

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  wars and acts of terrorism, and

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  the spread of severe acute respiratory syndrome, or SARS.

Any of these factors could have a material adverse effect on our ability to sell the international distribution rights of any motion picture.

        The financial success of each motion picture we produce will depend primarily on domestic theatrical exhibition and distribution in the ancillary markets. As reported by the Motion Picture Association of America (MPAA), in 2003 the average theatrical costs of a MPAA company increased 8.6% that was attributable to the increase in production costs, studio overhead and capitalized interest. The increases in production costs, studio overhead and capitalized interest were at a faster rate than theater admissions (a decrease of 4% from 2002 the highest year for theater admissions) and ticket prices (an increase of 3.8%) in 2003. The production company receives a portion of the theatrical admission revenues or box office receipts of a movie, generally 30% to 40%, after the distributor recovers its costs of distribution. Consequently, as production costs increase box office receipts must increase as much as three times the amount of increase in production costs to keep pace. These rising production costs without commensurate increases in movie admissions and admission ticket prices adversely affect the financial performance of a movie and the ability to recover the invested costs in the movie as well as realize any profit. There is no assurance that this trend will reverse in the near term or continue for an extended period.

Recent Developments

        Distribution of Cloud 9.    In January 2004 we commenced pre-production of Cloud 9. The budgeted production and development costs of this movie project were $2 million. We completed the post-production of Cloud 9 in December 2004 for total development and production costs of $2.3 million. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. We are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined as of the date of the prospectus.

        As a result of the agreements with the director, casting company, actors and co-finance providers, our residual net profits interest in Cloud 9 will be 30.6%. This net profits interest is further reduced to 24.5% after giving effect to the 20% distribution fee to be received by Twentieth Century Fox Home Entertainment LLC pursuant to our under our distribution arrangements in the United States and Canada. Furthermore, our co-finance providers are entitled to receive the first $500,000 of proceeds we receive from the rights sales and distribution of Cloud 9. After giving effect to the recovery of the $500,000 contributions to the production costs of Cloud 9 under the co-financing agreements and then the recovery of our production costs and other invested costs and interest, our net profits interest in Cloud 9 will be 24.5% of home video sales in the United States and Canada. In conjunction with the production of Cloud 9, the producers formed Out of the Blue Productions, LLC (the "Production Company"). Our entitlement to distributions from the Production Company and the profits interest granted to Bert Reynolds provide for interest at a rate of 2% above the prime rate (limited to 5%) for purposes of determining recovery of the production and other costs of Cloud 9. The co-finance agreements provide for interest, but do not specify the applicable interest rate.

        Pre-Production and Filming of The Hunt.    During January 2005, we commenced the pre-production phase of our second motion picture project titled, The Hunt. We commenced and completed principal filming of this movie in March 2005. We anticipate that our total production costs for The Hunt will be approximately $300,000.

Investor Agreement

        Pursuant to the Investor Agreement with A&A Productions, LLC and Frozen Televison, Inc., dated November 20, 2003, we agreed to share the development and production costs and revenue of Cloud 9. The screenplay was developed and written by Brett Hudson, Burt Kearns and Albert S. Ruddy. The following is a summary of the material terms of the Investor Agreement:

        Exploitation Efforts.    A&A Productions, LLC and Frozen Television, Inc. (the "Producer") are to use their best efforts to arrange for third parties to distribute and/or exploit the Picture on such commercially reasonable terms as the Producer might be able to obtain subject to our rights.

        Premium Recoupment and Profit Participation.    For its financial contribution to the costs of making Cloud 9, we are is entitled to receive the following:

  •
  100% of revenue and proceeds received by Producer from the rights sales, distribution and/or any and all exploitation of the Picture until we recover our investment in Cloud 9 ("Premium Recoupment"), plus interest at the rate of prime plus 2% per annum from the date of the contribution until we are repaid the Premium Recoupment in full, and

  •
  50% of "net profits" received by Producer from the rights sales, distribution and/or any and all exploitation of the Picture ("Profit Participation"). "Net profits" is defined as the sum remaining after deduction of third-party distribution fees and expenses; cash deferments (paid out on a equal priority basis with us) to cast, equipment suppliers, rights holders or any other approved party.

In addition to our Profit Participation, the Producer is permitted to grant similar net profit participations to third parties without obtaining our consent. However, the Producer is not permitted to grant participations that may in any way adversely affect or reduce the Premium Recoupment and Profit Participation.

        Financial Contributions.    Pursuant to amendment of the Investor Agreement (dated January 5, 2004), we made $2.3 million in financial contributions to the production of Cloud 9.

        Ownership and Decision Controls.    We own 50% of the copyright to Cloud 9 and all underlying rights and materials. Producer exercised creative controls, subject to our exercise of the following approval rights (not to be unreasonably withheld):

  •
  any proposed increase in the production budget;

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  any re-allocation of budgetary line items in excess of $5,000;

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  all above-the-line agreements (agreements with creative personnel, producer unit, story rights, etc.);

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  locations of the production mutually with Producer;

  •
  shortening of the Picture run-time to less than 85 minutes or lengthening of the Picture to more than 100 minutes;

  •
  approve production legal counsel (Robert M. Angel, Esq. has been approved);

  •
  production accountant;

  •
  all distribution agreements;

  •
  unit production manager; and

  •
  rating of the Picture (pre-approved that the Picture will be rated PG-13 or PG, subject to review by the MPAA).

Gray Frederickson was our designated representative to exercise all approval rights and to view daily photography, production notes, script changes, and otherwise review any other aspects of the production during principal photography of Cloud 9.

        Sequel/Remake Options.    In the event Producer proposes to produce a remake, sequel, prequel or television project based upon the Picture ("subsequent production"), GrayMark Productions, Inc. has the right (for a 120-day period) to elect to provide financing for the subsequent product on the same terms and conditions as the Picture. Initially failing timely to elect to provide this financing, prior to Producer's acceptance of a third-party financing, GrayMark Productions will have 10 days in which to match the material financial terms of any bona fide written third-party financing offer received by Producer.

        Security Interest.    Producer granted us a security interest in Cloud 9 to secure Producer's obligations, representations, warranties and covenants under the Investor Agreement. We were appointed Producer's attorney-in-fact to execute and deliver any required security documents in the event Producer failed to do so if not executed and delivered within 30 days following our request.

        Indemnification.    We agreed to indemnify and hold harmless the Producer against claims, demands, causes of action, obligations, liability, loss, damage, cost and expenses (including reasonable outside attorneys' fees), incurred or sustained for any breach or alleged breach of the Investor Agreement. The Producer similarly agreed to indemnify and hold us harmless.

        Accounting and Producer Reports.    Producer agreed to maintain complete books and records with respect to the distribution and exploitation of the Picture and provide periodic accounting statements. Any accounting statement provided by Producer will be deemed conclusively true and correct and incontestable unless we deliver to Producer written objections within two years from the date the applicable accounting statement was received from Producer. We have the right to examine the books and records of Producer (and make copies thereof) to the extent they pertain to Cloud 9. With respect to any accounting period for which an accounting statement has been rendered by Producer, this examination shall be permitted only for a period of one year from the date the Accounting Statement was received by us.

A&A Productions, LLC

        A&A Productions, LLC ("A&A") is a limited liability company owned by Albert S. Ruddy and André E. Morgan. Mr. Ruddy is a writer and with Burt Kearns developed and wrote the screenplay for Cloud 9. Each of Messrs. Ruddy and Morgan have produced feature length motion pictures and television programing, acted and worked on film crews.

        Mr. Ruddy produced Million Dollar Baby (2004, Academy Award Nomination), Cloud 9 (2004, co-wrote the screenplay), Flatland (2002, television series, wrote the scripts), Mean Machine (2001, executive producer), Running Mates (2000, executive producer), Married to a Stranger (1997, executive producer), Heaven's Prisoners (1996), The Scout (1994), Walker, Texas Ranger, (1993, television series, produced and wrote the script), The Godfather Trilogy: 1901-1980 (1992), Miracle in the Wilderness (1992, executive producer), Ladybugs (1992), Impulse (1990), Speed Zone! (1989, executive producer), Cannonball Run II (1984, produced and wrote the screenplay), Lassiter (1984), Megaforce (1982, produced and wrote the screenplay), Death Hunt (1981), The Cannonball Run (1981), Matilda (1978, produced and wrote the screenplay), The Macahans (1976), Coonskin (1975), The Longest Yard (1974, produced and wrote the screenplay), The Godfather (1972, won Academy Award for Best Picture-Production), Making It (1971), Little Fauss and Big Halsy (1970) and Wild Seed (1965). He also wrote Bad Girls (1994), Revenue for a Rape (1976, television production), and Hogan's Heroes (1965, co-wrote one episode).

        Mr. Morgan is the Executive Producer of Golden Harvest Entertainment Co., Ltd., which is a Chinese entertainment conglomerate engaged in a wide range of activities from film production, stars management, film distribution, cinema exhibition and print processing. Golden Harvest Entertainment has produced more than 500 films, many of which have won awards and critical acclaim at the world's most prestigious international film festivals including Cannes, Berlin, Edinburgh, London, New York, Chicago, San Francisco and many others. We do not have any contractual arrangements with Golden Harvest Entertainment and do not anticipate developing any contractual arrangements.

        Mr. Morgan has produced (and acted in) Lei ting zhan jing (2000), Martial Law (1998, television series, executive producer), Mr. Magoo (1997, executive producer), Heaven's Prisoners (1996), The Scout

(1994), Bad Girls (1994), Miracle in the Wilderness (1992), Ladybugs (1992), Impulse (1990), Speed Zone! (1989, executive producer), Farewell to the King (1989), Cannonball Run II (1984, executive producer), Megaforce (1982), Death Hunt (1981, unaccredited executive producer), The Cannonball Run (1981, executive producer), Si wang ta (1981), Night Games (1980), Game of Death (1978, produced and acted in), The Boys of Company C (1978), the Amsterdam Kill (1977), The Man from Hong Kong (1975, produced and acted in), Himalayans (1978), Tie jin gang da po zi yang guan (1974, unaccredited producer and acted in), Enter the Dragon (1973, associate producer), Meng long guojiang (1972, associate producer) and Jing wu men (1972, unaccredited associate producer). Mr. Morgan also appeared in Twisted (1986), Parting Glances (1986), Tai quan zhen jiu zhou (1973) and Meng long guojiang (1972).

Frozen Television, Inc.

        Brett Hudson and Burt Kearns control Frozen Television, Inc. Cloud 9 is the first feature length motion picture produced by Messrs. Hudson and Kearns and Frozen Television, Inc. Mr. Kearns has produced for television My First Time (2003, a series, executive producer), Mark David Chapmen: Death of a Beatle (2001), Hard Copy (1989, a television series) and A Current Affair (1986, television series).

        Mr. Hudson has appeared in or on Chantamania: The Benzedrine Monks of Santo Damonica (1994), Hysterical (1983), Bonkers! (1979, a hosted television series), The Millionaire (1978), Zero to Sixty (1978) and The Hudson Brothers Razzle Dazzle Show (1974, a hosted television series).

Formation of Production Company

        On December 22, 2003, with A&A Productions, LLC and Frozen Television we formed Out of the Blue Productions, LLC, a California limited liability company (the "Production Company") and the entity under which Cloud 9 is being produced. We are a 50% owner and each of A&A Productions, LLC and Frozen Television, Inc. is a 25% owner of the Production Company (collectively the "members").

  Summary of Operating Agreement

        On April 23, 2004, the members amended and restated the Operating Agreement of the Production Company, effective December 22, 2003. Under the terms of the Operating Agreement, as amended and restated, to the extent that the Operating Agreement and the Investor Agreement conflict or are inconsistent, the Operating Agreement is to control.

        Place of Business; Purpose.    The initial address of the Production Company is 9300 Wilshire Blvd., Ste 508, Beverly Hills, CA 90212, which may be changed by majority vote of the members, from its business will be conducted or such other place or places as the members determine. The Production Company may engage in all business activities that are legal for a limited liability company to engage in under California law.

        Capital Contribution Obligations.    Upon formation of the Production Company, we contributed $50 and each of A&A Productions, LLC and Frozen Television, Inc. contributed $25. Furthermore, we agreed and made capital contributions totaling $2.3 million to the Production Company to fund the production costs of Cloud 9. The capital contributions obligations under the Operating Agreement are the same as our cash flow funding obligations under the Investor Agreement. Any capital contributions we make to the Production Company are also deemed made under the Investor Agreement. The members (who are also the parties to the Investor Agreement) waived the requirements under the Investor Agreement that we provide proof of our ability to perform our cash flow funding obligations under the investor agreement. This waiver eliminated our obligation to provide an irrevocable letter of credit, wire transfer or deposit of the full sum of the cash flow funding ($2,000,000) into a dedicated escrow account for withdrawal in accordance with the cash-flow production schedule of Cloud 9.

        Banking.    Funds and money received by the Production Company are to be deposited in the bank account or accounts as the members determine. Checks, wire transfers or any other withdrawals from these bank accounts require our signature and the signature of A&A Productions, LLC or Frozen Television, Inc. No disbursements of these accounts of any nature are to be made without the signature of our representative, Gray Frederickson.

        Cash Distributions and Income and Loss Allocations.    Distributions of the cash to the members will be made quarterly or more frequently as determined by majority vote of the members as follows:

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  100% to us until we receive cumulative aggregate cash distributions of equal to our aggregate capital contributions to the Production Company, plus interest on the capital contributions at the rate of the prime rate plus 2% per annum from the date of the capital contribution to the Production Company ("Investment Recoupment"); and thereafter,

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  50% to us and 25% to each of A&A Productions, LLC and Frozen Television, Inc.

However, a portion of cash available for distribution may be retained by the Production Company upon majority vote of the members to be used for the reasonable needs of the Production Company.

        All net income of the Production Company will be allocated among the members in the same proportion that distributions of cash available for distribution for the applicable fiscal year were distributed or would have been distributed in the event no distributions of cash available for distribution were made during the applicable year.

        All net loss will be allocated among the members in proportion to their respective capital contributions to the Production Company.

        Accounting Matters.    The Production Company has elected to use the accrual method of accounting. The accounting is to be maintained to disclose the items (of income, gain, loss, deduction or credit) that the members are required to take into account separately for income tax purposes. As to matters of accounting not provided for in the Operating Agreement, if any, generally accepted accounting principles are to govern. The fiscal year of the Production Company ends on December 31 of each year. Each member is to be provided a report and statement within two and one-half months after the end of each fiscal year.

        Management Decisions.    Management decisions related to the Production Company are to be made by the affirmative vote, or written consent by proxy or otherwise, of the members entitled to receive 51% or more of distributions of cash available for distribution prior to Investment Recoupment at the applicable time of the decision. Accordingly, we have 100% voting control of the Production Company. No member is obligated to devote full-time to the business of the Production Company.

        Member Indemnification.    The Production Company has agreed to indemnify the costs and expenses of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason that the person is or was a member of the Production Company, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Production Company.

        Transferability of Member Interest. A member is not permitted to sell its interest in the Production Company without the unanimous consent of the members. Each member has the first right of refusal to purchase a selling member's interest in the Production Company within 30 days following receipt of notice of the proposed sale.

        Termination.    The Production Company will terminate on December 31, 2025, unless sooner terminated by

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  agreement of all members, or

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  in accordance with law (the laws of California, including the statutory provisions, all applicable provisions of the California Constitution, and reported judicial decisions interpreting those laws).

        Dissolution of a Member.    In the event of dissolution of a member, the Production Company has the right and option to purchase the dissolved member's interest in the Production Company within three months following the dissolution. The purchase price for the interest is the average of the value established by two independent appraisers and is payable over a 36-month period.

Literary Purchase Agreement

        As of December 22, 2003, the Production Company entered into the Literary Purchase Agreement with Brett Hudson, Burt Kearns and Albert S. Ruddy. This agreement provides for the purchase by the Production Company of the motion picture, television, radio, stage, home video, sequel and remake rights, interactive/multimedia, publishing, novelization, music publishing, soundtrack album, internet, merchandising, and promotional and advertising rights in the screenplay then titled Out of the Blue for $34,470. These rights did not include any written publishing rights including "books on tape," but these rights include publishing rights limited to 10,000 words for advertising and publicity of the movie. Messrs. Hudson, Kearns and Ruddy agreed to indemnify and hold harmless the Production Company for all claims sustained or incurred by the Production Company based upon breach of any warranty, undertaking, representation or agreement by Messrs. Hudson, Kearns and Ruddy. The Production Company agreed to indemnify and hold harmless Messrs. Hudson, Kearns and Ruddy with respect to material added to the screenplay or resulting from the development, production, distribution, exhibition, broadcast, advertising, publicity, promotion or exploitation of the movie.

        The Production Company has the right to assign its rights under the Literary Purchase Agreement to any person, but the assignment will not relieve the Production Company of its obligations unless the assignee is a major studio, mini-major studio or network or other financially responsible party that assumes the obligations of the Production Company.

Production and Distribution of Cloud 9

        The storyline of Cloud 9 is about Billy, a down-and-out promoter living in Malibu, California. A consummate hustler, Billy convinces a group of beautiful dancers from the local strip club to form a team to play beach volleyball. The money starts pouring in as the girls play exhibition matches for the jeering crowds, but they become an embarrassment to the professional beach volleyball association. Although Billy is enjoying his new success, the girls convince him that they can be a real team and play competitive beach volleyball. Billy and the girls learn that winning respect is more important than money. We obtained a PG-13 rating for Cloud 9.

        The development and production phases of Cloud 9 has been completed. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. As of the date of this Prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. As of March 31, 2005, we had not received any revenue from Cloud 9.

Director's Loanout Agreement

        Pursuant to our Freelance Director's Loanout Contract—Theatrical Motion Picture Photoplay, dated as of January 19, 2004 (the "Loanout Agreement"), with Genco Olive Oil, Inc., we obtained the services of Harry Basil to direct Cloud 9. Under the Loanout Agreement, Genco Olive Oil, Inc. provided the direction services of Mr. Basil on a non-union engagement basis, through completion of all services required by the Production Company (completion of Cloud 9) in compliance with instructions, directions, requests, rules and regulations made or issued by the Production Company. The Production Company retained control of matters involving artistic taste and judgment. Without the consent of the Production Company, Mr. Basil was not permitted to engage the services or facilities of any third party in connection with the production of Cloud 9 or deviate or permit deviation from the final screenplay or otherwise utilize any element not approved by the Production Company.

        Compensation.    For the direction services, the Production Company paid Genco Olive Oil, Inc. $75,000. In addition, Genco Olive Oil, Inc. will be entitled to receive 5% of the Production Company's gross receipts from exploitation of Cloud 9 after the Production Company has recouped its costs

(including costs of production and distribution) in connection with Cloud 9. Other than as described above, Genco Olive Oil, Inc. is not entitled any additional compensation.

        Intellectual and Distribution Rights.    The Production Company and Genco Olive Oil, Inc. agreed that the Production Company owns all rights (including copyrights and other intellectual property and distribution rights) in perpetuity in Cloud 9 and in all the rights and proceeds of the direction services of Mr. Basil. Similarly, all of Mr. Basil's rights in Cloud 9 are assigned to the Production Company, and the Production Company is granted licenses throughout the universe covering the reproduction and exploitation of Cloud 9. The Production Company is permitted to use Mr. Basil's name and likeness to advertise and publicize Cloud 9. Gray Frederickson is granted final cutting authority over the editing of Cloud 9.

        Indemnification.    Each of Genco Olive Oil, Inc. and Mr. Basil has agreed to defend, indemnify and hold harmless the Production Company from all claims, liabilities, damages, costs and legal fees arising from breach of any warranty or agreement made by Genco Olive Oil, Inc. or Mr. Basil under the Loanout Agreement or from any use of the rights granted or materials provided to the Production Company by Genco Olive Oil, Inc. or Mr. Basil pursuant to the Loanout Agreement.

        The Production Company has agreed to defend, indemnify and hold harmless each of Genco Olive Oil, Inc. and Mr. Basil, from any use of the rights granted or materials provided to Genco Olive Oil, Inc. or Mr. Basil by the Production Company pursuant to the Loanout Agreement.

  Letter Agreement

        Pursuant to the letter dated as of January 19, 2004, Mr. Basil agreed to perform the direction services in accordance with the Loanout Agreement. Furthermore, if his employment with Genco Olive Oil, Inc. were to terminate before completion of Cloud 9, he agreed to perform the terms and conditions of the Loanout Agreement as though he were a party to the Loanout Agreement.

Filmography of Harry Basil

        Harry Basil is a writer, actor, director and producer of feature length motion pictures. He wrote or co-wrote Back by Midnight (2002), The 4th Tenor (2002), My Five Wives (2000) (also known as Mes ciq chéris (Canada: French title)), Meet Wally Sparks (1997), and Guide to Golf Style and Etiquette (1995). As an actor, Mr. Basil had roles in Meet Wally Sparks (1997), Ladybugs (1992), Martians Go Home (1990), The Seventh Sign (1988) and Peggy Sue Got Married (1986). Mr. Basil has previously directed three movies, Hairy Tale (2004), Back by Midnight (2002) and The 4th Tenor (2002), and produced two movies, Meet Wally Sparks (1997, co-producer) and Ladybugs (1992, associate producer).

Casting and Actor Agreements

        Pixie, Inc./Fenton-Cowitt Casting.    On January 20, 2004, Gray Frederickson on our behalf and Mike Fenton as agent for Pixie, Inc., f/s/o Fenton-Cowitt Casting entered into the Fenton-Cowitt Casting Agreement for the providing of casting services for four weeks. For these services, we paid Fenton- Cowitt Casting $31,600 and agreed to pay $3,000 per week if casting services were to be required after March 5, 2004. Furthermore, Fenton-Cowitt Casting is entitled to receive 1% of the net profits of Cloud 9.

        Burt Reynolds.    On February 20, 2004, the Production Company entered into a letter agreement with Clematis Productions, Inc. and a SAG Motion Picture Contract—Weekly Performer with Burt Reynolds for the providing of the employment of Mr. Reynolds to perform the role of Billy Cole in Cloud 9. For his services, we paid Mr. Reynolds guaranteed compensation of $100,000 and agreed to pay $5,000 per day in the event his services are used in work days in excess of four production weeks. The $100,000 guaranteed compensation is a recoupable, non-reimbursable advance against 10% of the

Production Company's gross receipts after the Production Company fully recoups all actual, direct, out-of-pocket "negative" costs of production of Cloud 9, plus interest of 2% in excess of the prime rate (limited to 5%) per annum. In addition, the Production Company provided one first class round trip airfare from Florida to Los Angeles, local transportation, a $2,000 weekly expense allowance, two hairpieces during the four-week production period, hairdresser and make-up person at $275 per 14-hour day.

        D.L. Hughley.    As revised on April 15, 2004, the Production Company entered into a letter agreement with Five Timz Productions and a SAG Motion Picture Contract—Weekly Performer with D.L. Hughley for the providing of the employment of Mr. Hughley to perform the role of Tenspot in Cloud 9. For his services, we paid Mr. Hughley guaranteed compensation of $100,000 and agreed to pay $5,000 per day in the event his services are used in work days in excess of four production weeks. The Production Company also agreed to pay Mr. Hughley an amount equal to 2.5% of the net profits of Cloud 9.

        Angie Everhart.    On April 16, 2004, the Production Company entered the SAG Motion Picture Contract—Weekly Performer with Angie Everhart pursuant to which Ms. Everhart was employed to perform the role of Julie in Cloud 9. For her services, we paid Ms. Everhart $30,000. The Production Company also agreed to pay Ms. Everhart the following contingent amounts:

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  a bonus of $25,000 when aggregate United States and Canada box office receipts as reported in Daily Variety are $10,000,000 or more;

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  a bonus of $25,000 when aggregate United States and Canada box office receipts as reported in Daily Variety are $15,000,000 or more;

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  a bonus of $25,000 when aggregate United States and Canada box office receipts as reported in Daily Variety are $20,000,000 or more; and

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  an amount equal to 2.5% of the net profits of Cloud 9.

        Gabrielle Reece.    On April 14, 2004, the Production Company entered into the SAG Motion Picture Contract—Weekly Performer with Gabrielle Reece pursuant to which Ms. Reece was employed to perform the role of Christina in Cloud 9. For her services, we paid Ms. Reece $3,564 (110% of the applicable minimum low budget scale for two non-consecutive work or production weeks pursuant to the 2001 Screen Actors Guild Agreement), including the fee payable to her agent. The Production Company also agreed to pay Ms. Reece the following contingent amounts:

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  a bonus of $50,000 when aggregate United States and Canada box office receipts as reported in Daily Variety are $5,000,000 or more;

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  a bonus of $75,000 when aggregate United States and Canada box office receipts as reported in Daily Variety are $7,500,000 or more;

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  a bonus of $100,000 when aggregate United States and Canada box office receipts as reported in Daily Variety are $10,000,000 or more; and

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  an amount equal to 2.5% of the net profits of Cloud 9.

Co-Finance Agreements

        In May 2004, we entered into a Co-Finance Agreement with each of Roy T. Oliver, one of our major shareholders, John Simonelli, our President and Chief Operating Officer, 36th Street Properties LLC (of which Mark R. Kidd, our Chief Financial Officer is a 50% owner) and Larry E. Howell. Pursuant to these Co-Finance Agreements each of Messrs. Oliver, Simonelli, and Howell and 36th Street Properties LLC made contributions to share in the production costs of Cloud 9 of $250,000, $100,000, $50,000 and $100,000, respectively, for the aggregate sum of $500,000. Their contributions to the production costs of Cloud 9 are recoverable from all proceeds we receive from the rights sales and distribution of Cloud 9, commencing from the first dollar we receive until Messrs. Oliver, Simonelli and Howell and 36th Street Properties LLC are repaid their respective contributions in full. In addition, each of Messrs. Oliver, Simonelli and Howell and 36th Street Properties are entitled to receive in the aggregate 20% (10%, 4%,2% and 4%, respectively) of the "net profits" we receive from the rights sales and distribution of Cloud 9. "Net profits" is defined as the sum remaining of the proceeds from the rights sales and distribution of Cloud 9 after deduction of third-party distribution fees and expenses, our recoupment of all costs plus interest, production costs, distribution costs, cash deferments to cast, crew or producers, equipment suppliers, rights holders or any other party.

Twentieth Century Fox Distribution Arrangements for the United States and Canada

        In May 2005, Out of the Blue Productions, LLC, as "Licensor," entered into two agreements, the Home Video Rights Acquisition Agreement (the "Acquisition Agreement") and the Standard Terms and Conditions of the and Home Video Rights Acquisition Agreement dated as of February 24, 2005 (the "Standard Terms Agreement") with Twentieth Century Fox Home Entertainment LLC ("Fox"). These agreements set forth the terms and conditions for release of Cloud 9 into the ancilary market (home video market) in the United States and Canada, subject to certain conditions precedent and deliveries.

  Acquisition Agreement

        Rights and License Granted.    Licensor granted and licensed to Fox the sole and exclusive right and license under copyright and otherwise to exercise all rights of home video distribution and home video exhibition of Cloud 9 in the United States and Canada, and all additional non-exclusive rights with respect to exploitation of Cloud 9 and marketing, advertising, and promotion as further described under the caption "—Standard Terms Agreement" (collectively, "Distribution Rights").

        Reserved Rights.    Licensor reserved all rights in Cloud 9 not specifically granted to Fox ("Reserved Rights"). Licensor is neither to exercise nor authorize any other person to exercise any Reserved Rights or to take any action that would reasonably be deemed to derogate from, impair or compete with the Distribution Rights. Furthermore, Fox has the right of first negotiation and last refusal with respect to all motion pictures created pursuant to Licensor's sequel motion picture rights, remake rights or additional motion picture rights for Cloud 9, and any literary material or musical material upon which Cloud 9 is based.

        License Period.    The period during which Fox may exercise the Distribution Rights ("License Period") commenced in February 2005 and will expire 10 years after the date of initial release by a home video distributor of cassettes of Cloud 9 for home video exhibition, as determined by Fox or its designee (the "Initial Release Date"). In the event the Initial Release Date in the United States is not within one year after the completion of delivery of Cloud 9, for purposes of the License Period only, the Initial Release Date for Cloud 9 will be the date that is one year from the completion of delivery. Furthermore, Fox may continue to exercise the Distribution Rights on a non-exclusive basis for a period of six months following the end of the License Period, provided Fox ceases to manufacture cassettes of Cloud 9 upon expiration of the License Period.

        Delivery Deadline; Television Hold backs.    Licensor is required to complete delivery of Cloud 9 to Fox no later than August 1, 2005 ("Delivery Deadline"). In the event Licensor fails to complete delivery of Cloud 9 to Fox by the Delivery Deadline, in addition to any other rights and remedies available to Fox, Licensor is required to reimburse Fox immediately upon demand for the full amount of any advance and any other payments by Fox to Licensor or to any third person with respect to the Acquisition Agreement or any other current or future agreement between Fox and Licensor.

        Hold backs.    Licensor agreed not to exercise any rights to television exhibition in the United States and Canada until the expiration of the minimum periods of time after the Initial Release Date in the United States and Canada ("Holdbacks"), as set forth below:

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  On-demand exhibition is not permitted for at least 60 days after the Initial Release Date;

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  Pay television exhibition is not permitted for at least 6 months after the Initial Release Date; and

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  Free television exhibition is not permitted for at least 18 months after the Initial Release Date.

        Payments to Licensor.    In the event Cloud 9 does not have a theatrical release as anticipated and goes direct to video ("DTV"), Fox agreed to pay Licensor as follows:

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  Subject to Licensor's compliance with its material obligations under the Acquisition Agreement, a non-refundable "DTV Advance" of $450,000 as follows:

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  $45,000 within 10 days after signature of the Acquisition Agreement by Licensor; and

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  $405,000 within 10 days after completion of Licensor's required deliveries of Cloud 9.

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  Subject to recoupment of the DTV Advance by Fox, 50% of the Net Receipts as "DTV Licensor's Share."

Fox's is entitled to receive a DTV distribution fee ("DTV Fox's Distribution Fee") equal to 20% of Gross Receipts. Fox is entitled to recoup interest on the DTV Advance, at an annual percentage rate of 1% above the prime lending rate charged by Bank of America from time to time in effect (the "DTV Fox Financing Charge"), and the DTV Advance from Licensor's Share. In summary, Licensor is not be entitled to any portion of the DTV Licensor's Share until Fox recoups the DTV Advance and DTV Fox Financing Charge. For purposes of the foregoing,

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  "Gross Receipts" is defined as 100% of the monies actually received and earned by a Fox home video distributor from the sale and distribution of cassettes of Cloud 9 in the United States and Canada, and from third party home video distributors pursuant to license, after deducting unspecified customer deductions and discounts, bad debts, returns and costs for which reasonable reserves may be established by Fox.

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  "Home Video Distribution Expenses" is defined as all Manufacturing Costs, Sales and Marketing Costs and Miscellaneous Distribution Costs that are paid, advanced, incurred or accrued by Fox and its affiliates by reason of, in connection with, or which are allocable to the home video distribution of cassettes of Cloud 9, pursuant to the following:

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  Manufacturing Costs—All costs of manufacture, packaging and shipping of cassettes of Cloud 9 and other physical distribution and handling services, freight, inventory management services including third party expenses in connection with warehousing, insurance, storage, degaussing and disposal and all other costs of degaussing, including charges established pursuant to the then current published rate card for any of the foregoing products or services provided the charges are generally consistent with prices charged for comparable products or services of unrelated third parties;

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  "Sales and Marketing Costs"—All costs in connection with the selling, advertising and promotion of cassettes of Cloud 9 provided such costs are generally consistent with prices charged for comparable products or services of unrelated third parties; and

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  "Miscellaneous Distribution Costs"—All amounts (however denominated) remitted by or on behalf of Fox to taxing authorities as sales, use, excise, value added tax, commodity, remittance, withholding and comparable or similar taxes (collectively, "Video-Related Taxes"); and all costs and expenses paid, advanced, incurred or accrued in connection with the home video distribution of cassettes of Cloud 9, excluding Manufacturing Costs and Sales and Marketing Costs but including the conversion of funds costs, collection costs, costs incurred in connection with the protection of copyright, costs incurred with respect to licensing the right to engage in home video distribution of cassettes of Cloud 9, and costs incurred in connection with claims asserted by third parties directly relating to cassettes of Cloud 9; and

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  "Net Receipts" is defined as 100% of the amount of Gross Receipts remaining, if any, after Fox deducts, on a continuing and cumulative basis based on financial data determined, recorded and computed as of the end of the particular statement period for which a periodic accounting statement is rendered, the aggregate of the following items (each a "Recoupment Item"), in the following order of priority: Fox's Distribution Fee and Home Video Distribution Expenses.

        Accounting by Fox.    Fox agreed to deliver an initial accounting statement and quarterly accounting statements, in a form determined by Fox that show in summary form Gross Receipts, permitted deductions therefrom, and Net Receipts, if any ("Accounting Statement"), and shall pay DTV Licensor's Share of Net Receipts, if any, no less than 45 days after the end of each calendar quarter following the Initial Release Date. Each Accounting Statement and payment shall reflect cumulative adjustments based on cash activity with respect to Cloud 9 subsequent to the issuance of the first Accounting Statement.

        Third-Party Participations; Guild Payments.    As between Licensor and Fox, Licensor is solely responsible to account to and make any payments to third-party participants in the proceeds of Cloud 9 derived from the exploitation of the Distribution Rights in the United States and Canada. Furthermore, Licensor is responsible for and shall pay all costs incurred with respect to payments required under applicable collective bargaining agreements by reason of or as a condition to any exhibition of Cloud 9 ("Guild Payments"). In the event Fox is compelled to pay any Guild Payments pursuant to a collective bargaining agreement or by contractual agreement, Fox will be entitled to recoup the Guild Payments from any amounts payable to Licensor, and Licensor agreed, upon Fox's request, to pay Fox an amount equal to the balance of Guild Payments paid by Fox which are recouped.

        Distribution and Exploitation.    Fox's obligations associated with the Distribution Rights include the following:

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  To include Licensor's logos on the back of all packaging of cassettes of Cloud 9, in equal prominence to Fox's logo;

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  To include Licensor's copyright and trademark notices in the cassette packaging and advertising in accordance with Licensor's written instructions;

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  To not deduct any Fox affiliate distribution fees as a Home Video Distribution Expense (Home Video Distribution Expenses is to not include overhead or interest charged by a home video distributor);

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  The discretionary marketing costs for the License Period for Cloud 9 in the United States shall not exceed 15% of the Modified Home Video Receipts from the License Period without Licensor's prior written consent. "Discretionary Marketing Costs" are actual costs of point of purchase material, trade advertising, consumer advertising and publicity and "Modified Home Video Receipts" are 100% of Gross Receipts without deducting any amounts for returns, reserves or bad debts;

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  To ensure that, with respect to Home Video Distribution of Cloud 9, all costs and expenses paid or incurred by a Fox home video distributor for purchases of goods or services from Fox's subsidiaries and affiliates are reasonable and customary and do not exceed the amount generally paid (or which would be paid) by unrelated third parties for similar goods and services;

        Fox has complete, exclusive and unqualified discretion and control as to the time, manner (e.g., whether direct or through intermediaries) and trade terms of home video distribution of Cloud 9, in accordance with such policies, terms and conditions and through any person that Fox in its sole business judgment may determine proper or expedient. Fox makes no express or implied representation, warranty, guaranty or agreement that Cloud 9 will be released or distributed, as to the manner or extent of any distribution or other exploitation of Cloud 9, nor the amount of money to be derived from or expended in connection with the distribution and other exploitation of Cloud 9, nor the performance by any subsidiary and/or affiliated entity of Fox, or any subdistributor or licensee in connection with the distribution or other exploitation of Cloud 9.

        Assistance to Fox.    In addition to its other obligations under the Acquisition Agreement, Licensor agreed to assist Fox in obtaining (and provide all documentation required to obtain) the licenses and permits necessary or desirable for the distribution of Cloud 9 in the United States and Canada.

        Video Levies.    Licensor granted and licensed to Fox a beneficial interest in and the exclusive right to collect all royalties, fees and other revenues that Licensor is otherwise entitled to collect within the United States and Canada based upon or by reason of any statute, governmental regulation, operation of law or in any other manner in connection with any direct or indirect use of Cloud 9 pursuant to any exercise of Fox's distribution rights ("Copyright Revenues"). Fox is to make all necessary claims, filings and collect or arrange for the collection of all Copyright Revenues for inclusion in Gross Receipts of Cloud 9. Fox will determine the amount of Copyright Revenues allocable to Cloud 9 and other programming consistent with the empirical data available to Fox. Licensor shall make no separate claim to collect such Copyright Revenues. Any collected Copyright Revenues allocated to Licensor with regard to the Picture shall be included in Gross Receipts.

  Standard Terms Agreement

        Rights and License.    Fox's exclusive rights and license in connection with marketing, advertising, promotion and exploitation of Cloud 9 include all those rights customarily attendant to distribution of a motion Picture, including the following:

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  To cut, edit, dub, subtitle and alter Cloud 9 as Fox deems necessary to conform to censorship, import permit and other legal requirements and/or to create foreign language versions;

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  To use and to authorize others to use the title of Cloud 9 or to change its title;

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  To publish and license and authorize others to publish in any language, in any media and in any form that Fox deems advisable, synopses (excluding story synopses on video packaging), summaries, adaptations, resumes and stories of and excerpts from Cloud 9 and from any literary, dramatic or musical material in Cloud 9 or upon which Cloud 9 is based;

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  To use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with Cloud 9 subject to contractual restrictions of which Fox is made aware in writing;

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  To exhibit and authorize others to exhibit in any language by any media, including radio and television excerpts and clips from Cloud 9 and from any literary, dramatic or musical material in Cloud 9 or upon which Cloud 9 is based, subject to length limits consistent with guild obligations and otherwise standard in the entertainment industry for similar product; and

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  To use and authorize the manufacture and distribution of T-shirts, sweatshirts, posters and postcards for publicity purposes, and not for sale.

        Copyright Revenues.    Licensor granted and licensed to Fox a beneficial interest in and the exclusive right to collect all royalties, fees and other revenues that Licensor is otherwise entitled to collect within the United States and Canada based upon or by reason of any statute, governmental regulation, operation of law or in any other manner in connection with any direct or indirect use of Cloud 9 pursuant to any exercise of Fox's distribution rights ("Copyright Revenues"). Fox is to make all necessary claims, filings and collect or arrange for the collection of all Copyright Revenues for inclusion in gross receipts of Cloud 9. Fox will determine the amount of Copyright Revenues allocable to Cloud 9 and other programming consistent with the empirical data available to Fox. Licensor shall make no separate claim to collect such Copyright Revenues.

        Clips.    Fox may license excerpts and clips from Cloud 9 for purposes of advertising, publicizing or exploiting Cloud 9, subject to length limits consistent with creative talent guild obligations and otherwise standard in the entertainment industry.

        Access to Advertising Materials/Foreign Language Versions.    Fox and its licensees have free access to and use of any versions of Cloud 9 dubbed or subtitled in a foreign language ("Foreign Language Version") and all artwork in all advertising formats including print advertising, theatrical trailers, and television and radio advertising (including access to negatives or dupe negatives of still photographs, trailers and other pre-print material) and electronic press kits, which are used in connection with the exploitation of rights granted in Cloud 9 ("Advertising Materials"), to the extent such access does not interfere with the reasonable needs of the person which owns and controls the Foreign Language Version or the Advertising Materials and to the extent that this access is contractually permitted. Fox and Licensor agree to comply and use reasonable efforts to facilitate compliance by their respective licensees with the provisions of the Berne Convention, the Universal Copyright Convention and the laws of the applicable geographic area within which the Advertising Materials are utilized to protect the copyright of the Advertising Materials. Licensor and its licensees shall have free access to use Foreign Language Versions created by Fox to the extent that this access to does not interfere with Fox's reasonable needs regarding the Foreign Language Versions.

        Insurance Coverage.    Licensor is required to obtain and maintain a policy of motion picture distributor's errors and omissions insurance ("Policy") in a form acceptable to Fox from an insurance company acceptable to Fox naming Fox and its affiliates, successors, assigns and licensees, and their affiliates as additional insureds. This policy was obtained from Clarendon National Insurance Company and provides insurance coverage against any and all claims relating to Cloud 9 with limits of $1,000,000 with respect to any one claim relating to Cloud, $3,000,000 with respect to all claims relating to Cloud 9 in the aggregate, and a deductible of $10,000. The Policy is for three years and must be renewed for each year of the 10-year license period.

        Exclusive License/Security Interest.    Licensor provided Fox with a security interest in and copyright mortgage on all of Licensor's right, title and interest in all proceeds, elements, properties, copyrights, contract rights, inventories, accounts and general intangibles associated with and relating to Cloud 9 and any literary material or music material upon which Cloud 9 is based. This security interest is limited to the extent necessary to exercise the distribution rights granted Fox.

        Indemnification.    Fox agreed to defend, indemnify and hold harmless Licensor and its affiliates from any and all demands, actions, claims, or proceedings and from any and all damages, liabilities, costs, losses and expenses (including reasonable attorneys' fees and expenses) (collectively, "Claims") relating to or arising out of any violation or alleged violation of any of the warranties, representations or agreements made by Fox in the Standard Terms Agreement.

        Licensor agreed to defend, indemnify and hold harmless Fox and its affiliates from and against any and all Claims relating to or arising out of

  •
  any violation of any of the warranties, representations or agreements made by Licensor in the Standard Terms Agreement;

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  the content of or any error or omission in Cloud 9, or in any material or information furnished by Licensor; or

  •
  any failure of Licensor to furnish such material or information in a timely manner; or

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  any Claim by a third party, claiming through Licensor, the copyright owner (if different) or their respective predecessors or grantors, to participate in the proceeds of Cloud 9 derived from exploitation of the distribution rights in the United States and Canada;

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  any Claim by a third party with respect to payments required under applicable collective bargaining agreements by reason of or as a condition to any exhibition of Cloud 9 for any purpose or in any media whatsoever; ot

  •
  any Claim arising from a violation of law by Licensor or the copyright owner, if different.

Fox has the right to deduct all amounts paid or incurred by Fox with respect to Claims from sums accruing to Licensor.

        Accounting Practices.:    The accounting records pertinent to distribution of the Picture will be maintained by Fox pursuant to its ordinary business practices. All financial matters, including the determination of items constituting Gross Receipts, Home Video Distribution Expenses and Recoupment Item will be determined, accounted for and calculated in all respects pursuant to participation accounting practices customarily used by Fox. All computations will be on a continuing and cumulative basis based upon financial data determined, recorded and computed as of the end of the particular statement period for which a periodic accounting statement is being rendered.

        Licensor has the right upon 30 days written notice to audit Fox's books and records with regard to home video distribution of Cloud 9 or accounting to Licensor one time per calendar year during the 10-year license period. Each audit will be subject to the following:

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  The audit must commence no earlier than 30 days following the written notice to Fox, and may only continue for a maximum of 30 days;

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  The audit must be performed by a first-class and reputable firm of certified public accountants designated by Licensor in the written notice, the designation of which shall be subject to the reasonable approval of Fox;

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  The audit will be limited to an examination of the books of account that relate to Cloud 9 in order to verify the accuracy of the transactions or items of information as first reflected in any accounting statement the mailing date of which occurred during the 24-month period prior to the date of commencement of field work by the auditor. A true copy of all reports made by the auditor must accompany any written objections delivered to Fox.

        Incontestability.    All financial information reflected in an accounting statement rendered to Licensor, including any and all information contained in the Fox books of account and Fox records and all supporting documentation therein (collectively, "Picture Records") will be conclusive and binding upon Licensor and Licensor will be barred from objecting for any reason or maintaining or instituting any action or proceeding that relates to any transactions or questions of accuracy of any item of information reflected therein, including any and all information contained in the Picture Records that pertain in any way to the financial information, unless a written objection specifying in detail the financial information to which Licensor objects and the nature and reasons for the objection is delivered to Fox within 24 months from the date of mailing of the accounting statement in which the financial information is first reflected irrespective of when or if an audit of the accounting statement was initiated or completed. If Licensor's objections are not resolved amicably, Licensor's objections will be deemed to have been waived, unless Licensor maintains or institutes an action or proceeding with respect thereto within six months after the expiration of the 24-month period.

        Creditor-Debtor Relationship.    The relationship between Licensor and Fox is that of creditor and debtor with respect to all matters including the distribution, exploitation and any other disposition of Cloud 9, any elements thereof or rights in Cloud 9 and the computation and payment of any monies due Licensor. Furthermore, there is no fiduciary relationship between Fox and Licensor and Licensor waived any right to make any claim to the contrary. Nothing contained in the Standard Terms Agreement is to be construed to create an agency, trust, fiduciary obligation or specific fund as to Gross Receipts of Cloud 9 or any other matter respecting Cloud 9.

        Licensor's Legal Remedies.    Licensor does not have the right to terminate or rescind the Standard Terms Agreement because of any default or breach of any kind by Fox, its affiliates, licensees or sublicensees. Licensor is not entitled to seek or obtain any injunctive relief with respect to the exercise of the distribution rights granted to Fox by reason of any alleged default or breach by Fox, its affiliates, licensees or sublicenses. The only legal remedy available to Licensor is an action for an accounting or for damages.

        Licensor's Default.    In the event of any material default or breach of the Standard Terms Agreement by Licensor and the failure of Licensor to cure such default or breach within 30 days after written notice from Fox specifying the exact nature of the applicable default or breach, Fox shall have the right to terminate the Standard Terms Agreement. In the event of this termination as a result of Licensor's material default or breach, Licensor shall immediately refund to Fox any sums paid by Fox to Licensor or expended by Fox in connection with the exercise of Fox's distribution rights without limiting any other legal right or remedy of Fox.

        Choice of Law and Reference.    The Standard Terms Agreement will be construed in accordance with the laws of the State of California (or United States federal law if there is no California law applicable). Furthermore, all actions, proceedings or litigation arising from the Standard Terms Agreement may only be instituted and prosecuted within the State of California. Licensor and Fox consented to the jurisdiction of the state courts of California in Los Angeles County and the federal courts located in Los Angeles County in the State of California as to any matter arising out of or relating to the Standard Terms Agreement.

        Any claim or dispute arising out of the Standard Terms Agreement can only be submitted to a general, non-jury reference to hear and decide all matters relating to the claim or dispute pursuant to California Code of Civil Procedure. The referee's fees and expenses must be paid by the losing party as determined by the referee. If Licensor and Fox cannot agree upon a referee, each is to exchange its own list of four retired Judges of the California state or federal courts that it wishes to nominate as potential referees. If any name appears on both lists, that Judge shall act as referee (if there is more than one match, the matched names shall be placed into a hat and one name will be drawn to serve as single referee). If there are no matches, each has the option to veto one name from the other's list, and rank the remaining potential referees by number in order of its preference. The lists shall be exchanged and the single Judge with the highest combined rating shall serve as referee. In the event of a tie, the names of the tied judges are to be placed in a hat and one name will be drawn to serve as referee. If the highest-rated or agreed-upon Judge declines to serve or becomes unable to serve after selection, the procedures set forth above shall be repeated to select a new referee.

        Assignment.    Licensor is not permitted to assign the Standard Terms Agreement, except as to the right to receive payment of all amounts due Licensor. Any such assignment shall be subject to all laws and to all rights of Fox hereunder. The Standard Terms Agreement may be assigned freely by Fox, in whole or in part, without restrictions, to any person; provided however that Fox shall remain secondarily liable unless the assignment is to a parent, subsidiary or affiliate of Fox or to a party acquiring all or substantially all of Fox's assets. Any assignment by Fox shall be binding upon Licensor and shall inure to the benefit of Fox's successors, assignees, licensees, grantees and associated, affiliated or subsidiary entities.

GrayMark Productions' Recovery of Production Costs and Participation in Cloud 9 Net Profits

        As a result of the agreements with the director, casting company, actors and the Co-Finance Agreements, our residual net profits interest in Cloud 9 will be 30.6%. This net profits interest is further reduced to 24.5% after giving effect to the 20% distribution fee to be received by Twentieth Century Fox Home Entertainment LLC pursuant to our under our distribution arrangements in the United States and Canada. Messrs. Oliver, Simonelli and Howell and 36th Street Properties LLC are entitled to receive the first $500,000 of proceeds we receive from the rights sales and distribution of Cloud 9. After giving effect to the recovery of the $500,000 contributions to the production costs of Cloud 9 under the Co-Financing Agreements and then the recovery of our production costs and other invested costs and interest, our net profits interest in Cloud 9 will be 24.5%. The net profits interests of Genco Olive Oil, Inc., Fenton-Cowitt Casting, D.L. Hughley, Angie Everhart, and Gabrielle Reece do not provide for an interest rate on the production and other costs of Cloud 9, while our entitlement to distributions from the Production Company and the net profits interest granted to Bert Reynolds provide for interest at a rate of 2% above the prime rate (limited to 5%) for purposes of determining recovery of the production and other costs of Cloud 9. The Co-Finance Agreements with Messrs. Oliver, Simonelli and Howell and 36th Street Properties LLC provide for interest, but do not specify the applicable interest rate.

Accounting Methods

        The application of the following accounting policies, which are important in presenting our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see note 2 to the audited consolidated financial statements appearing elsewhere in this prospectus.

        Our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (or U.S. GAAP), except as described in the notes to the financial statements.

        In June 2000, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SoP 00-2"). SoP 00-2 establishes accounting standards for producers or distributors of films, including changes in revenue recognition, capitalization and amortization of costs of acquiring films and television programs and accounting for exploitation costs, including advertising and marketing expenses. These accounting standards are as follows:

  •
  Advertising and marketing costs are expensed the first time the advertising takes place.

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  The capitalization of production costs for episodic television series is limited to revenue that has been contracted for on an episode-by-episode basis until the time that the criteria for recognizing secondary market revenues are met.

        We capitalize the costs of production, including financing costs, to investment in motion pictures. These costs will be amortized to direct operating expenses in accordance with SoP 00-2. These costs are stated at the lower of unamortized motion picture costs or fair value (net present value). These costs for an individual motion picture will be amortized in the proportion that current period actual revenues bear to management's estimates of the total revenue expected to be received from the motion picture over a period not to exceed 10 years from the date of delivery. We will be required to regularly review and revise when necessary the total revenue estimates of each motion picture produced. As a result, if revenue estimates change with respect to a motion picture, it may be necessary to write down all or a portion of the unamortized costs of the motion picture. There is no assurance that revised revenue estimates will not occur that result in significant write-downs affecting our results of operations and financial condition.

        Revenue from the sale or licensing of motion pictures will be recognized upon meeting all recognition requirements of SoP 00-2. Revenue from the theatrical release of motion pictures will be recognized at the time of exhibition based on our participation in box office receipts. If applicable, revenue from the sale of DVDs in the retail market, net of an allowance for estimated returns, will be recognized on the later of shipment to the customer or "street date" (when it is available for sale by the customer). Furthermore, if applicable, under revenue sharing arrangements, rental revenue would be recognized when we would become entitled to receipts. For contracts that provide for rights to exploit a motion picture on multiple media (e.g. theatrical, video, television) with a fee for a single motion picture where the contract specifies the permissible timing of release to various media, the fee will be allocated to the various media based on an assessment of the relative fair value of the rights to exploit each media and will be recognized as the movie is released to each media. For multiple-title contracts with a fee, the fee will be allocated on a title-by-title basis, based on an assessment of the relative fair value of each title. If applicable, revenues from television licensing are recognized when the motion picture becomes available to the licensee for telecast. Cash payments received are to be recorded as deferred revenue until all the conditions of revenue recognition have been met. If applicable, we will accrue for video returns and provide for allowances in the financial statements based on previous returns and our allowances history on a title-by-title basis in each of the video businesses. In this case, there may be differences between actual returns and allowances and our historical experience.

        We will depend on the distributors of any motion picture we produce to account for and accurately report our share of exhibition revenue. While we expect to have certain audit rights to verify exhibition revenues received by our North American distributors,

  •
  distributors are often in a position to account for revenues in a manner that understates or fails accurately to account for revenues or

  •
  distributors may fail to maintain appropriate accounting records making it difficult to determine a producer's actual share of revenues upon audit.

        Although we do not have any experience related to auditing distributors' revenue accounting, we anticipate that the costs associated with this type of audit may be substantial and may vary significantly from distributor-to-distributor and even picture-to-picture. Therefore, there is no assurance that, in all cases, we will be able to obtain an accurate accounting of our exhibition revenues or that audits will result in increases in the revenues that justify the associated audit costs.

BUSINESS

General

        We operated historically as a limited liability company, GrayMark Productions, L.L.C. that was formed in August 2001. Harry G. "Gray" Frederickson, Jr. and Mark A. Stansberry are the organizational members of GrayMark Productions, L.L.C. In June 2002, Messrs. Frederickson and Stansberry sold one-third of their interests in GrayMark Productions, L.L.C. to Lewann, Ltd., a limited partnership controlled by Lewis B. Moon. In July 2003, Messrs. Frederickson, Stansberry and Lewann, Ltd. sold a portion of their membership interests in GrayMark Productions, L.L.C. to John Simonelli, Larry B. Howell, Mark R. Kidd and Michael E. Dunn. On August 15, 2003, Roy T. Oliver acquired a 25% membership interest in GrayMark Productions, L.L.C. Effective August 18, 2003, pursuant to an exchange agreement, the owners of the member interests exchanged their interests in GrayMark Productions, L.L.C. for 4,870,000 common stock shares of GrayMark Productions, Inc. As a result of this exchange, GrayMark Productions, L.L.C. became our wholly-owned subsidiary and the plan of operation of GrayMark Productions, L.L.C. became our plan of operation as discussed under "Management's Plan of Operation."

        We are a development stage company and an independent producer of film entertainment content. As previously indicated in this prospectus, we have not previously developed and produced any film entertainment content other than Cloud 9, our first motion picture, and The Hunt. The development and production costs of Cloud 9 and The Hunt are approximately $2,300,000 and $300,000, respectively. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. As of the date of this prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. We have completed filming and are in the post-production phase of The Hunt. As of March 31, 2005, we had not received any revenue from Cloud 9 or The Hunt.

        The movie industry generally consists of two principal activities, production and distribution. Production encompasses the development, financing and creation of feature-length movies. Distribution entails the promotion and marketing of movies in the various media markets, including theatrical, home video and television presentation. We initially will acquire developed or "packaged" films from third parties, rather than retain and employ personnel to develop films for our production. Furthermore, our movies will be distributed pursuant to licensing arrangements with unrelated third-parties that are independently engaged in the promotion and distribution of movies. Our approach to acquisition, production, and distribution is to maximize balance our financial risks against the probability of commercial success of each movie project.

The Motion Picture Industry

        General.    With the advent of cable and satellite television and the accompanying increase in the number of available broadcast channels, including the offering of pay-per-view movies and the premium channels, and development of the home video market, the demand for motion pictures has dramatically expanded in recent years.

        Competition.    Competition within the motion picture industry is intense. Our competitors include the diversified major studios, the less diversified studios and other independent producers, as well as independent distributors.

        Major studios have historically dominated the motion picture industry from financing through production and distribution. The term major studios is generally regarded in the entertainment industry to include: Universal Pictures, which includes Focus Features; Warner Bros., which includes New Line Cinema, Castle Rock Entertainment and Fine Line Features; Twentieth Century Fox, which includes

Searchlight Pictures; Sony Pictures Entertainment, which includes Columbia Pictures, TriStar Pictures, Screen Gems Pictures and Sony Classics; Paramount Pictures, which includes Paramount Classics; The Walt Disney Company, which includes Buena Vista, Hollywood Pictures, Touchstone and Miramax Film Corp.; and MGM, which includes Metro Goldwyn Mayer Pictures and United Artists Pictures. Competitors less diversified than the major studios include Dreamworks SKG, Alliance Atlantis, Artisan Entertainment and IFC Entertainment. The majors produce and distribute most of the largest box office grossing theatrical movies. The independent movie production companies include Magnolia Pictures, Artisan Entertainment, Lions Gate Entertainment, Sundance Film Series, First Run Features, Strand Releasing, NewMarket, Palm Pictures and Shadow Distribution.

        In recent years the major studios have come to be owned by large diversified corporations, generally with a variety of businesses, and have focused on producing a relatively smaller number of movies annually however with substantial production budgets and distribution costs. This has increased the ability of the small independent movie production companies to produce and supply a greater number of movies. Because of the expansion of the viewing media, motion pictures appealing to more specific audiences are sought and exploited, including the production of science fiction, horror and speciality films targeting specific age, gender and social-economic markets and viewing audience interests.

        According to the MPAA, the average cost to produce and distribute a major studio film in 2003 was $102.8 million, including $63.8 million of production costs and $39 million of distribution and marketing expenses (sometimes called "P&A"). In comparison, films released by independent studios typically cost less than $30 million to produce and $10 million to market for a total of $40 million. Within the motion picture industry, these films would be considered low-budget films. Despite the limited resources available to independent studios, independent films have gained wider market approval and increased share of overall box office receipts in recent years. Recent successful independent films such as Monster's Ball, The Blair Witch Project and My Big Fat Greek Wedding highlight moviegoers' willingness to support high quality motion pictures despite limited marketing and production budgets. However, moviegoers were unwilling to support lesser quality, low-budget motion pictures, including the following movies that were released in 2003:

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  Civil Brand (estimated production budget of $0.5 million and box office receipts of $0.255 million);

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  Confidence (estimated production budget of $15 million and box office receipt of $12.2 million);

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  Die Mommie Die (estimated production budget of $1 million and box office receipts of $0.312 million);

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  Dopamine (estimated production budget of $0.75 million and box office receipts of $0.07 million);

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  Party Monster (estimated production budget of $2 million and box office receipts of $.718 million); and

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  Spun (estimated production budget of $3.5 million and box office receipts of $0.412 million).

        The independent production companies generally rely on the majors, the less diversified studios and independent distributors to distribute their movies and obtain financing from banks and private investors in addition to the majors, less diversified studios and independent distributors.

Phases of Prerelease Production

        There are three phases of movie making prior to release beginning with development and progressing through pre-production, principal photography, and post-production. Each phase involves artistic and creative contributions to the resulting movie and each presenting a variety of challenges that may impact the movie's success.

        Development Phase.    The development phase begins with a movie producer employed by a studio or an independent film production company or as the producer's independent development project. The producer typically develops a storyline or acquires the rights to a novel, a story or original screenplay, often on an "option" basis. Under this option arrangement, the producer makes a small installment payment of the purchase price and undertakes to pay the balance before or during the production phase. The screenplay is developed based on the acquired novel or storyline. Once the screenplay is developed, creative personnel (the director and leading and supporting actors) commitments are obtained and production schedules and budgets are prepared. Production financing of the movie is generally secured by the producer through arrangements with the studio or other sources including independent film production companies, banks and other lending institution, or private investors. The development phase may be short-term or extend over a number of years.

        Pre-Production Phase.    Following development, the movie enters the pre-production phase. This phase involves the producer securing contractual arrangements with creative and production personnel, planning the shooting schedules, securing locations and any required studio facilities or stages, completing the acquisition of the screenplay and the related source material or script, completing the budget, securing insurance and, if applicable, the completion bonding, and preparing to start filming. This phase typically takes three to four months.

        Principal Photography Phase.    During the photography phase the movie is photographed. The principal photography phase typically takes one to five months, depending on the shooting locations, weather conditions, budget constraints, stunts and special effects, length and other requirements particular to the movie project.

        Post-Production.    In the post-production, final production phase, the movie is edited, the music, dialogue and special effects are finalized and synchronized with the movie's photography.

Motion Picture Distribution

        Exploitation of the potential financial success of a movie is primarily depends on the ability to license the motion picture' distribution rights for exhibition in theaters, on DVD and video rental, pay-per-view broadcast, cable, satellite and network television. Distribution arrangements are negotiated with distributors (i.e., studios and independent distribution companies). In addition to negotiating the terms of distribution arrangements, the distribution phase involves the making of distribution or print copies of the movie and delivery to exhibitors, and advertising and promotion of the movie. The independent movie production companies generally lack the resources (financial, personnel and exhibitor relationships) for distribution and, accordingly, utilize the services of distribution companies, including the major studios and their subsidiaries, for distribution.

        Distribution Arrangements.    Distributors are granted exclusive license rights to distribute a movie, either worldwide or within the distributor's market area, for a distribution fee based upon the revenue generated by the movie. In some instances, particularly under international distribution arrangements (other than in Canada), the distributor will pay an up-front amount to the producer for the distribution rights. Up-front payments for North American (United States and Canadian) distribution rights are generally recouped from movie revenue, while under international distribution arrangements the producer may not retain any portion of the movie's revenue and only receive the up-front payment for international distribution. North American and international distribution may be undertaken by the same distributor or may be granted to one or more international distributors.

        Movie revenues are generated by exhibiting the movie in various channels or media (also known as release windows) within the distributor's assigned distribution area. In general movies are released either for theatrical exhibition or into the ancillary or non-theatrical venues. The releases into the various markets are timed sequentially commencing with the movie's North American theatrical release and international release, if applicable, and then release into the non-theatrical venues (i.e., airline flights and hotels), pay-per-view, cable and satellite, home video, network television, and syndicated television. International theatrical releases commence generally up to nine months following the initial North American release.

        Censorship and Ratings.    Movies are subject, both domestically and internationally, to review by censorship and rating boards that oversee the content of the movies distributed within their respective countries. MPAA reviews and rates movies distributed in the United States to provide the viewing audience a guide to the nature and maturity of the movie content. There are five rating levels, G for general audiences, PG for parental guidance suggested, PG-13 for parents strongly cautioned, R for restricted and NC-17 for no one 17 and under admitted. During 2001, of the movies rated by MPAA, 67% were rated R, 22% were rated PG-13, 7% were rated PG, and 4% were rated G.

        The rating received may limit the exhibition and marketing venues, especially those movies receiving the most restrictive NC-17 rating. Because of the viewing popularity and preference for R and PG-13 movies, if a movie receives a more restrictive rating than expected, the producer may elect to edit the movie's content to obtain the desired rating. These editing changes increase the production costs of the movie. If editing of the movie would adversely affect the movie's quality in the opinion of the producer, the received rating may be accepted. Furthermore, if an NC-17 rating is received, the producer may elect to release the movie on an "unrated" basis, rather than with the NC-17 rating that generally would significantly limit the exhibition and marketing venues of the movie.

        Movie Releases.    Distributors develop and follow various systematic release campaigns for movies, generally depending on the movie's content, targeted audience, potential box office performance, and the existing competitive environment at the time of release. The extent of a theatrical release will generally depend upon whether the distributor believes the movie will have a broad, mass appeal and significant audience interest has or will develop in advance of the release that would justify a wide theatrical release campaign (exhibition on more than 1,500 screens). Alternatively, the distributor may develop and utilize a limited release campaign to develop a gradual public awareness of the movie. This release approach is often used for movies that have a particular targeted audience appeal and once these movies have achieved some limited box office success, the movies the release may be expanded to a greater number of screens.

Movie Life Cycle

        Successful movies may continue to be exhibited in theaters for up to six months or longer following the initial release. Concurrent with their release in the United States, motion pictures are generally released in Canada and may also be released in one or more other foreign markets. After the initial theatrical release, distributors seek to maximize revenues by releasing movies in sequential release date windows that are generally exclusive against other non-theatrical distribution channels:

Typical Film Release Windows

Release Period	Months After Initial Release	Approximate Release Period (Months)
Theatrical	—	0-3
Home video/DVD	4-6	1-3
Pay-per-transaction (Pay-per-view and Video-on-demand)	6-9	3
Pay television (cable and satellite)	10-29	12-21
Network or basic cable	30-36	18-36
Syndication	48-70	3-15
Licensing and merchandising	Concurrent	Ongoing
All international releasing	Concurrent	Ongoing

        Within two years of their initial release, most movies generate the vast majority of their revenues and substantially all of their revenues within five years following their initial release. In those instances that a movie is believed to have sequel potential, merchandising or video game marketability, revenue generating life of the movie may extend over many years following initial release. It is difficult to predict the revenue potential of these type of movies and the actual revenue potential may be insubstantial.

        Additional revenues may be generated from the licensing of soundtrack releases (for public performances and sheet music publications), merchandise products related to the movie (video games, toys, posters, and apparel), sequels and television programming based on the movie, and book publications.

Distribution Costs

        Theatrical distributions costs are comprised of two principal elements, the cost of duplicating the movie (generally referred to as "print costs") and promoting and advertising costs (generally referred as "ad costs"). These combined costs are referred to as "print and ad costs." The print and ad cost of distribution depends upon the number of screens the movie will initially be exhibited, whether a wide or limited release. Advertising costs include promotion through theatrical trailers, ads (magazine and television), billboards, wedsites, press releases, film festivals, interviews, celebrity appearances and premieres. The promotion and advertising budget is typically correlated to the expected number of screens on which the movie will initially be exhibited. After initial release, the distributor may continue to advertise the movie as releases into additional distribution channels or media occurs.

        The distributor is typically responsible for the print and ad costs of a movie within the distributor's licensed territory. Furthermore, in addition to the up-front payment to the producer or production company, the distributor recovers these costs from movie revenue before the producer or production company receives a share of revenues. The distributor and producer may agree on the minimum and maximum amounts of print and ad costs that the distributor is permitted to recover from movie revenue.

        It is not possible to accurately predict a movie's box office success. Expecting a large the box office success, a distributor may spend a great deal to market the film in advance of its release without achieving the expected box office success. Because the distributor will be entitled to recover its distribution and marketing costs from exhibition revenues before the production company will receive any portion of these revenues, the production company's share of exhibition revenues and the financial success of the movie may be reduced. In this event, the production company may be required to recover the movie's production costs from alternative revenue sources, if any are available, or suffer loss of all or a portion of the movie's production costs if the movie is not sufficiently successful.

Revenue Sharing

        The revenue generated by a movie are shared at the various stages beginning at exhibition followed by distribution, production personnel (directors, writers, actors and other creative talent) and lastly the producer and production company.

  Theatrical Exhibitors—Theatrical exhibitors retain a portion of box office receipts from which the exhibitors operating costs are paid (a fixed amount per week) and a percent of receipts. The negotiated percent of receipts varies from movie to movie and depends in part upon box office performance of the distributor's or producer's prior releases. Generally the theatrical exhibitors retain 50% of box office receipts.

  Home Video Market—Distributors generally do not share revenues from the rental of movies, rather the distributor sells copies of the movies (video cassettes and DVDs) to the retailers for a fix amount. However, recently, with respect to certain movies, the retailers have entered into revenue sharing arrangements under which the retailer pays a smaller fixed amount for copies of the movies and the distributor receives a percent of the rental income (generally less than 25%). Regardless of the arrangement with retailers, the revenue generated in the home video market correlates to the movie's box office performance in those cases.

  Television—Network and syndication broadcast rights of movies are usually licensed only when the movies are highly successful at the box office. Pay-per-view and pay cable and satellite (premium movie channels) broadcast rights are typically licensed by distributors without regard to the success of the theatrical release or whether the movies were theatrically released.

  Releases directly to cable or video in most cases generate substantially reduced revenues and are avoided, unless the movie was produced on a very low budget.

Furthermore, movies are licensed for other forms of non-theatrical exhibition, including airlines, ships, military installations, prisons and hotels.

        Distributor's Costs and Fees.    Typically from first revenues received by a distributor, by agreement with the production company, the distributor is entitled to

  •
  recover the costs of duplicating the movie and its advertising and promotion (subject to an agreed maximum amount),

  •
  recover the up-front fee paid to the independent production company for the distribution rights, and

  •
  retain an agreed percent of the movie's revenue as a revenue-based distribution fee.

The revenue-based distribution fee is negotiated on a movie-by-movie basis and may vary significantly depending on a variety of factors, including the channels and markets in which the movie is to be released, the overall demand for the movie, and the track record of the producers, directors and acting talent associated with the movie. The revenue-based distribution fee may be up to 40% of revenue. Under some distribution arrangements, particularly distribution outside North America, the production company may only receive a fixed amount, in part payable up-front and the balance over the distribution period of the movie and forego any rights to receive a share of distribution revenue.

        Production Personnel Revenue Participation.    Often times the creative production personnel (directors, actors, etc.) may agree to participate in the financial success of a motion picture in lieu of or for a reduced up-front, fixed amount of compensation. This financial-success participation is through sharing of the revenues generated by the motion picture and received by the production company, similar to a royalty, either before or after recover of exhibitor, distributor and producer costs of the motion picture. The right to receive a share of revenue by the creative production personnel is known as a "participation" and is determined through negotiations and varies from movie to movie and depends upon the particular creative talent of the person (whether the person is a director, actor, etc.). The participation by creative talent in motion picture revenue lessens the production company's financial exposure in the event the movie is not successful, but correspondingly reduces or dilutes the production company's share of revenues if the movie proves to be successful.

Home Video

        Growth in this sector has been supported by increased DVD penetration that reached 43.1 million in 2003 up from 36.4% and 23.6% in 2002 and in 2001, respectively, according to the MPAA. Declining prices of DVD players, enhanced video and audio quality and special features such as deleted scenes, film commentaries and "behind the scenes" footage have helped increase the popularity of the DVD format, sparking increased home video rentals and sales in recent years.

        For the home video market, the distributor sells video copies of a film in the form of video cassettes or DVDs to retailers. Retailers then rent these units to consumers. Traditionally, retailers retained all of the rental revenue a film generated. Recently some distributors have adopted a strategy known as revenue sharing, where they sell video units of a film to retailers at reduced prices in exchange for the right to receive a portion of the rental revenues (generally less than 25%).

Television Programming

        Increased capacity for channels on upgraded digital cable systems and satellite television has precipitated the launch of numerous new networks seeking programming to compete with traditional broadcast networks.

International Markets

        Worldwide demand for North American filmed content has increased in recent years. According to the MPAA, international box office receipts in 2002 were a record $9.6 billion, a 20% increase from 2001. The ability to pre-sell international distribution rights for films produced by independent studios has played a key role in helping these studios finance the production of motion pictures.

Residual Ownership

        Distribution licenses of movies are generally for a specific number of years (10 or more years) and may be licensed in perpetuity. In most instances, movie ownership remains with the production company that employed the creative talent (writers, directors, producers, camera operators, editors, etc.) to produce the movies. Generally, pursuant to the agreements with the creative talent personnel, ownership of the movies produced belongs to the production company, although the creative talent personnel may have rights to share in the revenues of the movies as part of their employment arrangement with the production company.

        Movies or motion pictures are considered literary creations and, accordingly, are copyright protected for the of 95 years following publication or release in most cases, or for 120 years following creation if not published or released within 25 years after creation. The values or continuing revenue potentials of movies following distribution vary from movie to movie. Those movies that remain popular following distribution may be redistributed for exhibition in later years. Additionally, technology advancements and developments (much like the development of the DVD digital format) may create new distribution opportunities for licensing.

        Within the motion picture industry there are companies (primarily movie distributors and movie production companies) that build and maintain "film libraries." These libraries are built through proprietary production of the movies and acquisition of movies from production companies. If acquired, these companies generally acquire the copyrights and trademarks of the motion pictures. Sale of the copyrights and trademarks of a motion picture to a distribution company may be included as a part of a comprehensive licensing arrangement for initial distribution of the motion picture. Alternatively, the production company may retain ownership of the motion picture to hold for future sale or to build the production company's film library.

GrayMark Productions

        We believe our strategy of producing feature length motion pictures independent of and without financial assistance from the movie industry studio system offers a number of advantages. In general, these advantages may reduce our production costs and avoid investment in the distribution and marketing of our films and increase our exhibition revenues and the financial success of our films. These advantages are as follows:

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  Studios providing production-cost funding typically charge high interest rates, overhead fees and other miscellaneous expenses to the film project that increase production costs and the risk of not recovering production costs through exhibition revenue. These costs and expenses are avoided.

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  Financing production costs independently of a distributor or studio reduces the distributor's investment in the film and may result in competitive bidding in the distributor selection process and arm's-length negotiation of more favorable distribution arrangements, including

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  lowering of distribution fees (for example, typically distribution fees are 30% to 40% of theatrical revenue exhibition), and

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  reduction or elimination of costs and expenses related to other films that a distributor releases but that the distributor charges to a producer (these are known as "cross-collateralization" charges), all of which result in a larger percentage of gross receipts from the film's exhibition being received; thus, increasing the likelihood of recovery of production costs and achieving a financial return.

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  Utilize more fully the ability of proven artists to maintain creative control and decision making without studio or distributor involvement or interference.

Although we believe independent film production offers these advantageous, there are a number of disadvantages associated with producing a film outside the studio system. The consequences of any one of these disadvantage may reduce our share of exhibition revenues and the financial success of our film, and require that we recover the film's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the film's production costs. These disadvantages are as follows:

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  The revenue potential of a film is critically dependent on distribution and relying on third-party distribution, there is no assurance that distribution will be obtained or, if obtained, distribution will be on favorable terms. In the event we are unable to obtain distribution of a film or obtain distribution on a timely basis, we will be required to recover the film's production costs from alternative revenue sources, if any, or suffer a complete loss of the production costs.

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  By relying on third-party distributors to market our films, we will have very limited control over distribution. Regardless of our success in negotiating a favorable distribution agreement, a distributor may release the film in a very limited number of theaters, devote limited resources marketing and promoting the film, withdraw the film from theaters prematurely, or even choose not to release the film into exhibition.

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  A distributor may expend more time and resources marketing a film in which the distributor has a production-cost investment compared to one of our films in which the distributor will not have a production-cost investment. In the event a distributor does not sufficiently market our film, our share of exhibition revenue may be reduced, and we may be required to recover the film's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the film's production costs.

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  It is not possible to accurately predict a film's box office success. Expecting a large box office success, a distributor may spend a great deal to market the film in advance of its release without achieving the expected box office success. Because the distributor will be entitled to recover its distribution and marketing costs from exhibition revenues before we will receive any portion of these revenues, our share of exhibition revenues and the financial success of the film may be reduced. In this event, we may be required to recover the film's production costs from alternative revenue sources, if any, or suffer loss of all or a portion of the film's production costs if the film is not sufficiently successful.

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  We have very limited financial resources compared to the studios. In the event we are unable to complete production of a film on schedule or within budget, our funds may be insufficient to complete the film. Unlike the studios, we may not have alternate sources of funds.

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  Because we have not previously completed production of a film and lack a film production history, in comparison, other independent production companies may have a competitive advantage or leverage with distributors by being able to offer multiple films for sale to distributors. Distribution companies typically offer more favorable financial terms to companies that have the proven ability to produce multiple films, because the distributor expects to be offered additional films to distribute.

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  While we expect to have certain audit rights to verify exhibition revenues received by our North American distributors, distributors are often in a position, if they so choose, to account for revenues in a manner that understates or fail accurately to account for revenues, or they may fail to maintain appropriate accounting records, making it difficult to determine a producer's actual share of revenues upon audit. Although we do not have any experience related to auditing distributors' revenue accounting, we anticipate that the costs associated with this type of audit may be substantial and may vary significantly from distributor-to-distributor and even picture-to-picture. This type of audit will not be within the normal course of our operations. Therefore, there is no assurance that, in all cases, we will be able to obtain an accurate accounting of our exhibition revenues or that audits will result in increases in the revenues that justify the associated audit costs.

        Motion Picture Production.    We will undertake a movie project based entirely on our preliminary evaluation of the movie's commercial potential. Because each motion picture is an individual artistic work, prediction of the success of a movie is difficult or maybe impossible to predict with accuracy. The commercial success of a movie depends on a number of factors beyond our control, including

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  viewer preference and taste, which constantly changes,

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  quantity and popularity of other films and leisure activities available to movie goers at the time of release of our produced movies,

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  exhibition competition at movie theaters, through video retainers, on cable television and through other forms or channels of distribution and viewing, and

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  inability to obtain distribution in all media channels.

        Furthermore, regardless of the financial success of a produced movie, a substantial amount of time may elapse between our expenditure of funds and the receipt of revenues, if any, from our motion pictures. For example, we commenced production of Cloud 9, our first movie, in January 2004 at an approximate cost of $2.3 million. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. As of the date of this prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. We have completed filming and are in the post-production phase of The Hunt. As of March 31, 2005, we had not received any revenue from Cloud 9 or The Hunt. Also, as our production activities or production budgets increase, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks with respect to each produced movie.

        Actual motion picture production costs often exceed budget, sometimes substantially. The budgeted production costs of Cloud 9 were $2.0 million and total production costs exceeded the budget by about $0.3 million or 15%. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production.

        In addition, if a motion picture production incurs substantial budget overruns, there is no assurance that we will recoup our invested costs in a film. Increased costs incurred with respect to a particular film may result in the delayed release of the motion picture at the intended time and potentially the postponement to a less favorable time, all of which could cause a decline in box office revenue and the overall financial success of the movie. Budget overruns could also prevent a movie from being completed or released.

        If a motion picture production incurs substantial budget overruns, we may be required to seek additional financing from outside sources to complete production. There is no assurance regarding the availability of such financing or, if available, the terms will be acceptable or favorable.

        Budget cost overruns increase movie production costs often times without any additional assurance of exhibition revenues or corresponding increase in these revenues, and therefore adversely affect the financial performance of the movie and recovery of invested costs in the movie. If these overruns are substantial and we do not have the capital resources to pay these additional costs, we may be forced to abandon the movie or sell the movie of which there is no assurance. Either abandonment or sale of the movie will or may result in a loss that may be substantial and that may affect our ability to continue our movie production activities.

        If we do not achieve or sustain profitable operations, we could be required to reduce significantly or suspend our operations, including movie production activities, seek a merger partner or sell additional securities on terms that may be highly dilutive to our shareholders.

        We anticipate primarily producing English language motion pictures intended for theatrical, video, pay-per-view, and television (cable, satellite and network broadcast) that have production budgets of $250,000 to $3,000,000 (within this prospectus these motion pictures are referred to as "low-budget motion pictures" or "low-budget films"). We intend to acquire movies for production that are in the development phase, generally to the point that the initial screenplay has been written, and that are low-budget films and then arrange for distribution through third-parties primarily into the domestic and international theatrical markets and possibly into the ancillary markets (home video and television). We have not previously developed and produced any film entertainment content other than Cloud 9, our first motion picture, and The Hunt. The development and production costs of Cloud 9 and The Hunt are approximately $2,300,000 and $300,000, respectively. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and Canada. As of the date of this prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. We have completed filming and are in the post-production phase of The Hunt. As of March 31, 2005, we had not received any revenue from Cloud 9 or The Hunt. With respect to additional movies we may produce, we will not undertake production of our next movie until we have sufficient capital resources to finance the acquisition and production costs of the particular movie.

        Movie Types.    It is expected that our movies

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  will have a PG rating, a PG-13 rating or an R rating and, accordingly, will target the teenager and adult viewing markets, and

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  will be characterized as comedy, drama, comedy-drama, suspense, horror, adult, romance, or mystery.

        Any pre-production distribution arrangements we obtain may be based upon the subject movie having a particular rating classification from the Motion Picture Association of America (or MPAA). With these arrangements in place, we will attempt to produce the movie in a manner that will ultimately obtain the expected rating. However, it is difficult to predict the rating classification that the MPAA will ultimately assign to the movie. If the expected rating were not obtained, distribution support (including marketing and advertising) may be reduced, resulting in fewer distribution venues and smaller viewing audience. Further, censors in foreign jurisdictions may find elements of a movie objectionable.

        At additional and unbudgeted costs, we may be required to revise the movie to obtain the desired rating classification or to remove the objectionable elements of the movie. Even following revision of the movie, the release in certain jurisdictions may be denied. These events may result in release and distribution delays and adversely affect the commercial success of the movie.

        Cloud 9 Production.    We commenced pre-production of our first low-budget motion picture, Cloud 9, in January 2004. The total production and development costs of Cloud 9 were approximately $2.3 million. In May 2005, we entered into agreements with Twentieth Century Fox Home Entertainment LLC for the release of Cloud 9 into the home video market in the United States and

Canada. As of the date of this prospectus, we are negotiating the international distribution of Cloud 9 in the foreign ancillary market (home video market), the terms of which have not been determined. We have completed filming and are in the post-production phase of The Hunt. As of March 31, 2005, we had not received any revenue from Cloud 9 or The Hunt. See "Management's Plan of Operation." As of the date of this prospectus, we do not have any commitments related to the production of a motion picture.

        Our production team (Harry G. "Gray" Frederickson, Fred Roos and George "Fritz" Kiersch) has developed a track record for producing large and modestly budgeted films with commercial success. Mr. Frederickson produced three films on the American Film Institute's "100 Greatest Movies of All Time," won an Oscar as co-producer of The Godfather, Part II and an Academy Award Nomination as a Co-Producer of Apocalypse Now. He had a 20-year association with the Academy Award-winning director, Francis Ford Coppola, as a producer in Coppola's famed Zoetrope Studios. During that time, he also co-produced The Godfather Part III, and was associate producer of The Godfather. He has 20 other films to his credit that include such films as Little Fauss and Big Halsy, The Good, The Bad, and The Ugly, and Candy. He has extensive contacts in the film industry, not only due to his production of films for Paramount, 20th Century Fox, Columbia, United Artists, and Warner Brothers, but also as Vice President in Charge of Feature Film Production at Lorimar. He also produced several pilots and series for television for Columbia, ABC, and Tri-Star/NBC.

        Mr. Roos is also a highly successful producer, who partnered with Mr. Frederickson on several Francis Coppola films, including Godfather II, Godfather III, Apocalypse Now, One From The Heart, and The Outsiders. He also produced numerous other acclaimed films including The Conversation, Rumble Fish, Tucker: The Man and His Dreams, Barfly, The Cotton Club, and The Black Stallion. He has a highly esteemed reputation, not only a producer, but as one of the most notable casting directors and consultants in Hollywood. His films as casting director include Petulia (George C. Scott, Julie Christy), Five Easy Pieces (Jack Nicholson), American Graffiti (Richard Dreyfuss, Ron Howard, Harrison Ford), and The Godfather (Marlon Brando, Al Pacino, Robert Duvall, James Caan, and Diane Keaton.) His most recent films are The Virgin Suicides, directed by Sofia Coppola, with James Woods, Kathleen Turner and Danny DeVito, Town And Country, starring Warren Beatty, and The Son of The Black Stallion, for Disney, scheduled for the summer of 2003 on IMAX.

        Mr. Kiersch has extensive experience in theatrical motion picture direction having worked in almost all film craft categories over the past 28 years with an emphasis on producing, directing and writing. From this variety of career strengths, in both creative and business practice, Mr. Kiersch has gained a thorough knowledge of all aspects of film planning, production and finish, developing strong leadership skills and professional depth. He directed the production of Children of the Corn, a modest budget 1984 release by New World Pictures based upon a Stephen King short story that was a significant commercial success. Mr. Kiersch has directed seven additional motion pictures studios and a television network including, Tuff Turf, Shattered Image, and a version of the classic, Gulliver's Travels for Hallmark Entertainment.

        We do not intend to employ screenplay writers or employ full-time pre-production creative personnel. We will only acquire film projects that at least have written screenplays in the development phase, and may already have production commitments from directors, lead and supporting actors and other creative talent and a preliminary production schedule and budget. These types of projects are referred to in this prospectus and known as "packaged film projects" within the motion picture industry.

        Our executive officers and directors review a significant number of screenplays and film projects each year, looking for script and material that will attract new as well as accomplished creative talent. We then actively further develop the film. In general, this further development may include

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  refinement or enhancement of the screenplay and script,

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  recruiting creative talent including the director and acting cast that appeals to the film's target audience, and

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  preparation of the production schedule and budget.

Although no assurance can be provided, we believe that the experience, movie industry contacts and established reputation of our Messrs. Frederickson, Roos and Kiersch, as described above, will sufficiently serve to attract or provide access to screenplays and film projects that met our annual production goals and strategies.

        The decision whether to "greenlight" or proceed with production of a film is a diligent process. Generally, each film project will be presented to our board of directors for consideration. In this presentation, our board

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  discusses the script for both artistic merit and commercial viability,

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  considers the entire package, including the script, the talent that may be attached or pursued and the preliminary initial budget,

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  discusses talent and story elements that could make the film more successful,

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  estimates the projected revenues and the costs of marketing and distributing the film, and

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  decides whether the film is worth pursuing by balancing the risk of a production against its potential for financial success.

        We will typically seek to mitigate the financial risk associated with film production by

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  negotiating arrangements for the sharing of production costs and producer revenues, similar to the Investor Agreement for the production of Cloud 9 (see "Management's Plan of Operation"),

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  selling international distribution rights to international distributors before completion of film production, and

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  structuring deals with talent that provide for them to participate in the financial success of the motion picture (through revenue sharing) in exchange for reducing up-front compensation or payments.

Other than the Investor Agreement for the production of Cloud 9, we do not have any other production-costs sharing arrangements and have not entered into any distribution agreements or sold any distribution rights (see "Management's Plan of Operation").

        Furthermore, we may become involved in the development, acquisition, and production of television projects in the movie-of-the-week and mini-series formats. However, we do not intend to pursue these types of projects in the near term.

        Distribution.    Although we have not previously released a movie into distribution, our motion pictures may be distributed in the domestic theatrical market and to a much lesser extent in the international theatrical market and the ancillary markets. The prediction of the financial success of a movie in any market is difficult or maybe impossible to predict with accuracy. Because a movie's performance in ancillary markets (home video and pay and free television) is often directly related to the movie's box office performance, poor box office results may negatively affect future revenue streams outside the theatrical market. Even if one of our movies achieves financial success in the theatrical markets, revenues from the ancillary market may not be substantial.

        The motion pictures we produce will be distributed by third-party distributors and we will not directly engage in film distribution. Although not the case respecting Cloud 9 and The Hunt, we may engage in preliminary negotiations with distributors on a pre-production basis with the intent of determining the interest of distributors in distributing the particular film and its potential target audience appeal when released. The favorable or unfavorable reaction of the distributors to the film project may influence whether we proceed with production or elect not to acquire and participate in production of the particular film project. We expect to enter into distribution arrangements that require the distribution company to pay the expenses and costs of distribution, including print and ad costs. As discussed in the section of this prospectus captioned "Management's Plan of Operation," we have not previously developed and produced any film entertainment content other than our first motion picture project titled Cloud 9. We are in the process of arranging for distribution of Cloud 9 but have not obtained any commitments as of the date of this prospectus and have not received any revenue from Cloud 9 and The Hunt. We anticipate that Cloud 9 and The Hunt will be directly released to the ancillary market and will not be theatrically released. The terms of distribution arrangements are accordingly not determinable as of the date of this prospectus.

        Distributors' decisions regarding the timing of release and promotional support of our motion pictures are important in determining the success of these pictures. As with most companies engaging in licensed distribution, we will not control the timing and manner in which our licensed distributors promote and distribute our produced movies. Any decision by these distributors not to distribute or promote one of our movies or to promote competitors' movies to a greater extent than they promote ours may result in a substantial loss of revenue potential that would adversely affect our ability to recoup our capital investment in the movie and further result in a substantial loss.

        Our approach to acquiring film projects is to limit our financial exposure. The decision whether to acquire a film project will be made by our board of directors. The criteria considered by our board will include a film's expected critical reaction, marketability, and potential for commercial success, as well as the cost to acquire the picture and the ancillary market potential for the film after theatrical release or in the event the picture is not theatrically released.

        We expect to distribute our productions to the international marketplace through third parties. These distribution arrangements will involve the sale of the film's distribution rights to the distributor, most likely on a worldwide basis with the exception of North America. With respect to some of our films, we may sell the international distribution rights prior to completion of the film's production (within in the movie industry referred to as "pre-sold"). Any revenues for pre-sold distribution rights will be used to pay a portion (possibly a significant portion) of the film's production costs. As mentioned above and in the section of this prospectus captioned "Management's Plan of Operation," we have not entered into any negotiations for the sale of the international distribution rights on a pre-sold basis.

        Any third-party distribution in the video rental market will most likely be through the major video rental outlets of Blockbuster, Inc., Hollywood Entertainment Corporation, Movie Gallery, Inc. and Rentrak Corporation. Furthermore, any direct marketing by the third-party distributor will most likely be through mass merchandisers, including Costco Wholesale Corporation, Target Corporation, Best Buy Co. Inc., and others who buy large volumes of videos and DVDs to sell directly to consumers.

Our Competitive Disadvantage

        Major Studios and other Independent Producers.    We are in the development stage and, accordingly, our competitors are larger and more diversified, including the independent producers and major U.S. and international studios (see "—The Motion Picture Industry—Competition" above). Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and many independent producers have substantially more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production.

        Because we have not previously release a movie, have had very nominal revenue and have very limited capital resources, we are at a competitive disadvantage within the movie industry. This competitive disadvantage may adversely affect the financial performance of our movies.

        Oversupply of Movies.    The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of ancillary market revenue and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we do not plan to release our films during peak release times, which may also reduce our potential revenues for a particular release.

        Moreover, we cannot guarantee that we can release any one of our films initially as scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio or other competitor may force us to alter the release date of a film because we cannot always compete with a competitor's larger promotion campaign. Any of these changes could adversely impact a film's financial performance. In addition, if we cannot change our schedule following a change by a major studio or other competitor because we are too close to the release date. Our competitor's release utilizing the typically larger promotion and advertising budget may adversely impact the financial performance of our movie.

        Theatrical Exhibition.    Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to 10 to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of available motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease. This decrease in box office receipts and revenue streams will adversely affect the financial performance of our movie that may result in a substantial loss of our investment in the movie.

Intellectual Properties

        As of the date of this prospectus, the only intellectual property rights we have relate to our interest in the movie Cloud 9 and The Hunt (see "Management's Plan of Operation—Literary Purchase Agreement" and "—Production Agreement"). We expect to develop and acquire additional intellectual property rights in each motion picture we produce. Once acquired, we may not have the financial resources to protect our intellectual property rights to the same extent as major studios and other competitors. We will attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific countries (outside of the United States and Canada) and media for limited durations. Despite the precautions we will undertake, existing copyright and trademark laws afford only limited practical protection in certain countries. Our movies may also be distributed in countries that do not afford copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our movies or certain portions, which if distributed in domestic market could reduce our revenues and adversely affect the financial performance of the movie.

        Litigation may also be necessary in the future to enforce our acquired or developed intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and the diversion of resources. There is no assurance that infringement or invalidity claims will not have a material adverse effect on our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims. In the event we are successful in protecting our intellectual property rights, the costs of this protection may not be recovered from the revenues of the particular movie and may adversely affect the financial performance of the movie.

        Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern European bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies, including the internet and online services, piracy most likely will become more prevalent, including in the U.S., because digital formats are easier to copy and download, much like the musical recordings. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download pirated motion pictures rather than pay for motion pictures. Piracy of any movie we produce may adversely impact the gross receipts received from the exploitation of these movies, domestically and internationally, which could have a material adverse effect on the financial performance of the movie.

Government Regulation

        Our operations are and will be subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environment and zoning regulations and ordinances.

Legal Proceedings

        From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings.

Employees

        As of the date of this prospectus, we have two full-time employees (our chief executive officer and an administrative assistant) and two employees that are required to devote the necessary time and attention to the duties and responsibilities assigned to them. One of these employees, John Simonelli, was very involved in the production of Cloud 9 and The Hunt, and devoted his full time and attention (more than 40 hours per week) to our production activities since the beginning of 2004.

        The other employee, our chief financial officer, devotes not less than 16 hours per week to his responsibilities and duties at GrayMark Productions, Inc. Because of the work required in connection with this offering and the required financial information, including audited financial statements for 2003, the reporting to the U.S. Securities and Exchange Commission and compliance with The Sarbanes-Oxley Act of 2002, he has been devoting substantially more hours than 20 hours per week to his duties and responsibilities.

        Our future performance depends in significant part upon the continued service of our key management personnel, and our continuing ability to attract and retain highly qualified and motivated personnel in all areas of our operations. Competition for such personnel is intense, and there can be no assurance that we can retain key employees or that we can attract, assimilate or retain other highly qualified personnel in the future.

        Our employees are not represented by a labor union. However, in connection with the production of our motion pictures, we will employ actors, writers and directors who are members of the Screen Actors Guild, Writers Guild of America and Directors Guild of America, respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of November 1, 2004 for a term of three years. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2002 for a term of three years. Our productions may also employ members of a number of other unions, including the International Alliance of Theatrical and Stage Employees, and the Teamsters. A strike by one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities. A union related halt or delay, depending on the length of time, could cause a delay or interruption in our release of new motion pictures that could have a material adverse effect on our business, results of operations or financial condition.

Facilities

        Our corporate headquarters and offices are located at 101 North Robinson, Suite 920, Oklahoma City, Oklahoma. These office facilities consist approximately of 1,500 square feet and are occupied under a month-to-month unwritten lease, requiring monthly rental payments of $500. The costs of building-out and improving our offices was approximately $15,000 which we paid rather than Corporate Tower, LLC, our landlord. These improvements included removal and construction of new walls, ceilings and doorways, and painting of the walls throughout and installation of carpeting in the offices and reception area and vinyl flooring in a utility room, and installation of computer cabling for communications, including internet access services and telephone services. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Corporate Tower, LLC. Mr. Oliver on behalf of Corporate Tower, LLC has orally indicated that there is no intent to terminate our occupancy of the office facilities and that the term of the lease will continue simply be on a month-to-month basis, requiring 30-day prior written notice of termination under Oklahoma law. Upon termination of this occupancy arrangement, we believe there is adequate office space and facilities available in the Oklahoma City area. In the event we are required to move from our current office facilities, the terms of occupancy, including the increased rental payments, will be substantially different than those under which our office space is currently occupied and the annual rental rate will probably be from $8 to $12 per square foot ($12,000 to $18,000 per year based upon 1,500 square fee of office facilities).

        In connection with the production of Cloud 9, we rented a small production office or trailer as our production office on a month-to-month basis for five months from which production personnel and vendors were paid during the production phase. Also, we rented a house for one day, a night club for four days, a jail for two days and other locations to serve as shooting locations. We the rental costs of production office and these locations approximated $45,000.

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information with respect to our executive officers and directors. Directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting and until their successors are elected and qualify. Executive officers are elected by the Board of Directors and serve at its discretion. Our Bylaws provide that the Board of Directors shall consist of such number of members as the Board of Directors may from time to time determine by resolution or election, but not less than three and not more than nine. Our Board of Directors currently consists of five individuals.

Name	Age	Position with the Company
John Simonelli(1)	58	Chairman of the Board, Chief Executive Officer
Harry G. "Gray" Frederickson, Jr.(1)	67	President and Chief Operating Officer
Mark R. Kidd(1)(2)	38	Chief Financial Officer and Secretary
Fred Roos(2)	70	Director
George "Fritz" Kiersch(2)	53	Director
Lewis B. Moon	39	Director
Stanton Nelson	33	Director

(1)
Serves on our Compensation Committee.
(2)
Serves on our Audit Committee.

        The following is a brief description of the business background of our executive officers and directors:

        Harry G. "Gray" Frederickson, Jr. has served as our Chairman of the Board and Chief Executive Officer since August 18, 2003 and served as manager of GrayMark Productions, L.L.C. since its formation in August 2001. Prior to that time, Mr. Frederickson was independently engaged in the production of films for his own account.

        Mr. Frederickson is a highly successful producer of major motion pictures. He produced three films on the American Film Institute's "100 Greatest Movies of All Time," won an Oscar as Co-Producer of The Godfather, Part II and received an Academy Award Nomination as a Co-Producer of Apocalypse Now. He had a 20-year association with the Academy Award-winning director, Francis Ford Coppola, as a producer in Coppola's famed Zoetrope Studios. During that time, he also co-produced The Godfather Part III, and was an associate producer of The Godfather. He has 20 other films to his credit that include Little Fauss and Big Halsy with Robert Redford, The Good, The Bad, and The Ugly with Clint Eastwood, and Candy with Marlon Brando and Richard Burton. He has extensive contacts in the film industry, not only due to his production of films for Paramount, 20th Century Fox, Columbia, United Artists, and Warner Brothers, but also as Vice President in Charge of Feature Film Production at Lorimar. He also produced several pilots and series for television for Columbia, ABC, and Tri-Star/NBC. Mr. Frederickson is a member of the Academy of Motion Picture Arts and Sciences, The Academy of Television Art and Sciences, The Directors Guild of America, and the Screen Actors Guild, and a graduate of the University of Oklahoma.

        John Simonelli serves as our Chief Executive Officer (since February 3, 2005) and formerly served as our President and Chief Operating Officer (from August 18, 2003 to February 3, 2005). Mr. Simonelli is an independent business consultant who has extensive experience in the planning, development, and funding of emerging growth companies. He served as a director of Precis, Inc. from

December 2000 until July 2001. Precis, Inc. is a publicly-held company primarily engaged in the providing of healthcare savings to the self-insured. From March 1994 until July 1999, Mr. Simonelli was employed by Laboratory Specialists of America, Inc. and served as Chairman of the Board, Chief Executive Officer and Secretary, and a Director until December 7, 1998. Laboratory Specialists of America, Inc. was engaged in forensic drug testing and was formerly publicly-held until acquired by The Kroll-O'Gara Company by merger. Mr. Simonelli served as a Director, Chief Executive Officer and Secretary of Vantage Capital Resources, Inc. from March 1996 until its merger with The Vialink Company (formerly Applied Intelligence Group, Inc.) and thereafter served as a Director and Vice President of The Vialink Company until October 14, 1996. He served as Chairman of the Board and Chief Executive Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. He served as Chief Executive Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses, from June 1986 to June 1988. From July 1981 through June 1985, he served in various capacities, including President and Director, with Moto Photo, Inc., a publicly-held company engaged in the business of franchising one-hour, photo development laboratories. Mr. Simonelli served as President and Chief Executive Officer from May 1985 until November 1985, and a Director, from May 1985 through 1988, of TM Communications, Inc. (formerly Video Image, Inc. and TM Century, Inc.), a publicly-held company engaged in radio broadcasting and corporate communications.

        Mark R. Kidd serves as our Chief Financial Officer and Secretary. Mr. Kidd has over 15 years experience in finance and accounting. Mr. Kidd is also Chief Operations Officer of C&L Supply, Inc., a privately-held wholesale distribution company which serves customers in seven states. Mr. Kidd is also a co-owner of 36th Street Properties, LLC, a privately-held commercial real estate company and RandMark, LLC, a privately-held retail wireless company. Mr. Kidd served as Chief Financial Officer of Precis, Inc., a publicly-held company, from August 1999 until January 2002 and as a director of Precis, Inc. from January 2000 until February 2002. He also served as President, Chief Operating Officer, Secretary and a Director of Foresight, Inc. a wholly-owned subsidiary of Precis, Inc. from February 1999 until January 2002. Mr. Kidd served as President of Paceco Financial Services, Inc., a privately-held regulated savings company, from March 1998 until December 2000. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.

        Fred Roos has served as one of our Directors since August 18, 2003 and has been independently engaged in the motion picture business during the last five years. Mr. Roos is also a highly successful producer, who partnered with Gray Frederickson on several Francis Coppola films, including Godfather II, Godfather III, Apocalypse Now, One From The Heart, and The Outsiders. He also produced numerous other acclaimed films including The Conversation with Gene Hackman, Rumble Fish, Tucker: The Man and His Dreams with Jeff Bridges, Barfly, The Cotton Club, and The Black Stallion. He has a highly esteemed reputation, not only an important producer, but as one of the most notable casting directors and consultants in Hollywood. His films as casting director include Petulia (George C. Scott, Julie Christy), Five Easy Pieces (Jack Nicholson), American Graffiti (Richard Dreyfuss, Ron Howard, Harrison Ford), and The Godfather (Marlon Brando, Al Pacino, Robert Duvall, James Caan, and Diane Keaton.) His most recent films are The Virgin Suicides, directed by Sofia Coppola, with James Woods, Kathleen Turner and Danny DeVito, Town And Country, starring Warren Beatty, and The Son of The Black Stallion, for Disney, scheduled for the summer of 2003 on IMAX.

        George "Fritz" Kiersch has served as one of our directors since August 18, 2003. He has extensive experience in theatrical motion picture direction having worked in almost all film craft categories over the past 28 years with an emphasis on producing, directing and writing. From this variety of career strengths, in both creative and business practice, Mr. Kiersch has gained a thorough knowledge of all aspects of film planning, production and finish, developing strong leadership skills and professional depth. He directed the production of Children of the Corn, a modest budget 1984 release by New World

Pictures based upon a Stephen King short story that was a significant commercial success. Mr. Kiersch has directed seven additional motion pictures studios and a television network including, Tuff Turf, a youth oriented action story starring James Spader and Robert Downey Jr., Shattered Image, a psychological thriller, starring Bo Derek and Jack Scalia, and a version of the classic, Gulliver's Travels for Hallmark Entertainment.

        In 2000 he accepted a full professorship as the inaugural Director of the Film and Video Studies Program at the Oklahoma City Community College, a curriculum focused on physical film production that has increased to 12 or 14 courses per semester with an enrollment of over 150 students and six adjunct instructors. Since 2001 he has co-chaired and developed the Oklahoma Cinema Studies Consortium that oversees cross registration among The University of Oklahoma, Oklahoma City University and Oklahoma City Community College that effectively established the largest film studies program in the mid-west by providing the greatest depth of course work, disciplines of specific study and the largest faculty. In addition, for the last two years Mr. Kiersch has served as the Executive Director of the Oklahoma Film Institute, a master workshop structured program.

        After receiving a BA in Economics in 1974 from Ohio Wesleyan University, Mr. Kiersch began a concentrated study of cinema and camera technique toward a Masters of Film Art at University of Southern California.

        Lewis B. Moon has served as one of our directors since August 18, 2003. Beginning in 2004, Mr. Moon been a practicing attorney in the Oklahoma County Public Defender's office. As a partner in Lewann Ltd. beginning in January 1999 Mr. Moon's responsibilities include management and daily oversight of investment capital hedge funds and new acquisitions of investment corporations and management of daily operations of oil and gas production including new exploration and drilling operations. Lewann Ltd. is a privately-held hedge fund management firm. In 1990 he graduated from Texas A&M University with a Bachelor of Science in Economics and received a Juris Doctorate in December 2003 from the Oklahoma City University School Law.

        Stanton Nelson has served as one of our directors since August 18, 2003. Mr. Nelson currently serves as Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration and development and real estate ownership and management and controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves as Chairman of Carrollton Broadcasting Company, a privately-held company that operates a radio station in Dallas, Texas. In 2000, Mr. Nelson served as Director of State and Federal Affairs for the University of Oklahoma. From 1996 to 2000, Mr. Nelson served as President of Stephens Broadcasting, a privately-held company that owned radio stations in Oklahoma. Mr. Nelson has a B.B.A. in business management from the University of Oklahoma.

Director and Executive Officer Compensation

        We do not compensate directors for serving on our board or attending meetings of the board or any committee thereof. However, it is anticipated that stock options will granted to our directors on terms to be determined by our board. As of the date of this prospectus, the number of stock options to be granted to the members of our board of directors has not been considered or determined.

        The following table sets forth the total cash compensation, paid or accrued, to the manager of GrayMark Productions, L.L.C. and our chief executive officer during the years ended December 31, 2004, 2003 and 2002 who received compensation in excess of $100,000 during those years.

Summary Compensation Table

Annual Compensation(1)
Name and Principal Position
	Year	Salary(2)		Bonus(3)
Harry G. "Gray" Frederickson Chief Executive Officer of GrayMark Productions, L.L.C.	2004 2003 2002	$ $ $	100,000 100,000 100,000	$ $ $	— — 5,471

(1)
Mr. Frederickson received additional non-cash compensation, perquisites and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for Mr. Frederickson during the year.
(2)
Dollar value of base salary (both cash and non-cash) earned during the year.
(3)
Dollar value of bonus (both cash and non-cash) earned during the year.

Employment Arrangements and Keyman Insurance

        We have an employment agreement with each of Messrs. Frederickson and Simonelli that expires on August 18, 2006 that provides, among other things, (i) Mr. Frederickson with an annual base salary of $100,000 and Mr. Simonelli an annual base salary of $60,000, (ii) bonuses at the discretion of the Board of Directors, (iii) eligibility for stock options under our stock option plan, (iv) health insurance benefits, and (v) benefits consistent with similar executive employment agreements. This agreement requires Mr. Frederickson to devote his full time and attention to our business and affairs, while Mr. Simonelli is required to devote the amount of time to perform the duties and responsibilities assigned to his position. The agreements also restrict the rights of Messrs. Frederickson and Simonelli to participate in other activities outside to the extent the activities conflict with the ability to perform his duties and that would violate his duty and loyalty to us. Since commencement of the production of Cloud 9, Mr. Simonelli has devoted more than 40 hours per week to his duties and responsibilities at GrayMark Productions, Inc.

        Furthermore, Mr. Simonelli and Mark R. Kidd have orally agreed to work not less than 16 hours per week in the performance of the respective duties and responsibilities assigned to them by the board of directors of GrayMark Productions, Inc.

Loss of Key Personnel

        Our success depends to a significant degree upon the efforts, contributions and abilities of our management. We do not have any keyman insurance covering the death or disability of Messrs. Frederickson and Simonelli. Although we have employment agreements with Messrs. Frederickson and Simonelli, the loss of services of Messrs. Frederickson and Simonelli and other key employees could have a material adverse effect on our business, results of operations or financial condition.

Equity Compensation Plans

        For the benefit of our employees, directors and consultants, we have adopted two stock option plans, the 2003 Stock Option Plan (the "Employee Plan") and the 2003 Non-Employee Stock Option Plan (the "Non-Employee Plan").

        The 2003 Employee Plan.    For the benefit of our employees, directors and consultants, we adopted the 2003 Employee Plan. This plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 300,000. As of the date of this prospectus, we have granted stock options under this plan that are exercisable for the purchase of 60,000 common stock shares at $1.10 per share on or before December 31, 2009.

        Our board of directors administers and interprets this plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.

        The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option and to qualify as an incentive stock option may not be less than the fair market value of common stock on the date of the grant of the incentive stock option. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.

        Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director, or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2009. Options are not transferable except by will or by the laws of descent and distribution.

        All outstanding options granted under the plan will become fully vested and immediately exercisable if (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately before the 12-month period or (ii) a "change of control" occurs. For purposes of the plan, a "change of control" is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.

        The 2003 Non-Employee Stock Option Plan.    The Non-Employee Plan provides for the grant of stock options to our non-employee directors, consultants and other advisors. Our employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes and accordingly will not qualify for the favorable tax consequences thereunder upon the grant and exercise of the Options. The total number of shares of common stock authorized and reserved for issuance upon exercise of Options granted under this plan will be 300,000.

        Our Board of Directors administers and interprets this plan and has authority to grant options to all eligible participants and determine the basis upon which the options are to be granted and the terms, restrictions and conditions of the options at the time of grant.

        Options granted under this plan are exercisable in such amounts, at such intervals and upon such terms as the option grant provides. The purchase price of the common stock under the option is determined by our board; however, the purchase price may not be less than the closing sale price of our common stock on the date of grant of the option. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.

        Options granted under this plan may not under any circumstance be exercised after 10 years from the date of grant. No option under the Non-Employee Plan may be granted after July 30, 2008.

Options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a "family member." Family member transfers include transfers to parents (and in-laws) to nieces and nephews (adopted or otherwise) as well as trusts, foundations and other entities principally for their benefit. This plan will terminate on July 30, 2008. As of the date of this prospectus, we have granted stock options under this plan that are exercisable for the purchase of 100,000 common stock shares at $1.10 per share on or before December 31, 2009.

Director Liability and Indemnification

        As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the "Certificate") eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to us or our shareholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.

        Our bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.

Certain Legal Proceedings

        On September 28, 1990, the Securities and Exchange Commission (the "Commission") filed a civil action against John Simonelli, our President and Chief Operating Executive Officer, alleging violations of (i) Sections 13(d) and 16(a) (which require that officers, directors and certain shareholders file securities ownership reports with the Commission) and (ii) Section 10(b) and Rule 10b-6 (which, in general, proscribe affiliates of issuers from purchasing securities during a distribution) of or promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such alleged violations, which occurred at various times from February 1985 through September 1987, pertained to Mr. Simonelli's unreported purchases of securities of Unico, Inc., an issuer unrelated to us. On the same day, Mr. Simonelli, without admitting or denying any of the Commission's allegations, agreed to make restitution payment to Unico, Inc. and consented to a permanent injunction that enjoined Mr. Simonelli from violating the foregoing sections of and rules promulgated under the Exchange Act.

CERTAIN TRANSACTIONS

        The following described transactions and proposed transactions were or will be entered into with our executive officers and directors and 5% or greater shareholders. These transactions may or will continue in effect and may result in conflicts of interest between us and these individuals. Although our executive officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in our favor or in favor of our shareholders.

        In May 2004, we entered into a Co-Finance Agreement with each of Roy T. Oliver, one of our major shareholders, John Simonelli, our President and Chief Operating Officer, 36th Street Properties LLC (of which Mark R. Kidd, our Chief Financial Officer is a 50% owner) and Larry E. Howell. Pursuant to these Co-Finance Agreements each of Messrs. Oliver, Simonelli, and Howell and 36th Street Properties LLC made contributions to share in the production costs of Cloud 9 of $250,000, $100,000, $50,000 and $100,000, respectively, for the aggregate sum of $500,000. Their contributions to the production costs of Cloud 9 are recoverable from all proceeds we receive from the rights sales and distribution of Cloud 9, commencing from the first dollar we receive until Messrs. Oliver, Simonelli and Howell and 36th Street Properties LLC are repaid their respective contributions in full. In addition, each of Messrs. Oliver, Simonelli and Howell and 36th Street Properties are entitled to receive in the aggregate 20% (10%, 4%,2% and 4%, respectively) of the "net profits" we receive from the rights sales and distribution of Cloud 9. "Net profits" is defined as the sum remaining of the proceeds from the rights sales and distribution of Cloud 9 after deduction of third-party distribution fees and expenses, our recoupment of all costs plus interest, production costs, distribution costs, cash deferments to cast, crew or producers, equipment suppliers, rights holders or any other party.

        In connection with the incorporation-reorganization of GrayMark Productions, L.L.C., we issued 4,870,000 shares of our common stock to the members of GrayMark Productions, L.L.C. in proportion to their respective ownership interests in GrayMark Productions, L.L.C. The member of GrayMark Productions, L.L.C. included

  •
  Harry G. "Gray" Frederickson, John Simonelli and Roy T. Oliver, each of whom were issued 1,000,000 common stock shares,

  •
  Lewann, Ltd. (which Lewis B. Moon is the general partner and the controlling person) that was issued 1,000,000 common stock shares,

  •
  Mark Stansberry, formerly served as a manager and Chief Financial Officer of GrayMark Productions, L.L.C., who was issued 600,000 common stock shares,

  •
  Larry E. Howell, who was issued 200,000 common stock shares,

  •
  Mark R. Kidd, who was issued 50,000 common stock shares and

  •
  Michael E. Dunn, who was issued 20,000 common stock shares.

        Mr. Frederickson serves as our Chief Executive Officer and Chairman of our board of directors and Mr. Simonelli serves as our President and Chief Operating Officer. We have employment agreements with each of Messrs. Frederickson and Simonelli, who have received and will continue to receive the compensation pursuant to these agreements as described under "Management—Employment Arrangements and Keyman Insurance." Mr. Kidd serves as our Chief Financial Officer and in this capacity received and will continue to receive an annual salary of $20,000. We do not have a written employment agreement with Mr. Kidd. See "Management."

        Lewann, Ltd. is controlled by Mr. Moon, one of our directors. While Mr. Moon serves as one of our directors, he will be compensated as a director; however, as of the date of this prospectus such compensation has not been determined. To the knowledge of Mr. Moon, Lewann, Ltd. and Mr. Moon do not have any relationships with any of the Selling Security Holders.

        Although Mr. Stansberry formerly served as a manager and Chief Financial Officer of GrayMark Productions, L.L.C., since August 18, 2003, Mr. Stansberry's only continuing interest and relationship with us is that of a shareholder.

        Mr. Howell's only relationship with us is that of a shareholder. To Mr. Howell's knowledge, the only relationship he has with the Selling Security Holders is with Thomas E. Howell, his brother.

        Mr. Dunn is a member of the law firm of Dunn Swan & Cunningham, the firm that serves as our legal counsel. Dunn Swan & Cunningham was paid $29,305 during 2003 and $43,782 during 2004 for legal services performed on our behalf. In the future, Dunn Swan & Cunningham may perform additional legal services on our behalf on an as-needed basis at hourly rates (currently $150 to $225 per hour) based on the type of legal services provided. To Mr. Dunn's knowledge, he does not have any relationships with any of the Selling Security Holders. Furthermore, Mr. Dunn was issued 25,000 common stock shares during 2004 for legal services rendered during 2004 having a value of $25,000.

        Each of Messrs. Frederickson and Stansberry paid $500 for his 50% ownership interest in GrayMark Productions, L.L.C. upon its formation. On June 16, 2002, Lewann, Ltd. acquired its 33% ownership interest in GrayMark Productions, L.L.C. by purchase of the ownership interests or units from each of Messrs. Frederickson and Stansberry. Following this acquisition, Lewann, Ltd. contributed $250,000 to GrayMark Productions, L.L.C. prior to July 1, 2003. On July 1, 2003, Lewann, Ltd. and each of Messrs. Frederickson and Stansberry sold a portion of their ownership interests in GrayMark Productions, L.L.C. to Messrs. Simonelli, Howell, Kidd and Dunn. Messrs. Simonelli, Howell, Kidd and Dunn paid nominal amounts, $100, $20, $5 and $2, respectively, for their member interests or units in GrayMark Productions, L.L.C.

        In December 2003, we entered into a 12-month unwritten lease with Corporate Tower, LLC which is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, for occupancy of our offices in Oklahoma City. Under this lease arrangement, we are required to pay rent of $500 per month. The costs of leasehold improvements of our office facilities was approximately $15,000 which we paid rather than Corporate Tower, LLC.

        On December 19, 2003, we entered into a one-year Consulting Agreement with E. Peter Hoffman, Jr., one of our greater than 5% shareholders, for the providing of business development services. For these services, we granted Mr. Hoffman stock options exercisable for the purchase of 100,000 shares of our common stock for $1.25 per share. These options are exercisable commencing on January 1, 2005 and expire on December 31, 2008. In accordance with our five-year registration obligation, we have included the common stock shares purchasable upon exercise of these stock options in the registration statement of which this prospectus is included.

        During 2002 and 2001, we paid Mark A. Stansberry and Harry G. "Gray" Frederickson, Jr. consulting and management fees totaling $38,650 and $105,471, respectively, and during 2001 we paid Mr. Frederickson consulting and management fees totaling $20,999. Messrs. Stansberry and Frederickson were members and served as managers of our wholly-owned subsidiary, GrayMark Productions, L.L.C.

        On August 15, 2003, Roy T. Oliver purchased a 20% ownership interest in GrayMark Productions, L.L.C. for $500,000. As indicated above, Mr. Oliver exchanged his 20% ownership interest in GrayMark Productions, L.L.C. for (1,000,000) common stock shares of GrayMark Productions, Inc.

        Viewtrade Financial served as the placement agent for our private placement of 2,955,000 shares of our common stock and redeemable warrants that was completed on December 19, 2003. For its services as placement agent, Viewtrade Financial received

  •
  the placement agent warrants exercisable during the period that began on December 19, 2003 and that will end on October 30, 2008 for the purchase of 443,250 shares of our common stock for $1.10 per share, and

  •
  sales commissions of $295,500 and a non-accountable expense allowance of $88,650.

        In addition, on August 19, 2003, we entered into the one-year Financial Advisor Agreement with Viewtrade Financial pursuant to which Viewtrade Financial is currently providing financial advisor consultant services. For these consulting services, we issued 383,425 common stock shares to Viewtrade Financial.

        On February 27, 2004, Viewtrade Financial orally waived its right to receive the warrant exercise fee.

        In March 2002, Messrs. Frederickson and Stansberry, members of GrayMark Productions, L.L.C., entered into an agreement to pay FilmCapital, Inc. $50,000 for services performed. This liability is only payable in the event GrayMark Productions, L.L.C. obtains funding for film projects from outside investors. Messrs. Frederickson and Stansberry have each represented that their intent was not to cause GrayMark Productions, L.L.C. to be liability for this obligation and each has agreed to indemnify us for any liability that may arise out of this agreement. In December 2003, we recorded a consulting expense and liability of $50,000 related to the agreement with FilmCapital. At the time that the recorded liability is paid by GrayMark Productions, Inc., Messrs. Frederickson and Stansberry will be required to reimburse us.

        We believe that the transactions described above were on terms no less favorable to us than could have been obtained with unrelated third parties. All material future transactions between us and our officers, directors and 5% or greater shareholders

  •
  will be on terms no less favorable than could be obtained from unrelated third parties and

  •
  must be approved by a majority of our disinterested-independent members of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to give effect to this offering and exercise of the redeemable warrants, placement agent warrants and stock options, of (i) the only persons known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers (including those executive officers named in the Summary Compensation Table, see "Management—Director and Executive Officer Compensation") and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there is no family relationship among our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days of the date of this prospectus (pursuant to exercise of stock options and warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Before Offering			After Offering
			Shares Offered for Resale
Name (and Address) of Beneficial Owner	Shares Beneficially Owned(1)	Ownership Percent		Shares Beneficially Owned(1)(2)	Ownership Percent
Harry G. "Gray" Frederickson, Jr.(3) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	1,020,000	12.3%	—	1,020,000	9.0%
John Simonelli(4) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	1,020,000	12.3%	—	1,020,000	9.0%
Roy T. Oliver 101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102	1,000,000	12.2%	—	1,000,000	8.9%
Lewann, Ltd.(5) 6345 Glenbrook Court Oklahoma City, Oklahoma 73118	1,020,000	12.3%	—	1,020,000	9.0%
Lewis B. Moon(5) 6345 Glenbrook Court Oklahoma City, Oklahoma 73118	1,020,000	12.3%	—	1,020,000	9.0%
Viewtrade Financial(6)(7) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Daniel Pietro(6)(8) 7280 West Palmetto Park Road, Suite 210 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Sean Callahan(6)(9) 7280 West Palmetto Park Road, Suite 210 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Thomas Corona(6)(10) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
James St. Clair(6)(11) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%

Robert Dombrowski(6)(12) 525 Washington Boulevard, 24th Floor Jersey City, New Jersey 07310	1,106,675	12.8%	280,000	826,675	7.3%
John Green(6)(13) 525 Washington Boulevard, 24th Floor Jersey City, New Jersey 07310	1,106,675	12.8%	280,000	826,675	7.3%
Roger Lockhart and Davina Lockhart(6)(14) 20 Blue water Circle Holiday Island, Arkansas 72631	1,106,675	12.8%	280,000	826,675	7.3%
Claud Ware(6)(15) 7280 West Palmetto Park Road, Suite 210 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
ROO, LLC(6)(16) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Mark Ford(6)(17) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Brian Herman(6)(18) 7280 West Palmetto Park Road, Suite 105 Boca Raton, Florida 33433	1,106,675	12.8%	280,000	826,675	7.3%
Capital West Securities, Inc.(6)(19) Leadership Square, Second Floor 211 North Robinson Oklahoma City, Oklahoma 73102	1,106,675	12.8%	280,000	826,675	7.3%
Robert O. McDonald(6)(19) Leadership Square, Second Floor 211 North Robinson Oklahoma City, Oklahoma 73102	1,106,675	12.8%	280,000	826,675	7.3%
Mark A. Stansberry 1105 Waterwood Parkway, Suite GP-2 Edmond, Oklahoma 73034	600,000	7.3%	—	600,000	5.3%
E. Peter Hoffman, Jr.(20) 6301 North Western Avenue, Suite 260 Oklahoma City, Oklahoma 73118	700,000	8.4%	600,000	100,000	1.2%
Mark R. Kidd(21) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	70,000.8%		—	70,000.6%
Fred Roos(22) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	20,000.2%		—	20,000.2%
George "Fritz" Kiersch(22) 101 North Robinson, Suite 920 Oklahoma City, Oklahoma 73102	20,000.2%		—	20,000.2%

Stanton Nelson(23) 101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102	20,000.2%		—	20,000.2%
Executive Officers and Directors as a group (seven individuals)(24)	3,190,000	38.1%	—	3,190,000	27.8%

(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To the Company's knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2)
Rounded to the nearest one-tenth of one percent, based upon 8,258,425 shares of common stock outstanding before this offering and 11,313,425 shares of Common Stock assuming exercise in full of the redeemable warrants and the stock options.
(3)
Mr. Frederickson is Chairman of our Board of Directors and our Chief Executive Officer. The number of shares and the percentages include 20,000 common stock shares purchasable pursuant to exercise of stock options expiring December 31, 2009.
(4)
Mr. Simonelli is our President and Chief Operating Officer.The number of shares and the percentages include 20,000 common stock shares purchasable pursuant to exercise of stock options expiring December 31, 2009.
(5)
Lewann, Ltd. is controlled by Lewis B. Moon and each is deemed the beneficial owner of the common stock shares. Mr. Moon is one of our directors. The number of shares and the percentages include 20,000 common stock shares purchasable by Mr. Moon pursuant to exercise of stock options expiring December 31, 2009.
(6)
The number of shares and the percentages include 443,250 common stock shares purchasable pursuant to exercise of placement agent warrants during the period commencing on December 19, 2003 and ending on October 30, 2008. Viewtrade Financial and its assigns, Daniel Pietro, Sean Callahan, Thomas Corona, James St. Clair, Robert Dombrowski, John Green, Roger Lockhart, Claud Ware, ROO, LLC, Mark Ford, Brian Herman, and Capital West Securities, Inc. are considered to be members of a "group" for purposes of the foregoing table. Each of Daniel Pietro, Sean Callahan, Thomas Corona, James St. Clair, Robert Dombrowski, John Green, Roger Lockhart, Claud Ware, ROO, LLC, Mark Ford, Brian Herman is an employee of or affiliated with Viewtrade Financial and with Capital West Securities, Inc., and were assigned in the aggregate 377,025 common stock shares and placement agent warrants (exercisable for the purchase of 435,826 common stock shares) by Viewtrade Financial effective as of December 19, 2003. Furthermore, because each of the Roger Lockhart, ROO, LLC and Capital West Securities, Inc. are included in the "group," the Roger and Davina Lockhart Charitable Remainder Trust is included in the group because Roger Lockhart and his wife, Davina Lockhart, are the current income beneficiaries and trustees of the Roger and Davina Lockhart Charitable Remainder Trust and therefore control this trust, because James St.Clair controls ROO, LLC and because Robert O. McDonald controls Capital West Securities, Inc. Each person within this "group" is deemed the beneficial owner of the common stock shares and placement agent warrants that all of the group members own in the aggregate. Of the beneficially owned common stock shares, 280,000 of those shares are being offered for resale by Sean Callahan, Robert Dombrowski, Roger Lockhart and the Roger and Davina Lockhart Charitable Remainder Trust pursuant to this prospectus (see "Selling Security Holders").
(7)
Viewtrade Financial owns of 6,400 common stock shares and placement agent warrants exercisable for the purchase of 7,424 common stock shares.
(8)
Mr. Pietro owns placement agent warrants exercisable for the purchase of 5,400 common stock shares that were received from Viewtrade Financial.
(9)
Mr. Callahan owns 25,000 common stock shares and placement agent warrants exercisable for the purchase of 16,537 common stock shares that were received from Viewtrade Financial and in addition owns and is offering for resale 10,000 beneficially owned shares (which includes 5,000 shares purchasable pursuant to exercise of redeemable warrants) (see "Selling Security Holders").
(10)
Mr. Corona owns placement agent warrants exercisable for the purchase of 5,000 common stock shares that were received from Viewtrade Financial.

(11)
Mr. St. Clair is the President of Viewtrade Financial and owns 6,400 common stock shares and placement agent warrants exercisable for the purchase of 7,424 common stock shares that were received from Viewtrade Financial.
(12)
Mr. Dombrowski owns 6,400 common stock shares and placement agent warrants exercisable for the purchase of 7,424 common stock shares that were received from Viewtrade Financial and in addition owns and is offering for resale 20,000 beneficially owned shares (which includes 10,000 shares purchasable pursuant to exercise of redeemable warrants) (see "Selling Security Holders").
(13)
Mr. Green owns placement agent warrants exercisable for the purchase of 7,424 common stock shares that were received from Viewtrade Financial.
(14)
Mr. Lockhart owns 5,000 common stock shares and placement agent warrants exercisable for the purchase of 27,000 common stock shares that were received from Viewtrade Financial and in addition owns and is offering for resale 150,000 beneficially owned shares (which includes 75,000 shares purchasable pursuant to exercise of redeemable warrants and, together with his wife (Davina Lockhart) in their capacities as trustees of the Roger and Davina Lockhart Charitable Remainder Trust of which they are also the current income beneficiaries, own and are offering for resale 100,000 beneficially owned shares (which includes 50,000 shares purchasable pursuant to exercise of redeemable warrants) (see "Selling Security Holders"). Mr. and Mrs. Lockhart's address is 20 Blue Water Circle, Holiday Island, Arkansas 72631.
(15)
Mr. Ware owns 25,000 common stock shares and placement agent warrants exercisable for the purchase of 28,000 common stock shares that were received from Viewtrade Financial.
(16)
ROO, LLC owns 19,200 common stock shares and placement agent warrants exercisable for the purchase of 22,275 common stock shares that were received from Viewtrade Financial. Mr. James St.Clair controls ROO, LLC and is deemed to own the common stock shares and placement agent warrants owned by ROO, LLC.
(17)
Mr. Ford owns 100,000 common stock shares and placement agent warrants exercisable for the purchase of 88,016 common stock shares that were received from Viewtrade Financial.
(18)
Mr. Herman owns 190,025 common stock shares and placement agent warrants exercisable for the purchase of 198,000 common stock shares that were received from Viewtrade Financial.
(19)
Capital West Securities, Inc. owns placement agent warrants exercisable for the purchase of 24,000 common stock shares that were received from Viewtrade Financial. Mr. McDonald is the president of and controls Capital West Securities and is deemed to own the common stock shares and placement agent warrants owned by Capital West Securities, Inc.
(20)
The number of shares and the percent includes 300,000 common stock shares purchasable pursuant to exercise of redeemable warrants expiring October 30, 2008 and 100,000 common stock shares purchasable pursuant to exercise of warrants expiring December 31, 2008. Mr. Hoffman is one of the Selling Securities Holders, and the common stock shares and redeemable warrants owned by Mr. Huffman are being offered for resale pursuant to this offering (see "Selling Security Holders").
(21)
Mr. Kidd is our Chief Financial Officer and Secretary. The number of shares and the percentages include 20,000 common stock shares purchasable pursuant to exercise of stock options expiring December 31, 2009.
(22)
The named person is one of our directors. The number of shares and the percentages include 20,000 common stock shares purchasable pursuant to exercise of stock options expiring December 31, 2009.
(23)
Mr. Nelson is one of our directors and serves as Vice President of R. T. Oliver Investment Company, a company controlled by Roy T. Oliver. Mr. Nelson does not have any beneficial owner in the common stock shares beneficially owned by Mr. Oliver. The number of shares and the percentages include 20,000 common stock shares purchasable pursuant to exercise of stock options expiring December 31, 2009.
(24)
The number of shares and the percent includes 140,000 common stock shares purchasable pursuant to exercise of stock options expiring on December 31, 2009.

SELLING SECURITY HOLDERS

        The following table presents certain information relating to the ownership of our common stock shares and redeemable warrants of the named persons that are selling common stock shares and redeemable warrants pursuant to this offering (the "Selling Security Holders"). During the past three years none of the Selling Security Holders held any position or office with us and other than

  •
  Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart (including Mr. Lockhart in his capacity with his wife, Davina Lockhart, as the trustee and current income beneficiaries of the Roger and Davina Lockhart Charitable Remainder Trust), who are employees of or affiliated with Viewtrade Financial,

  •
  E. Peter Hoffman, Jr., with whom we have a consulting agreement (see "Certain Transactions"), and

  •
  Thomas E. Howell, who is the brother of Larry E. Howell and who was formerly a member of GrayMark Productions, L.L.C. and exchanged his interest in GrayMark Productions, L.L.C. for 200,000 shares of our common stock in August 2003 (see "Certain Transactions"), have not had any kind of material relationship with us other than as the holder of our common stock shares and the redeemable warrants set forth opposite their names.

        Viewtrade Financial served as the placement agent for our private placement of 2,955,000 shares of our common stock and redeemable warrants that was completed on December 19, 2003 and each of Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart, who are employees of or affiliated with Viewtrade Financial, assisted in the distribution of the private placement offering (see "Security Ownership of Certain Beneficial Owners and Management"). The common stock shares and redeemable warrants being offered for resale by each of Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart (including those offered by Roger and Davina Lockhart Charitable Remainder Trust of which they are the trustees and current income beneficiaries) were acquired by purchase as part of our private placement offering. For its services as placement agent, Viewtrade Financial received the placement agent warrants, sales commissions of $295,500 and a non-accountable expense allowance of $88,650. In addition, Viewtrade Financial is currently serving as our financial advisor consultant pursuant to the Financial Advisor Agreement that will terminate in December 2004. For these consulting services, we issued 383,425 common stock shares to Viewtrade Financial, none of which are being offered for resale pursuant to this prospectus.

        Also, E. Peter Hoffman, Jr., one of the Selling Securities Holders, currently serves as one of our business development consultants and for those services received stock options exercisable for the purchase of 100,000 of our common stock after December 31, 2004 and on or before December 31, 2008 for $1.25 per share.

        Of the Selling Security Holders, Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart, First Dallas Holdings, Inc., and Roger and Davina Lockhart Charitable Remainder Trust, are either member firms or affiliated with member firms of the National Association of Securities Dealers, Inc. ("NASD"). Each of Sean M. Callahan, Robert J. Dombrowski, Roger Lockhart (including Mr. Lockhart in has capacity with his wife, Davina Lockhart as the trustees and current income beneficiaries of the Roger and Davina Lockhart Charitable Remainder Trust), and First Dallas Holdings, Inc. acquired their common stock shares and redeemable warrants pursuant to our private placement offering that was completed in December 2003 and will acquire the common stock shares underlying the redeemable warrants pursuant to exercise of the redeemable warrants. These common stock shares and redeemable warrants were accordingly acquired in the ordinary course of business and at the time of receipt or purchase of the common stock shares and redeemable warrants offered for resale, each of the above named Selling Security Holders neither has had nor will have any agreements or understandings, directly or indirectly, with any person to distribute those common stock shares and redeemable warrants.

        For purposes of the following table, the number of shares and percent of ownership of outstanding common stock that the named Selling Security Holder owns includes

  •
  common stock shares that the named Selling Security Holder has the right to acquire within 60 days of the date of this prospectus pursuant to exercise of stock options and warrants, including the common stock shares for which the redeemable warrants may be exercised, and

  •
  common stock shares that the named Selling Security Holder has the right to acquire pursuant to exercise of the redeemable warrants or stock options and offer for sale pursuant to this offering, and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares owned and percent of outstanding common stock of any other named person.

	Before the Offering		Securities Offered
					Securities Owned After the Offering
Name of Selling Security Holder	Common Stock Shares Owned(1)	Redeemable Warrants Owned(2)	Common Stock Shares Offered(1)	Redeemable Warrants Offered(2)
Alan H. Hulva Revocable Living Trust(3)	20,000	10,000	20,000	10,000	—
Allen Solomon Revocable Trust(4)	5,000	5,000	5,000	5,000	—
Alfred W. Amore	20,000	10,000	20,000	10,000	—
Banco Alves Ribeiro	50,000	25,000	50,000	25,000	—
Federic Bauthier	198,000	100,000	198,000	100,000	—
Grenfal Beachler	70,000	35,000	70,000	35,000	—
Thomas K. Beard	100,000	50,000	100,000	50,000	—
Terry Bell	20,000	10,000	20,000	10,000	—
Billy E. Fowler Living Trust(5)	200,000	100,000	200,000	100,000	—
Philip C. Bird	10,000	50,000	10,000	50,000	—
Dana P. Bowler	80,000	40,000	80,000	40,000	—
John H. and Milissa Brown	100,000	50,000	100,000	50,000	—
Dennis Brunner	50,000	25,000	50,000	25,000	—
Sean M. Callahan(6)	35,000	5,000	10,000	5,000	25,000
Christopher P. Choma	50,000	25,000	50,000	25,000	—
Earl E. Coleman, Jr.	50,000	25,000	50,000	25,000	—
Earl Correa	20,000	10,000	20,000	10,000	—
James Craig, Jr.	30,000	15,000	30,000	15,000	—
Louis J. and Kathy J. Cristan	60,000	30,000	60,000	30,000	—
Howard F. Curd(7)	25,000	12,500	25,000	12,500	—
Robert J. Dombrowski(8)	26,400	10,000	20,000	10,000	6,400
Gregory M. Downes	40,000	20,000	40,000	20,000	—
Alan E. Ennis	20,000	10,000	20,000	10,000	—
Gerald Ferro	20,000	10,000	20,000	10,000	—
First Dallas Holdings Inc.(9)	50,000	25,000	50,000	25,000	—
Five Points Partners, LLC(10)	12,500	12,500	12,500	12,500	—
Judith Ann Floyd	50,000	25,000	50,000	25,000	—
Michael S. Fowler	200,000	100,000	200,000	100,000	—
Thomas J. Franco	40,000	20,000	40,000	20,000	—
Andrew F. Frost	20,000	10,000	20,000	10,000	—
Martin Garber, Jr.	50,000	25,000	50,000	25,000	—
David P. Garmus and Caren M. Garmus Living Trust(11)	10,000	5,000	10,000	5,000	—
Walt Garner	25,000	25,000	25,000	25,000	—
Regnald T. and Nancy Grzeskoviak	30,000	15,000	30,000	15,000	—
Ronald Hale	50,000	25,000	50,000	25,000	—
Charles T. Harris	50,000	25,000	50,000	25,000	—
E. Peter Hoffman, Jr.(12)	694,000	400,000	694,000	400,000	—

Larry Howell	10,000	5,000	10,000	5,000	—
Thomas E. and Paula B. Howell	20,000	10,000	20,000	10,000	—
Salvatore Iannuzzi	20,000	10,000	20,000	10,000	—
Ka Pri Associates	50,000	25,000	50,000	25,000	—
Scot A. Kane	297,000	148,500	297,000	148,500	—
James E. and Mary Jane Kelly	100,000	50,000	100,000	50,000	—
Rudolf R. Konegen	30,000	15,000	30,000	15,000	—
Chris Lamance	50,000	25,000	50,000	25,000	—
H.E. Lamance	50,000	25,000	50,000	25,000	—
Kathy Lamance	50,000	25,000	50,000	25,000	—
William M. Levin	20,000	10,000	20,000	10,000	—
Roger Lockhart(13)	155,000	75,000	150,000	75,000	5,000
Rosa Maria Lukens	20,000	10,000	20,000	10,000	—
Jerry M. Maddux	20,000	10,000	20,000	10,000	—
George Manos	140,000	70,000	140,000	70,000	—
Martin and Linda B. Mennes	100,000	50,000	100,000	50,000	—
Julie L. Michael	93,000	51,500	93,000	51,500	—
William J. and Teresa M. Moisant	20,000	10,000	20,000	10,000	—
Walter J. and Bonnie K. Morris	50,000	25,000	50,000	25,000	—
Daniel P. O'Halloran	10,000	5,000	10,000	5,000	—
Nathaniel Orme	20,000	10,000	20,000	10,000	—
Dennis I. Pak	20,000	10,000	20,000	10,000	—
Roger and Davina Lockhart Charitable Remainder Trust(14)	100,000	50,000	100,000	50,000	—
Kendle B. Rackley	50,000	25,000	50,000	25,000	—
George J. Records	20,000	10,000	20,000	10,000	—
Rosen & Eichner P.A.(15)	60,000	30,000	60,000	30,000	—
Harry M. and Jacqueline H. Rosen	60,000	30,000	60,000	30,000	—
Ralph Rybacki	50,000	25,000	50,000	25,000	—
Paul R. Sanberg	10,000	5,000	10,000	5,000	—
Slab N-Vestments LP(16)	20,000	10,000	20,000	10,000	—
Timothy Sledz	50,000	25,000	50,000	25,000	—
Hal W. Smith	50,000	25,000	50,000	25,000	—
John Smody	100,000	50,000	100,000	50,000	—
Shannon Squyres	10,000	5,000	10,000	5,000	—
Charles P. Strogen	200,000	100,000	200,000	100,000	—
SXJE, LLC(17)	400,000	200,000	400,000	200,000	—
The Financial Staytion Inc.(18)	50,000	25,000	50,000	25,000	—
Steven R. Thompson	50,000	25,000	50,000	25,000	—
Don L. Turner	30,000	15,000	30,000	15,000	—
Fred and Deley Vallen	50,000	25,000	50,000	25,000	—
Laurens Van Den Broek	50,000	25,000	50,000	25,000	—
Robert Vaughn	20,000	10,000	20,000	10,000	—
William K. Walker	150,000	75,000	150,000	75,000	—
Clark A. and Elizabeth Ward	50,000	25,000	50,000	25,000	—
Arch W. Watson, Sr.	50,000	25,000	50,000	25,000	—
Kent H. Webb	10,000	5,000	10,000	5,000	—
Brett Wimberley	100,000	50,000	100,000	50,000	—
Ronald H. Wise	50,000	25,000	50,000	25,000	—
Jim and Darlene Wolfinbarger	50,000	25,000	50,000	25,000	—
Worldwide Financial Marketing Inc.(19)	5,000	2,500	5,000	2,500	—
Edward M. Wysocki, Jr.	25,000	12,500	25,000	12,500	—
Peter A. Yaskowitz	28,000	15,000	28,000	15,000	—

(1)
The number of common stock shares owned before the offering and the number of common stock shares offered for sale include the number of shares for which each redeemable warrant is exercisable. Each redeemable warrant is currently exercisable for the purchase of one common stock share. In lieu of exercising the redeemable warrants and then sell the common stock shares purchased pursuant to exercise, the Selling Securities Holders may elect to sell the redeemable warrants.

(2)
Each redeemable warrant is exercisable for the purchase of one common stock share on or before October 30, 2008. In lieu of selling the redeemable warrants, the Selling Securities Holders may elect to exercise the redeemable warrants and then sell the common stock shares purchased pursuant to exercise.
(3)
Alan H. Hulva is the current income beneficiary and trustee of the Alan H. Hulva Revocable Living Trust.
(4)
Allen Solomon is the current income beneficiary and trustee of the Allen Solomon Revocable Trust.
(5)
Billy E. Fowler is the current income beneficiary and trustee of the Billy E. Fowler Living Trust.
(6)
Mr. Callahan is an employee by and affiliated with Viewtrade Financial, a member firm of the NASD. The number of shares owned include 25,000 shares that are not being offered
(7)
Mr. Curd is a control person of Five Points Partners, LLC.
(8)
Mr. Dombrowski is an employee of and affiliated with Viewtrade Financial, a member firm of the NASD.
(9)
First Dallas Holdings Inc. is affiliated with First Dallas Securities, Inc., a member firm of the NASD, and Donald Hodges is the control person of First Dallas Holdings, Inc.
(10)
Five Points Partners, LLC is controlled by Howard R. Curd and John Rigos.
(11)
David P. Garmus and Caren M. Garmus are the current income beneficiaries and trustees of the David P. Garmus and Caren M. Garmus Living Trust.
(12)
The number of common stock shares owned before the offering and the number of common stock shares offered for sale by Mr. Hoffman include 100,000 common stock shares purchasable by Mr. Hoffman pursuant exercise of stock options during the period commencing on December 19, 2003 and ending on December 31, 2008.
(13)
Mr. Lockhart is an employee by and affiliated with Viewtrade Financial, a member firm of the NASD.
(14)
Roger and Davina Lockhart are the trustees and current income beneficiaries of the Roger and Davina Lockhart Charitable Remainder Trust.
(15)
The control person of Rosen & Eichner P.A. is Harry Rosen.
(16)
The control person of Slab N-Vestments LP is Bill Neimann.
(17)
The control person of SXJE, LLC is Sam Eyde.
(18)
The control person of The Financial Staytion Inc. is Jay Bandur.
(19)
The control person of Worldwide Financial Marketing Inc. is Floyd Stumpf.

PLAN OF DISTRIBUTION

Resale Offering of Common Stock Shares and Redeemable Warrants by Selling Security Holders

        As of the date of this prospectus, a market for the redeemable warrants offered pursuant to this prospectus does not exist, while our common stock is traded on the NASD OTC Bulletin Board. There is no assurance that a market for the redeemable warrants will develop.

        Based upon the requirements of Section 16 of Schedule A (Schedule of Information Required in Registration Statement) of the Securities Act of 1933, as amended, we have been required to establish the offering price of the redeemable warrants that are being offering for resale by the Selling Security Holders and

  •
  until the redeemable warrants are quoted on the NASD OTC Bulletin Board,

  •
  the redeemable warrants may only be offered and resold pursuant to this prospectus at $.27 per redeemable warrant, and

  •
  may not be offered and sold pursuant to this prospectus at negotiated prices; however,

  •
  after the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants may be offered and sold pursuant to this prospectus at any price, whether at the prevailing market prices or at negotiated prices.

The resale price limitation is based on Section 16 of Schedule A (Schedule A and B—Schedule of Information Required in Registration Statement) that requires the public offering price of the redeemable warrants be included in a registration statement prior to the public offering of the securities.

        Therefore, after the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants offered for resale may be sold by the Selling Securities Holders, or by their pledgees, donees, transferees or other successors in interest that receive the redeemable warrants as a gift, distribution (from a trust, partnership, limited liability company or other entity) or other non-sale related transfer, from time to time,

  •
  in negotiated private sale transactions at the negotiated sale prices,

  •
  in transactions in the over-the-counter market at prevailing market prices,

  •
  in negotiated off-market private transactions at the negotiated sale prices, or

  •
  a combination of such methods of sale at the prevailing market prices or negotiated prices as may be applicable.

The Selling Securities Holders may effect such transactions by selling the redeemable warrants to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securities Holder or the purchasers of the redeemable warrant for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Alternatively, rather than selling the redeemable warrants pursuant to this prospectus at the $.27 fixed offering price, the Selling Security Holders may elect to sell the redeemable warrants pursuant to and in accordance with Rule 144(k) on and after December 19, 2005. Any sale pursuant to Rule 144(k) may be at a negotiated sale price without the restriction imposed if the redeemable warrant were sold pursuant to this prospectus.

        The NASD OTC Bulletin Board is volatile and characterized as follows:

  •
  the over-the-counter securities are subject to substantial and sudden price increases and decreases,

  •
  at times the price (bid and ask) information for the securities may not be available,

  •
  if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

  •
  the available offered price may be substantially below the quoted bid price.

Sales of the common stock shares (or the redeemable warrants in the event a market develops) at less than market price may depress the market price of the common stock (or redeemable warrants).

Primary Offering of Common Stock Shares by GrayMark Productions, Inc.

        We at GrayMark Productions, Inc. are offering 2,955,000 shares of common stock to the holders of the redeemable warrants following their resale by the Selling Security Holders. These common stock shares will not be offered through an underwriter. No underwriter (including Viewtrade Financial) is obligated to take or purchase these common stock shares (i.e., firm commitment or best effort). Additionally, we have not hired, engaged or retained any person to assist in the solicitation of the exercise of the redeemable warrants, including Viewtrade Financial. We will not enter into any agreement or arrangement to offer through Viewtrade Financial these common stock shares or their services to solicit exercise of the redeemable warrants. Viewtrade Financial is not under any obligation to take or purchase the redeemable warrants or the 2,955,000 common stock shares being offered by us pursuant to the Primary Offering.

Penny Stock Rules and Requirements

        Our common stock (and the redeemable warrants in the event a market develops) is considered "penny stock" and subject to the penny stock rules. The penny stock trading rules impose additional duties and responsibilities upon broker-dealers recommending the purchase of a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated by the Commission under the 1933 Act) or the sale of a penny stock. Among these duties and responsibilities, with respect to a purchaser who has not previously had an established account with the broker-dealer, the broker-dealer is required to

  •
  obtain information concerning the purchaser's financial situation, investment experience, and investment objectives,

  •
  make a reasonable determination that transactions in the penny stock are suitable for the purchaser and that the purchaser (or his independent adviser in these transactions) has sufficient knowledge and experience in financial matters and may be reasonably capable of evaluating the risks of these transactions,

  •
  obtain a manually signed written statement which sets forth the basis for the foregoing determination and which informs the purchaser that it is unlawful to effectuate a transaction in the penny stock without first obtaining a written agreement to the transaction,

  •
  until the purchaser becomes an established customer, obtain from the purchaser a written agreement to purchase the penny stock which sets forth the identity and number of shares or units of the security to be purchased before confirmation of the purchase,

  •
  deliver a generic risk disclosure document to the purchaser before the initial the transaction in a penny stock,

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  deliver a transaction-related disclosure to the purchaser before effecting the transaction in the penny stock containing bid and asked information related to the penny stock and the dealer's and salesperson's compensation (i.e., commissions, commission equivalents, markups and markdowns) in connection with the transaction, and

  •
  furnish to the purchaser-customer account statements, generally on a monthly basis, which include prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

The purchaser will become an established customer when the purchaser has had an account with the dealer for at least one year or the dealer has effected three sales or more of penny stocks on three or more different days involving three or more different issuers. The penny stock trading rules do not apply to those transactions in which a broker-dealer or salesperson does not make any purchase or sale recommendation to the purchaser or seller of the penny stock.

        Compliance with the penny stock trading rules affect or will affect the ability to resell the common stock shares (and redeemable warrants) principally because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in these securities. In addition, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. The penny stock trading rules consequently may

  •
  materially limit or restrict the liquidity typically associated with other publicly traded equity securities,

  •
  the holder of the common stock shares (or redeemable warrants) may be unable to obtain on resale the quoted bid price because a dealer or group of dealers may control the market in these securities and may set prices that are not based on competitive forces,

  •
  at times there may be a lack of bid quotes that may mean that the market among dealers is not active, in which case a ready market for the common stock shares (or redeemable warrants) may not exist, which may continue for an extended period resulting in the inability to sell the common stock shares (or redeemable warrants), and

  •
  because market quotations in the over-the-counter market are often subject to negotiation among dealers and often differ from the price at which transactions in securities are effected, the bid and asked quotations of our common stock (or redeemable warrants) may not be reliable.

        In order to comply with the securities laws of certain states, if applicable, the shares and redeemable warrants will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares or redeemable warrants may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

        The Selling Securities Holders and any broker-dealers or agents that participate with the Selling Securities Holders in the distribution of the common stock shares or redeemable warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by any broker-dealers and any profit on the resale of the shares or redeemable warrants purchased by broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock shares or redeemable warrants may not simultaneously engage in market making activities with respect to our common stock and redeemable warrants during the period beginning one or five business days prior to commencement of the distribution. In addition and without limiting the foregoing, each Selling Securities Holder will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of the common stock shares and redeemable warrants by the Selling Securities Holder.

        We have agreed to bear all costs and expenses associated with this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel, stock and warrant transfer, and commissions and discounts, if any, associated with the sale of the common stock shares and warrants. We have agreed to indemnify the Selling Securities Holders against any costs or liabilities incurred by any of them because of the Selling Securities Holder's participation in this offering and our misstatement or omission to state a material fact. We are not obligated to indemnify the Selling Securities Holder if the cost or liability was due to the knowingly fraudulent, deliberately dishonest or willful misconduct of the Selling Securities Holder.

        The foregoing is a summary of the material terms of our agreements with the Selling Securities Holders. Each of these agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

        The holders of the common stock shares and redeemable warrants that are offered in this offering are under no obligation to sell all or any of those shares or warrants.

DETERMINATION OF OFFERING PRICE

        Pursuant to this prospectus, GrayMark Productions, Inc. is offering 2,955,000 shares of our common stock and the Selling Securities Holders are offering for resale 5,947,500 shares of our common stock, assuming the redeemable warrants (exercisable for the purchase of 2,955,000 common stock shares) and the stock options (exercisable for the purchase of 100,000 shares) are exercised in full. The 2,955,000 common stock shares offered by GrayMark Productions, Inc. pursuant to this prospectus will be purchased only pursuant to exercise of the redeemable warrants following resale of the redeemable warrants by the Selling Security Holders pursuant to this prospectus.

Resale Offering Prices of Common Stock and Redeemable Warrants

        As previously indicated, Section 16 of Schedule A (Schedule of Information Required in Registration Statement of the Securities Act of 1933, as amended, requires that until quoted on the NASD OTC Bulletin Board, the redeemable warrants may only be offered and sold pursuant to this prospectus (and the registration statement of which this prospectus is a part) at fixed prices. Section 16 of Schedule A requires the public offering price of the redeemable warrants be included in a registration statement prior to the public offering of the securities.

        Based upon the requirement to establish fixed prices for resale of the redeemable warrants by the Selling Security Holders, we have set the offering and resale price at $.27 per redeemable warrant until the redeemable warrants are quoted on the NASD OTC Bulletin Board (see "Plan of Distribution"). Alternatively, rather than selling the redeemable warrants pursuant to this prospectus at the $.27 fixed offering price, the Selling Security Holders may elect to sell the redeemable warrants pursuant to and in accordance with Rule 144(k) on and after December 19, 2005. Any sale pursuant to Rule 144(k) may be at a negotiated sale price without the restriction imposed if the redeemable warrant were sold pursuant to this prospectus.

        Utilizing the Black-Scholes valuation model that was similarly used in the valuation of the stock options granted to E. Peter Hoffman, Jr. (see Note 8 to the Consolidated Financial Statements of GrayMark Productions, Inc.), each redeemable warrant has a value of $.27. The assumptions utilized in determining the fair value of each redeemable warrant pursuant to the Black-Scholes option pricing model are as follows

  •
  the $1.00 fixed price of the common stock share for which the redeemable warrant is exercisable;

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  an assumed constant exercise price of $2.00 during the exercise period of the redeemable warrant;

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  a weighted average risk free interest rate of 3%;

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  no dividend yield;

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  a volatility rate of 50%; and

  •
  expected life less than fives years.

The fair value of each redeemable warrant was based on the difference between the present value of the exercise or purchase price of the redeemable warrant and the estimated fair value price of the common stock share.

        After the redeemable warrants are quoted on the NASD OTC Bulletin Board, the redeemable warrants may be offered and sold pursuant to this prospectus by the Selling Securities Holders, or by their pledgees, donees, transferees or other successors in interest that receive the redeemable warrants as a gift, distribution (from a trust, partnership, limited liability company or other entity) or other non-sale related transfer, from time to time,

  •
  in negotiated private sale transactions at the negotiated sale prices,

  •
  in transactions in the over-the-counter market at prevailing market prices,

  •
  in negotiated off-market private transactions at the negotiated sale prices, or

  •
  a combination of such methods of sale at the prevailing market prices or negotiated prices as may be applicable.

        The $.27 fixed offering price of the redeemable warrants do not necessarily bear any relationship to our assets, book value, losses, or other established criterion of value. Furthermore, these fixed prices may not be representative of the market value of the common stock shares and redeemable warrants in the event a market develops for them.

Offering Price of Common Stock Shares Offered by GrayMark Productions, Inc.

        The offering price of the common stock shares offered by GrayMark Productions, Inc. pursuant to this prospectus was established by the terms of the redeemable warrants agreement. Under the terms of the redeemable warrants, the holder of each redeemable warrant is entitled, upon payment of the exercise or purchase price, to purchase one share of our common stock. The initial exercise price of the common stock share is $2.00 and will increase to $3.50 after the common stock has been quoted on the NASD OTC Bulletin Board for 18 consecutive months. There is no assurance that the common stock will be quoted on the NASD OTC Bulletin Board or for a period of 18 consecutive months. Upon increase in the exercise price, we will provide the holders of the redeemable warrants appropriate and prompt notice of the adjusted exercise price. The number and kind of securities or other property for which the redeemable warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution.

        The terms of the redeemable warrants agreement and the redeemable warrants were determined by negotiations with Viewtrade Financial in connection with our private placement offering of which Viewtrade Financial served as placement agent. Among the factors considered in determining the exercise or purchase price of the redeemable warrants

  •
  the history of, and the prospects for, our business,

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  an assessment of our management,

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  our past and present operations, and

  •
  the general condition of the securities market.

        The offering price (exercise or purchase price of the common stock shares pursuant to the redeemable warrants) does not necessarily bear any relationship to our assets, book value, losses, or other established criterion of value. We provide no assurance that

  •
  a public market for our common stock will develop during or after this offering, or

  •
  if a public market in fact develops, that the public market will be sustained, or

  •
  that the shares of common stock purchased pursuant to exercise of the redeemable warrants can be resold at any time at the purchase or exercise price or at any other price.

DESCRIPTION OF SECURITIES

        Under our Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of the date of this prospectus, the total number of our issued and outstanding capital stock is 8,258,425 shares of common stock. Pursuant to the Primary Offering, we are offering 2,955,000 shares of our common stock. Pursuant to the Resale Offering, the Selling Securities Holders are offering for resale 5,947,500 shares of our common stock, assuming the redeemable warrants (exercisable for the purchase of 2,955,000 common stock shares) and the stock options (exercisable for the purchase of 100,000 shares) are exercised in full.

        The following description of our common stock, redeemable warrants, preferred stock, placement agent warrants is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, Bylaws, the Redeemable Warrant Agreement, and Placement Agent Warrant Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and will be provided by us upon request. See "Where You Can Find Additional Information."

Common Stock

        As holders of our outstanding common stock shares, your rights, privileges, disabilities and restrictions in general will be as follows:

  •
  the right to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to our then outstanding preferred stock;

  •
  the right to share ratably in all assets available for distribution to the common stock shareholders after payment of our liabilities in the event of our liquidation, dissolution and winding-up, subject to the prior distribution rights of the holders of our then outstanding preferred stock;

  •
  the right to one vote per share on matters submitted to a vote by our common stock shareholders;

  •
  no preferential or preemptive right and no subscription, redemption or conversion privilege with respect to the issuance of additional shares of our common stock; and

  •
  no cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our board of directors then subject to election.

In general, a majority vote of shares represented at a meeting of common stock shareholders at which a quorum (a majority of the outstanding common stock shares is present in person and by proxy) is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of our then outstanding preferred stock and entitled to vote with the holders of our common stock. Upon our issuance of the common stock offered by us pursuant to this offering, all of our outstanding common stock shares will be fully paid and non-assessable.

Redeemable Warrants

        The outstanding redeemable warrants are exercisable for the purchase of 2,955,000 common stock shares of GrayMark Productions, Inc. The holder of each redeemable warrant is entitled, upon payment of the exercise price, to purchase one share of our common stock. The initial exercise price of the common stock share is $2.00 and will increase to $3.50 after the common stock has traded on the NASD OTC Bulletin Board for 18 consecutive months. Upon increase in the exercise price, we will provide the holders of the redeemable warrants appropriate and prompt notice of the adjusted exercise price.

        The number and kind of securities or other property for which the redeemable warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. Unless previously redeemed, the Redeemable Warrants are exercisable on or before October 30, 2008. A holder of redeemable warrants will only be able to exercise the warrants held in the event the shares of common stock for which the redeemable warrants are exercisable are qualified for sale or exemption from qualification under the applicable securities laws of the state in which the holder resides.

        We may redeem the redeemable warrants at any time on not less than 30 days' written notice, at a price of $0.10 each, after the closing price per share of the common stock, for a period of not less than 20 consecutive trading days, has been at or above $4.00 (or $7.00 following the increase in the exercise price of the redeemable warrants). Holders of redeemable warrants will automatically forfeit their rights to purchase the common stock shares pursuant to exercise of the redeemable warrants unless the redeemable warrants are exercised on or before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding redeemable warrants must be redeemed if any are redeemed. We will mail to the registered holders of the redeemable warrants the notice of redemption by first class mail, postage prepaid, more than 10 trading days prior to the date we select to exercise our redemption right. The notice of redemption will specify the redemption price, the date fixed for redemption, the place where the redeemable warrant certificates are to be delivered and the redemption price to be paid, and that the right to exercise the Redeemable Warrants will terminate at 5:00 p.m. New York City time on the business day immediately preceding the date fixed for redemption.

        The redeemable warrants may be exercised upon surrender of the certificate therefor on or prior to 5:00 p.m. New York City time on the expiration date of the redeemable warrants or, if the redeemable warrants are called for redemption, the business day prior to the redemption date, as explained above, at our offices or such other location that we may direct pursuant to notice with the subscription on the reverse side of the certificate completed and executed as indicated, accompanied by payment of the full exercise price for the number of redeemable warrants being exercised.

        The redeemable warrant agreement contains provisions that protect the warrant holders against dilution by adjustment of the number of common stock shares or other securities purchasable upon exercise in certain events, including stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

        We are not required to issue fractional shares of common stock, and, in lieu thereof, will make a cash payment based upon the current market value of the common stock share. The holders of the redeemable warrants will not possess the rights that our shareholders have unless and until the holders exercise the redeemable warrants and then only as a holder of the common stock shares.

        The foregoing summary of the principal terms of the redeemable warrants does not purport to be complete. A copy of the Redeemable Warrant Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and may be obtained from us upon request. See "Where You Can Find Additional Information."

Registration Rights

        We have agreed, at our expense, to register the common stock shares and redeemable warrants offered for sale pursuant to this offering under the 1933 Act and to obtain effectiveness of the registration on or before March 21, 2004. We have agreed to maintain the effectiveness of the registration, at our expense, for a seven-year period ending on December 19, 2010.

Preferred Stock

        Our authorized preferred stock may be issued from time to time in one or more series. Our board of directors, without further approval of the common stock shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of our preferred stock. We believe that having this a class of preferred stock provides greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any of our preferred stock, in the event of any issuance, our common stock shareholders will not have any preemptive or similar rights to acquire any of the preferred stock. Issuance of preferred stock could adversely affect

  •
  the voting power of the holders of our then outstanding common stock,

  •
  the likelihood that the holders will receive dividend payments and payments upon liquidation and

  •
  could have the effect of delaying or preventing a change in shareholder and management control.

Transfer and Warrant Agent and Registrar

        UMB Bank, N.A. is the registrar and transfer agent of our common stock and registrar and warrant agent of our redeemable warrants. The mailing address of UMB Bank, N.A. is Security Trust Division, 28 Grand Boulevard, 13th Floor, Kansas City, Missouri 64106.

Placement Agent Warrants

        In connection with its services as placement agent of our private placement offering that was completed on December 19, 2003, we sold Viewtrade Financial for $10 common stock purchase warrants (the "placement agent warrants") exercisable for the purchase of 443,250 common stock shares. The purchase price of the common stock shares upon exercise of the placement agent warrants is $1.10 per share. The placement agent warrants became exercisable on December 19, 2003 and will expire on and after October 30, 2008. The placement agent warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for one year ending on September 19, 2004, except

  •
  to officer of Viewtrade Financial or officers and partners of other NASD member firms that participated in our private placement offering, or

  •
  by will, or

  •
  by operation of law.

The number of shares purchasable under the placement agent warrants will be appropriately adjusted in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction.

        The placement agent warrants may be exercised using shares of our common stock to be received upon exercise for payment of the exercise price of the warrants. This type of exercise is referred to as a cashless exercise or net issuance exercise. This type of exercise has the effect of requiring us to issue shares of our common stock without a corresponding increase in capital. A net exercise of the placement agent warrants will have the same dilutive effect on our shareholders' interests as will a cash exercise. The placement agent warrants and the securities issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of federal securities laws.

        For the seven-year period ending on December 19, 2010, we have agreed to include the common stock underlying these warrants in any registration statement filed with the United States Securities and Exchange Commission at our expense. In accordance with this obligation, we initially included the common stock shares for which the placement agent warrants are exercisable in the registration statement of which this prospectus is a part. However, on February 27, 2004, Viewtrade Financial, on its own behalf as well as the other holders of the placement agent warrants and the recipients and holders of the common stock shares assigned to affiliates of Viewtrade Financial, elected to remove those shares from the registration statement and will not be offered pursuant to this prospectus. Pursuant to the Placement Agent Agreement, Viewtrade Financial was to receive a warrant exercise fee equal to 10% of the proceeds received by GrayMark Productions, Inc. from exercise of the redeemable warrants. However, on February 27, 2004, Viewtrade Financial orally waived its right to receive the warrant exercise fee.

        The foregoing summary of the principal terms of the placement agent warrants does not purport to be complete. A copy of the Placement Agent Warrant has been filed as an exhibit to the registration statement of which this prospectus is a part and may be obtained from us upon request. See "Where You Can Find Additional Information."

Outstanding Stock Options

        We have outstanding stock options exercisable for the purchase of 100,000 shares of our common stock for $1.25 each (held by E. Peter Hoffman, Jr. and expiring December 31, 2008) and exercisable for the purchase of 160,000 common stock shares for $1.10 each (expiring December 31, 2009). All of these options other than the 60,000 held by our employees, are transferrable to the immediately family members of the holder or by will or operation of law. The common stock shares purchasable by Mr. Hoffman are included in this offering and upon exercise of these stock options may be offered for sale by Mr. Hoffman.

Shareholder Action

        Under our Bylaws, the affirmative vote of the holders of a majority of our outstanding shares of the Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any act or action required of or by the holders of the Common Stock, except as otherwise provided by the Oklahoma General Corporation Act.

        Under the Oklahoma General Corporation Act, our shareholders may take actions without the holding of a meeting by written consent. The written consent must be signed by the holders of a sufficient number of shares to approve the act or action had all of our outstanding shares of capital stock entitled to vote thereon been present at a meeting. In this event, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the act or action. However, any time that we have 1,000 or more shareholders of record, any act or action required of or by the holders of our capital stock entitled to vote thereon may only be taken by unanimous affirmative written consent of the shareholders or a shareholder meeting.

Anti-Takeover Provisions

        Our Certificate of Incorporation and the Oklahoma General Corporation Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms. The description below related to provisions of our Certificate of Incorporation is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation filed as an exhibit to the registration statement of which this Prospectus is a part. See "Where You Can Find Additional Information."

        Preferred Stock.    Our Certificate of Incorporation authorizes the issuance of the preferred stock in classes. Our board of directors is authorized to set and determine the voting rights, redemption rights, conversion rights and other rights relating to the class of preferred stock, and to issue this stock in either private or public transactions. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our board of directors opposes.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 8,258,425 common stock shares outstanding, all of which were issued without prior registration under the Securities Act of 1933, as amended (the "1933 Act") or any state securities act, constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act ("Rule 144"), and are not be freely tradable without registration under the 1933 Act or compliance with the applicable provisions of Rule 144. Pursuant to the registration statement of which this prospectus is included, we have registered 2,955,000 shares of our outstanding common stock shares (as well as the redeemable warrants), the 2,955,000 common stock shares purchasable pursuant to the redeemable warrants, and the 100,000 common stock shares purchasable pursuant to the stock options,) to permit their sale by the Selling Securities Holders. The Selling Securities Holders are not obligated to sell these registered shares, but may elect to sell in their sole discretion. In the event

  •
  the redeemable warrants are exercised in full for the purchase of 2,955,000 common stock shares and

  •
  the stock options are exercised in full for the purchase of 100,000 common stock shares,

these common stock shares may be sold without further registration or restriction.

        Our outstanding common stock shares that have not been registered, 4,870,000 shares, continue to be restricted and may not be freely tradable without registration under the 1933 Act or compliance with the applicable provisions of Rule 144.

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of securities (shares of common stock) that does not exceed the greater of (i) 1% of the then outstanding shares of the securities or (ii) the average weekly trading volume in the securities in the over-the-counter market during the four calendar weeks preceding the date on which notice of proposed sale is filed with the United States Securities and Exchange Commission, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied, and then only in the event we are subject to and current under the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange

Act"). In addition, our affiliates (executive offices, directors and 10% or greater shareholders) must comply with the restrictions and requirements of Rule 144, other than the two-year holding period, in order to sell shares of common stock or redeemable warrants that are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned the restricted securities for at least two years may resell such securities without compliance with the foregoing requirements of Rule 144. In meeting the one-and two-year holding periods described above, a holder of restricted securities can include the holding period of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate.

Lockup Agreements

        In order to induce Viewtrade Financial to serve as placement agent of our private placement offering, our officers, directors, and other shareholders on and as of September 29, 2003 (who owned 4,870,000 shares of our common stock) agreed not to sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the common stock shares owned. These agreements also include any common stock shares acquired after September 19, 2003 through the exercise of any options, warrants or rights, split or other distribution of stock, or grant of options, rights or warrants with respect to any the common stock shares. Initially, these restrictions were for the two-year period (one-year period with respect to 1,000,000 common stock shares) commencing on the first day that the closing price of our common stock is electronically reported in the over-the-counter market. Viewtrade Financial orally agreed to a modification of these restrictions. As modified, these restrictions are for the period ending on April 15, 2006 and the period that ended on April 15, 2005 with respect to 1,000,000 common stock shares. Viewtrade Financial may consent in the future to permit the sale of all or any portion of the common stock shares owned by the shareholder with or without further restriction under the lockup agreements.

        With respect to the common stock shares issued for the providing of financial advisor services and the common stock shares purchasable pursuant to exercise of the placement agent warrants, Viewtrade Financial similarly agreed not to to sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the common stock shares for the one-year commencing on first day that the closing price of the our common stock is electronically reported in the over-the-counter market. We orally agreed with Viewtrade Financial that this restrictive period will end on April 15, 2005. We may agree with Viewtrade Financial and its assigns in the future to permit the sale of all or any portion of the common stock shares owned by Viewtrade Financial and its assigns with or without further restriction under the lockup agreements.

        All certificates and other instruments evidencing their ownership of the common stock shares, directly or indirectly, subject to these restrictions are endorsed with the appropriate restrictive legends and stop transfer orders have been placed with our transfer agent covering the common stock shares.

LEGAL MATTERS

        The validity of issuance of the shares of the common stock offered hereby will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, of Oklahoma City, Oklahoma. Michael E. Dunn, a member of Dunn Swan & Cunningham, owns 45,000 shares of our common stock. The acquisition of these shares were unrelated to this offering.

EXPERTS

        The balance sheets as of December 31, 2004 and 2003, and the statements of operations and accumulated deficit, stockholders' equity and cash flows for each of the two years ended December 31,

2004 and 2003, included in this prospectus, have been included herein in reliance on the report of Evans, Gaither & Associates, PLLC, independent public accountants, given on authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form SB-2, of which this Prospectus constitutes a part, with the United States Securities and Exchange Commission (the "SEC") in Washington, D.C. under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information included in the registration statement and in the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference. The registration statement (including the exhibits thereto) may be inspected without charge at the Securities and Exchange Commission, Public Relations Room, Judiciary Plaza 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Copies of the registration statement and the exhibits and schedules thereto may be obtained from the SEC at these offices, upon payment of prescribed rates. In addition, the registration statements as filed with the SEC through its Electronic Data Gathering, Analysis and Retrieval (known as "EDGAR") system are publicly available through the SEC's site on the World Wide Web on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless these exhibits are themselves specifically incorporated by reference).

        We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Following completion of the offering, we will be subject to the informational reporting requirements of the Securities Exchange Act as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Exchange Act. In accordance with the Securities Exchange Act, we will file reports and other information with the SEC, and these reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the SEC in Washington, D.C. We will distribute to our shareholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

        Any requests for copies of information, reports or other filings with the SEC should be directed to GrayMark Productions, Inc. at 101 North Robinson, Suite 920, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5300.

GRAYMARK PRODUCTIONS, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004	F-2
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2005 and 2004 and from Inception (August 2001) to March 31, 2005	F-3
Condensed Consolidated Statements of Shareholders' Equity for the Three Months Ended March 31, 2005	F-4
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004 and from Inception (August 2001) to March 31, 2005	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Report of Independent Public Accountants	F-11
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-12
Consolidated Statements of Operations and Accumulated Deficit for the Years Ended December 31, 2004 and 2003 and from Inception (August 2001) to December 31, 2004	F-13
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2004 and 2003	F-14
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003 and from Inception (August 2001) to December 31, 2004	F-15
Notes to Consolidated Financial Statements	F-16

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$557,732	$877,933
Film deposits	11,400	48,601

Total current assets	569,132	926,534
Fixed assets, net	19,974	21,190
Investment in films	2,565,794	2,227,945

Total assets	$3,154,900	$3,175,669

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accrued liabilities	$150,516	$79,130

Total current liabilities	150,516	79,130
Film obligations	500,000	500,000

Total liabilities	650,516	579,130

Shareholders' Equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 90,000,000 shares authorized; 8,258,425 issued and outstanding	826	826
Paid-in capital	3,837,689	3,837,689
Deficit accumulated during development stage	(1,334,131)	(1,241,976)

Total shareholders' equity	2,504,384	2,596,539

Total liabilities and shareholders' equity	$3,154,900	$3,175,669

See Accompanying Notes to Condensed Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Condensed Consolidated Statements of Operations and Accumulated Deficit
(Unaudited)

	Three Months Ended March 31,
			Inception (August 2001) to March 31, 2005
	2005	2004
Revenues	$—	$—	$13,391

Operating expenses:
Salaries and employee benefits	67,320	58,371	301,534
Legal and professional fees	20,480	15,656	130,774
Stock transfer and reporting costs	2,136	—	28,036
Film marketing	—	—	13,880
Consulting and management fees	—	5,000	794,535
Travel and entertainment	510	285	41,434
Obligation related to non-timely filing of registration statement	—	44,325	—
Other	5,442	9,795	64,175

Total operating expenses	95,888	133,432	1,374,368

Operating loss	(95,888)	(133,432)	(1,360,977)

Other Income (Expense):
Interest and other income	3,733	7,982	26,846

Net loss before provision for income taxes	(92,155)	(125,450)	(1,334,131)
Provision for income taxes	—	—	—
Net loss—deficit accumulated during development stage	$(92,155)	$(125,450)	$(1,334,131)

Net loss per share of common stock, basic and diluted	$(0.01)	$(0.02)	$(0.22)

Weighted average number of common shares outstanding	8,258,425	8,208,425	6,094,768

See Accompanying Notes to Condensed Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Condensed Consolidated Statements of Shareholders' Equity
(Unaudited)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount
Balance, December 31, 2003	8,208,425	$821	$3,790,944	$(846,119)
Sale of stock	25,000	2	21,748	—
Issuance of stock for legal services	25,000	3	24,997	—
Net loss	—	—	—	(395,857)

Balance, December 31, 2004	8,258,425	826	3,837,689	(1,241,976)
Net loss	—	—	—	(92,155)

Balance, March 31, 2005	8,258,425	$826	$3,837,689	$(1,334,131)

See Accompanying Notes to Condensed Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,		Inception (August 2001) to March 31, 2005
	2005	2004
Operating activities:
Net loss	$(92,155)	$(125,450)	$(1,334,131)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	1,216	1,217	6,718
Issuance of stock for legal services	—	—	25,000
Issuance of common stock to investment banking firm	—	—	383,425
Issuance of stock options to non-employee consultant	—	—	40,200
Changes in assets and liabilities-
Film deposits	37,201	—	(11,400)
Investment in films	(337,849)	(344,686)	(2,565,794)
Accrued liabilities	71,386	35,404	150,516

Net cash used by operating activities	(320,201)	(433,515)	(3,305,466)

Investing activities:
Purchase of fixed assets	—	—	(26,692)

Net cash used by investing activities	—	—	(26,692)

Financing activities:
Capital contributions	—	—	854,667
Sale of stock	—	—	2,535,223
Proceeds from film co-financing agreement	—	—	500,000

Net cash provided by financing activities	—	—	3,889,890

Net change in cash and cash equivalents	(320,201)	(433,515)	557,732
Cash and cash equivalents at beginning of period	877,933	2,953,159	—

Cash and cash equivalents at end of period	$557,732	$2,519,644	$557,732

See Accompanying Notes to Condensed Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Notes to Condensed Consolidated Financial Statements
(Unaudited)

For the Periods Ended March 31, 2005 and 2004

Note 1—Nature of Business

        GrayMark Productions, Inc. (the "Company") is a development stage company organized in Oklahoma and an independent producer and distributor of film entertainment content. The Company began operations in 2001 as GrayMark Productions, L.L.C. (the "LLC"), all of the assets of which were recently acquired by the Company through our incorporation-reorganization, effective August 18, 2003.

        The Company has completed the production of its first motion picture project titled, Cloud 9 and completed the filming of its second motion picture titled, The Hunt. The Company is in the post-production phase of Cloud 9 and is currently marketing both the domestic and foreign rights to the film. The Company intends to produce and distribute additional films that are completed and marketed using smaller budgets than those of major studios. Management believes that producing and distributing low- or modest-budget, commercially successful films will afford the Company access to Hollywood talent and scripts and third-party production packages for acquisition, without compromising management's approach to managing financial risk.

Note 2—Summary of Significant Accounting Policies

        Interim Financial Information—The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

        The accompanying financial statements are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position at such dates and of the operations and cash flows for the periods then ended. Operating results for the periods ended March 31, 2005 and 2004 are not necessarily indicative of results that may be expected for the entire year.

        Development stage operations—The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has generated a limited amount of consulting revenues; however, the Company has yet to generate any revenue from the sale and/or distribution of film entertainment content and has no assurance of future revenues from such sales and/or distribution. In addition, the Company plans to spend significant amounts on the production and distribution of its film projects.

        In view of the matters described in the preceding paragraph, the ability of the Company to establish a source of recurring revenue is dependent upon the Company's ability to develop, produce and market film entertainment content. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

        Consolidation—The accompanying consolidated financial statements include the accounts of GrayMark Productions, Inc. and its majority owned and controlled subsidiaries, with a provision for minority interests. The Company controls a subsidiary company through a combination of existing voting interests and the ability to exercise various rights under certain shareholder or operating agreements. The Company's subsidiaries include GrayMark Productions, L.L.C. (the "LLC"), Out of the Blue Productions, LLC ("Out of the Blue") and The Hunt, The Motion Picture LLC ("The Hunt"). The LLC became a subsidiary of the Company in August 2003 as a result of the incorporation- reorganization of the Company. Out of the Blue, a variable interest entity, was formed in December 2003 as the entity under which the Company's first motion picture project, Cloud 9, was produced. At March 31, 2005, the Company has funded $2,347,643 of the acquisition and production costs of Cloud 9. The Company is entitled to recover its capital contributions to Out of the Blue plus interest at 2% above the prime rate (defined as "investment recoupment") from cash distributions before the other interest owners and thereafter 50% of cash distributions and entitled to receive a majority of the proceeds from rights sales, distribution and any and all exploitation of the Picture. The Company has 100% voting control of Out of the Blue. The Hunt is 100% owned by the Company.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Accounting Changes—

        SFAS 123(R)—In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. SFAS 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion at time of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compesation cost based on the modified prospective method. SFAS 123(R) is effective for periods beginning after December 15, 2005. Early application is encouraged, but not required.

        The Company has not yet determined the date or method of adoption. If the Company were to adopt SFAS 123(R) on December 15, 2005 using the modified prospective method, the Company estimates that there will be no stock-based compensation expense for the year ending December 31, 2005. If the Company elects to adopt SFAS 123(R) using the modified retrospective method, it is permitted to either retroactively restate only the 2005 interim periods or restate all prior periods. If the Company elects to restate prior periods using the modified retrospective method, net loss for the year ended December 31, 2004, would be restated and would increase by $63,574. Net loss for the three months ended March 31, 2005, would not be impacted.

Note 3—Investment in Films

	March 31, 2005	December 31, 2004
Completed and not released	$2,347,643	$2,217,945
In development	218,151	10,000

Total	$2,565,794	$2,227,945

Note 4—Film Obligations

        During May 2004, the Company obtained $500,000 of funding under co-finance agreements for its motion picture project, Cloud 9. The terms of the co-financing provide for the investors to recoup their contribution from the first proceeds of Cloud 9. After all Cloud 9 costs are recouped by the Company, the investors are entitled to a profit participation in the Company's profit from Cloud 9. As a group, the investors are entitled to 20% of the net profits paid to the Company, but the investors do not have any ownership rights in the film. The $500,000 received under the co-financing agreements represents 21% of the anticipated total cost of Cloud 9. The funding under the co-financing agreements came from related parties to the Company as described below:

Source of Funding	Amount
Greater than 5% shareholder	$250,000
Company's president and chief operating officer	100,000
A company 50% owned by the Company's chief financial officer	100,000
Company shareholder	50,000

Total	$500,000

Note 5—Film Profit Participation and Contingent Compensation

        Pursuant to an investor agreement between the Company and the developers of the screenplay for Cloud 9 (the "Picture"), the Company shares the development and productions costs and revenue of Cloud 9. For its financial contribution to the costs of making Cloud 9, the Company is entitled to receive the following:

  •
  100% of revenue and proceeds from the rights sales, distribution and/or any and all exploitation of Cloud 9 until the Company recovers its investment in the Picture, plus interest at the prime rate plus 2% per annum from the date of the contribution until the Company is repaid its investment in the Picture.

  •
  50% of "net profits" received from the rights sales, distribution and/or any and all exploitation of the Picture. "Net Profits" is defined as the sum remaining after deduction of third party distribution fees; cash deferments to cast, equipment suppliers, rights holders or any other approved party.

        The Company's subsidiary, Out of the Blue Productions, LLC (the "Production Company"), entered into contingent compensation agreements with the director and certain cast members of Cloud 9 in the form of "net and gross profit participations" that are customary in the film industry. These participations are typically based on the profit of a film after all production and distribution costs have been recouped ("gross participation") or all production and distribution costs and overhead have been recouped ("net participations"). A percentage of these "gross and net profits", as negotiated between the participants, are paid out as contingent compensation for creative participants in a motion picture film. The participations negotiated by the Production Company for Cloud 9 total 23.5% of which the Company's interest in Cloud 9 is burdened by one-half of these net profit participations. The Company's residual profits interest in Cloud 9 is 30.6% after giving effect to the gross and net profits participations given pursuant to contingent compensation arrangements and the co-finance agreements (see Note 5—Film Obligations).

        The Production Company also agreed to pay additional contingent bonuses to certain cast members when aggregate United States and Canada box office receipts as reported in Daily Variety reach various levels between $8,500,000 and $20,000,000. The total contingent amounts that would be paid if box office receipts reach $20,000,000 is $300,000.

Note 6—Capital Structure

        In September 2004, the Company issued 25,000 shares of stock to the Company's legal counsel for services rendered and fully performed. The shares were valued at the fair value of the services received of $25,000.

Note 7—Stock Options and Warrants

        Information with respect to stock options and warrants outstanding follows:

	Shares	Average Exercise Price
Outstanding at December 31, 2003	3,498,250	$1.86
Granted at market value	165,000	1.24
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2004	3,663,250	1.84
Granted at market value	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2005	3,663,250	$1.84

        In September 2004, the Company issued options to the Company's officers and directors for the purchase of 140,000 shares of the Company's stock at an exercise price of $1.10. The options were issued under the Company's 2003 Stock Option Plan and 2003 Non-Employee Stock Option Plan These became exercisable on January 1, 2005 and will expire on December 31, 2009.

	Options and Warrants Outstanding			Options and Warrants Exercisable
	Shares Outstanding at 3/31/05	Average Remaining Life (Years)	Average Exercise Price	Shares Outstanding at 3/31/05	Average Exercise Price
$1.00 to $2.00	3,663,250	3.6	$1.84	3,663,250	$1.84

Note 8—Subsequent Event

        During May 2005, the Company entered into an agreement with Twentieth Century Fox Entertainment LLC ("Fox") for the release of Cloud 9 into the home video market in the United States and Canada. Under the terms of the agreement, the Company granted Fox the sole and exclusive rights to home video distribution of Cloud 9 in the United States and Canada for a period of 10 years. The Company is required to complete the delivery of Cloud 9 to Fox no later than August 1, 2005. In the event Cloud 9 does not have a theatrical release (as anticipated by management), Fox agreed to pay the Company a non-refundable advance of $450,000 (the "Advance"). To date, the Company has received $45,000 of the advance; the remaining $405,000 is to be paid within 10 days of the final delivery of Cloud 9 to Fox.

        Fox is entitled to receive a distribution fee of 20% of gross receipts from home video sales in the United States and Canada (the "Distribution Fee"). Net receipts is defined as 100% of gross receipts remaining after Fox deducts the Distribution Fee and distribution expenses incurred in the manufacturing, sales, marketing and distribution of Cloud 9. Fox and the Company will each receive 50% of the net receipts. The 50% of net receipts due the Company is subject to the recoupment of the Advance and accrued interest on the Advance of prime plus 1%.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
GrayMark Productions, Inc:

We have audited the accompanying consolidated balance sheets of GrayMark Productions, Inc. (A Development Stage Enterprise) as of December 31, 2004 and 2003 and the related consolidated statements of operations and accumulated deficit, shareholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GrayMark Productions, Inc. (a Development Stage Enterprise) as of December 31, 2004 and 2003, and the consolidated results of its operations, accumulated deficit and its cash flows for the years ended December 31, 2004 and 2003, in accordance with generally accepted accounting principles in the United States of America.

/s/ Evans, Gaither & Associates, PLLC

March 18, 2005
Oklahoma City, Oklahoma

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Balance Sheets
As of December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and cash equivalents	$877,933	$2,953,159
Film deposits	48,601	—

Total current assets	926,534	2,953,159
Fixed assets, net	21,190	26,056
Investment in films	2,227,945	34,470

Total assets	$3,175,669	$3,013,685

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accrued liabilities	$79,130	$68,039

Total current liabilities	79,130	68,039
Film obligations	500,000	—

Total liabilities	579,130	68,039

Shareholders' Equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 90,000,000 shares authorized; 8,258,425 issued and outstanding at December 31, 2004 (8,208,425 shares issued and outstanding at December 31, 2003)	826	821
Paid-in capital	3,837,689	3,790,944
Deficit accumulated during development stage	(1,241,976)	(846,119)

Total shareholders' equity	2,596,539	2,945,646

Total liabilities and shareholders' equity	$3,175,669	$3,013,685

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Operations and Accumulated Deficit

	2004	2003	Inception (August 2001) to December 31, 2004
Revenues	$—	$13,391	$13,391

Operating expenses:
Salaries and employee benefits	234,214	—	234,214
Legal and professional fees	94,808	15,486	110,294
Stock transfer and reporting costs	25,900	—	25,900
Film marketing	13,880	—	13,880
Consulting and management fees	10,261	619,154	794,535
Travel and entertainment	1,179	14,385	40,924
Other	33,157	15,091	58,733

Total operating expenses	413,399	664,116	1,278,480

Operating loss	(413,399)	(650,725)	(1,265,089)

Other Income (Expense):
Interest and other income	17,542	4,463	23,113

Net loss before provision for income taxes	(395,857)	(646,262)	(1,241,976)
Provision for income taxes	—	—	—

Net loss—deficit accumulated during development stage	$(395,857)	$(646,262)	$(1,241,976)

Net loss per share of common stock, basic and diluted	$(0.05)	$(0.13)	$(0.21)

Weighted average number of common shares outstanding	8,235,508	5,148,202	5,936,452

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Shareholders' Equity

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount
Balance, December 31, 2002	—	$—	$244,254	$(199,857)
Capital contributions	—	—	610,412	—
Issuance of stock in incorporation-reorganization	4,870,000	487	(487)	—
Sale of stock	2,955,000	296	2,513,178	—
Issuance of stock to investment banking firm	383,425	38	383,387	—
Issuance of stock options to non-employee consultant	—	—	40,200	—
Net loss	—	—	—	(646,262)

Balance, December 31, 2003	8,208,425	821	3,790,944	(846,119)
Sale of stock	25,000	2	21,748	—
Issuance of stock for legal services	25,000	3	24,997	—
Net loss	—	—	—	(395,857)

Balance, December 31, 2004	8,258,425	$826	$3,837,689	$(1,241,976)

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Consolidated Statements of Cash Flows

	2004	2003	Inception (August 2001) to December 31, 2004
Operating activities:
Net loss	$(395,857)	$(646,262)	$(1,241,976)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	4,866	636	5,502
Issuance of stock for legal services	25,000	—	25,000
Issuance of common stock to investment banking firm	—	383,425	383,425
Issuance of stock options to non-employee consultant	—	40,200	40,200
Changes in assets and liabilities-
Film deposits	(48,601)	—	(48,601)
Investment in films	(2,193,475)	(34,470)	(2,227,945)
Accrued liabilities	11,091	60,922	79,130

Net cash used by operating activities	(2,596,976)	(195,549)	(2,985,265)

Investing activities:
Purchase of fixed assets	—	(26,692)	(26,692)

Net cash used by investing activities	—	(26,692)	(26,692)

Financing activities:
Capital contributions	—	610,412	854,667
Sale of stock	21,750	2,513,474	2,535,223
Proceeds from film co-financing agreement	500,000	—	500,000

Net cash provided by financing activities	521,750	3,123,886	3,889,890

Net change in cash and cash equivalents	(2,075,226)	2,901,645	877,933
Cash and cash equivalents at beginning of period	2,953,159	51,514	—

Cash and cash equivalents at end of period	$877,933	$2,953,159	$877,933

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK PRODUCTIONS, INC.
(a Development Stage Enterprise)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

Note 1—Nature of Business

        GrayMark Productions, Inc. (the "Company") is a development stage company organized in Oklahoma and an independent producer and distributor of film entertainment content. The Company began operations in 2001 as GrayMark Productions, L.L.C. (the "LLC"), all of the assets of which were recently acquired by the Company through our incorporation-reorganization, effective August 18, 2003.

        The Company has completed the production of its first motion picture project titled, Cloud 9. The Company is in the post-production phase of Cloud 9 and is currently marketing both the domestic and foreign rights to the film. The Company intends to produce and distribute additional films that are completed and marketed using smaller budgets than those of major studios. Management believes that producing and distributing low- or modest-budget, commercially successful films will afford us access to Hollywood talent and scripts and third-party production packages for acquisition, without compromising management's approach to managing financial risk.

Note 2—Summary of Significant Accounting Policies

        Development stage operations—The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has generated a limited amount of consulting revenues; however, the Company has yet to generate any revenue from the sale and/or distribution of film entertainment content and has no assurance of future revenues from such sales and/or distribution. In addition, the Company plans to spend significant amounts on the production and distribution of its film projects.

        In view of the matters described in the preceding paragraph, the ability of the Company to establish a source of recurring revenue is dependent upon the Company's ability to develop, produce and market film entertainment content. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

        Consolidation—The accompanying consolidated financial statements include the accounts of GrayMark Productions, Inc. and its majority owned and controlled subsidiaries, with a provision for minority interests. The Company controls a subsidiary company through a combination of existing voting interests and the ability to exercise various rights under certain shareholder or operating agreements. The Company's subsidiaries include GrayMark Productions, L.L.C. (the "LLC") and Out of the Blue Productions, LLC ("Out of the Blue"). The LLC became a subsidiary of the Company in August 2003 as a result of the incorporation-reorganization of the Company. Out of the Blue, a variable interest entity (see Accounting Changes—FIN 46), was formed in December 2003 as the entity under which the Company's first motion picture project, Cloud 9 (the "Picture") is to be produced. The Company was obligated to fund and did fund more than 98% of the acquisition and production costs of the "Picture." The Company is entitled to recover its capital contributions to Out of the Blue plus interest at 2% above the prime rate (defined as "investment recoupment") from cash distributions before the other interest owners and thereafter 50% of cash distributions and entitled to receive a majority of the proceeds from rights sales, distribution and any and all exploitation of the Picture. The Company has 100% voting control of Out of the Blue.

        Accounting Changes—

        SFAS 123(R)—In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. SFAS 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion at time of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compesation cost based on the modified prospective method. SFAS 123(R) is effective for periods beginning after December 15, 2005. Early application is encouraged, but not required.

        The Company has not yet determined the date or method of adoption. If the Company were to adopt SFAS 123(R) on December 15, 2005 using the modified prospective method, the Company estimates that there will be no stock-based compensation expense for the year ending December 31, 2005. If the Company elects to adopt SFAS 123(R) using the modified retrospective method, it is permitted to either retroactively restate only the 2005 interim periods or restate all prior periods. If the Company elects to restate prior periods using the modified retrospective method, net loss for the year ended December 31, 2004, would be restated and would increase by $63,574. Net loss for the year ended December 31, 2003, would not be impacted.

        SFAS 150—In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150, establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 did not have a material impact on the Company's results of operation or financial position.

        FIN 46—In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities (VIEs), which is an interpretation of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. FIN 46 addresses the application of ARB No. 51 to VIEs, and generally would require that assets, liabilities and results of the activity of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. This interpretation applies immediately to VIEs created after January 31, 2003, and to VIEs in which a company obtains an interest after that date. Other than Out of the Blue, the Company neither created nor obtained an interest in any VIEs in 2003 or in prior periods. In addition, the interpretation becomes applicable on December 31, 2003 for special purpose entities (SPEs) created prior to February 1, 2003. As of December 31, 2004, the company had no SPEs for which it was considered the primary beneficiary. Other than with respect to Out of the Blue, adoption of this standard did not have a material effect on the Company's financial statements.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Revenue recognition—Revenues from the sale of the rights to a film are recognized when the feature film is available to the distributor for exploitation and no conditions for delivery exist, which under most sales contracts requires that full payment has been received from the distributor. Revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited. Revenues from video sales are recognized on the date that video units are made widely available for sale by retailers. Revenues from the licensing of motion picture films are recorded when the material is available for telecasting by the licensee and when certain other conditions are met. Revenues from consulting services are recognized when earned.

        Cash and cash equivalents—Cash and cash equivalents consist primarily of cash on deposit or certificates of deposits purchased with original maturities of three months or less.

        Fixed Assets—Fixed assets are stated at costs less accumulated depreciation. Depreciation is calculated using the straight line method based on the useful lives which range from three to seven years.

        Investment in Films—Investment in films includes capitalizable direct negative costs, production overhead, interest and development costs and are stated at the lower of cost, less accumulated amortization, or fair value. Film production and participation costs are expensed based on the ratio of the current period's gross revenues to estimated remaining total gross revenues from all sources on an individual production basis.

        Investment in films is stated at the lower of amortized cost or estimated fair value on an individual film basis. The valuation of investment in films is reviewed on a title-by-title basis, when an event or change in circumstances indicate that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management's future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management's future revenue estimates.

        Income Taxes—The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Net loss per share—Net loss per share is calculated based on the weighted average number of common, and dilutive common equivalent shares outstanding. There were no material differences between basic and diluted earnings per share for the periods presented. The computation of net loss per share gives retroactive effect for all periods presented to reflect the 2003 incorporation-reorganization. At December 31, 2004 and 2003, all outstanding options and warrants were excluded from the computation of diluted loss per share as the effect of the assumed exercise was anti-diluted.

        Concentration of credit risk—The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk.

        Fair value of financial instruments—The recorded amounts of cash and cash equivalents, other receivables, and accrued liabilities approximate fair value because of the short-term maturity of these items.

        Stock options—The Company accounts for its stock option grants in accordance with the provisions of Accounting Principles Board (APB) Opnion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation. As such, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

        Compensation expense related to stock options granted to non-employees is accounted for under SFAS No. 123, Accounting for Stock-Based Compensation and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring,or in Conjunction With Selling, Goods or Services, which require entities to recognize an expense based on the fair value of the related awards.

        Reclassifications—Certain amounts presented in prior years have been reclassified to conform to the current year's presentation.

Note 3—Incorporation-Reorganization

        The Company operated historically as a limited liability company, GrayMark Productions, L.L.C. (the "LLC"). On August 18, 2003, the Company acquired LLC by exchanging 4,870,000 of GrayMark Productions, Inc. common stock shares for the ownership interests in the LLC, and the LLC became a wholly-owned subsidiary of the Company. The acquisition was accounted for as an incorporation-reorganization. The effect of the reorganization was a change in the capital structure of the Company; there were no other accounting adjustments made as a result of the incorporation-reorganization.

Note 4—Film Costs

	2004	2003
Completed and not released	$2,217,945	$—
In development	10,000	34,470

Total	$2,227,945	$34,470

Note 5—Film Obligations

        During May 2004, the Company obtained $500,000 of funding under co-finance agreements for its motion picture project, Cloud 9. The terms of the co-financing provide for the investors to recoup their contribution from the first proceeds of Cloud 9. After all Cloud 9 costs are recouped by the Company, the investors are entitled to a profit participation in the Company's profit from Cloud 9. As a group, the investors are entitled to 20% of the net profits paid to the Company, but the investors do not have any ownership rights in the film. The $500,000 received under the co-financing agreements represents 22% of the anticipated total cost of Cloud 9. The funding under the co-financing agreements came from related parties to the Company as described below:

Source of Funding	Amount
Greater than 5% shareholder	$250,000
Company's president and chief operating officer	100,000
A company 50% owned by the Company's chief financial officer	100,000
Company shareholder	50,000

Total	$500,000

Note 6—Film Profit Participation and Contingent Compensation

        Pursuant to an investor agreement between the Company and the developers of the screenplay for Cloud 9 (the "Picture"), the Company shares the development and productions costs and revenue of Cloud 9. For its financial contribution to the costs of making Cloud 9, the Company is entitled to receive the following:

  •
  100% of revenue and proceeds from the rights sales, distribution and/or any and all exploitation of Cloud 9 until the Company recovers its investment in the Picture, plus interest at the rate of prime plus 2% per annum from the date of the contribution until the Company is repaid its investment in the Picture.

  •
  50% of "net profits" received from the rights sales, distribution and/or any and all exploitation of the Picture. "Net Profits" is defined as the sum remaining after deduction of third party distribution fees; cash deferments to cast, equipment suppliers, rights holders or any other approved party.

        The Company's subsidiary, Out of the Blue Productions, LLC (the "Production Company"), has entered into contingent compensation agreements with the director and certain cast members of Cloud

9 in the form of "net and gross profit participations" that are customary in the film industry. These participations are typically based on the profit of a film after all production and distribution costs have been recouped ("gross participation") or all production and distribution costs and overhead have been recouped ("net participations"). A percentage of these "gross and net profits", as negotiated between the participants, are paid out as contingent compensation for creative participants in a motion picture film. The participations negotiated by the Production Company for Cloud 9 total 23.5% of which the Company's interest in Cloud 9 is burdened by one-half of these net profit participations. The Company's residual profits interest in Cloud 9 is 30.6% after giving effect to the gross and net profits participations given pursuant to contingent compensation arrangements and the co-finance agreements (see Note 5—Film Obligations).

        The Production Company also agreed to pay additional contingent bonuses to certain cast members when aggregate United States and Canada box office receipts as reported in Daily Variety reach various levels between $8,500,000 and $20,000,000. The total contingent amounts that would be paid if box office receipts reach $20,000,000 is $300,000.

Note 7—Equity Compensation

        In conjunction with the private placement of common stock, the Company issued 383,425 shares of stock to the investment banking firm, that served as the underwriter of the private placement, for consulting services to be performed for the twelve month period ending in December 2004. These consulting services may include, but are not necessarily limited to, (i) the study and review of the business, operations, and historical financial performance of the Company, (ii) assistance in formulating a strategy to meet the Company's working capital and capital resources needs, (iii) assistance in formulating the terms and structure of any proposed business combination transaction and the presentation thereof to the Company's board of directors and (iv) advise as to the expected reaction of the financial community to any proposed transaction and determine the optimum means of communicating the pertinent aspects, such as the strategic considerations, benefits to the Company and financial impact to the financial community and (v) assistance in the preparation of press releases and other communications with the investment community. Due to the nature of the consulting services being performed, the Company was not able to establish verifiable output measures of the actual services to be performed over the life of the agreement. Therefore, consulting fees of $383,425, which represents the estimated fair value of the shares issued to investment banking firm, is included in consulting and management fees in the accompanying consolidated statements of operations for the year ended December 31, 2003.

        In December 2003, the Company entered into a one-year consulting agreement with one of the Company's greater than 5% shareholders, for the providing of consulting services. These consulting services may include, but are not necessarily limited to, (i) the study and review of the business, operations, and historical financial performance of the Company, (ii) assistance in formulating a strategy to meet the Company's working capital and capital resources needs, (iii) assistance in formulating the terms and structure of any proposed business combination transaction and the presentation thereof to the Company's board of directors and (iv) advise as to the expected reaction of the financial community to any proposed transaction and determine the optimum means of communicating the pertinent aspects, such as the strategic considerations, benefits to the Company and financial impact to the financial community and (v) assistance in the preparation of press releases and other communications with the investment community. For these services to be performed, the Company granted the shareholder stock options exercisable for the purchase of 100,000 shares (the "Consulting Options") of the Company's common stock for $1.25 per share. The Consulting Options are exercisable commencing on January 1, 2005 and expire on December 31, 2008. On the date of grant, the Company valued the shares underlying the Consulting Options for financial statement purposes using the Black-Scholes valuation model. Due to the nature of the consulting services being performed, the Company was not able to establish verifiable output measures of the actual services to be performed over the life of the agreement. Accordingly, the Company increased paid-in capital and consulting fees for the year ended December 31, 2003, by the estimated option valuation of $40,200.

        The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: weighted average risk free interest rate of 3.0%; no dividend yield; volatility of 50%; and expected life less than five years. The fair value of the options were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common share.

Note 8—Income Taxes

        The income tax provision for the years ended December 31, 2004 and 2003 consists of:

	2004	2003
Current provision	$—	$—
Deferred provision (benefit)	(138,464)	(59,824)
Change in beginning of year valuation allowance	138,464	59,824

Total	$—	$—

        Deferred income tax assets and liabilities as of December 31, 2004 and 2003 are comprised of:

	2004	2003
Deferred income tax assets:
Net operating loss carryforwards	$200,295	$62,399
Valuation allowance	(198,288)	(59,824)

Total deferred tax asset	2,007	2,575
Deferred income tax liabilities:
Depreciation	(2,007)	(2,575)

Total deferred tax liability	(2,007)	(2,575)

Deferred tax liability, net	$—	$—

        The Company's effective income tax rate for continuing operations differs from the U.S. Federal statutory rate as follows:

	2004	2003
Federal statutory rate	(34)%	(34)%
State tax rate	(4)%	(4)%
Valuation allowance	38%	38%

Effective income tax rate	—%	—%

        At December 31, 2004 and 2003, the Company had federal and state net operating loss carryforwards of approximately $572,000 and $178,000, respectively, expiring at various dates through 2018. Because the Company was operated as a limited liability company through August 2003, there was no current or deferred provision for income taxes through that date. The taxable net loss from August 2003 through December 2003 was $170,296.

Note 9—Capital Structure

        Pursuant to its Certificate of Incorporation, the Company is authorized to issue up to 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, $.0001 par value per share (the "Common Stock"), and 10,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock").

        In December 2003, the Company concluded a private placement of common stock and issued 2,955,000 shares of common stock. The net proceeds of the private placement offering were $2,513,474 ($0.85 per share) after deduction of $441,526 in offering costs. In conjunction with the private placement, investors received one redeemable warrant for each common share purchased. The redeemable warrants are exercisable for the purchase of one share of common stock initially for $2.00 on or before October 30, 2008. The exercise price for the warrants increases after certain trading criteria is met by the Company. The underwriter also received warrants for the exercise of an additional 443,250 shares of common stock. The underwriter warrants are exercisable between December 19, 2003 and October 30, 2008 at an exercise price of $1.10. The warrants issued to the underwriter were valued at $5,910 pursuant to the valuation formula for determining the value of underwriter compensation under rules promulgated by the National Association of Securities Dealers, Inc. The issuance of the warrants to the underwriter resulted in additional paid-in capital of $5,910 related to the services performed by the underwriter in conjunction with the private placement offering which was offset by a reduction of paid-in capital of $5,910 related to the payment for those services which is included in offering costs.

Note 10—Stock Options and Warrants

        During 2003, the Company adopted two stock option plans, the 2003 Stock Option Plan (the "Employee Plan") and the 2003 Non-Employee Stock Option Plan (the "Non-Employee Plan"). The Employee Plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees, including employees who also serve as a Company director. The number of shares of common stock authorized and reserved under the Employee Plan is 300,000. The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option.

        The Non-Employee Plan provides for the grant of stock options to the Company's non-employee directors, consultants and other advisors. The Company's employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes. The total number of shares of common stock authorized and reserved under the Non-Employee Plan is 300,000.

        In September 2004, the Company issued options to the Company's officers and directors for the purchase of 140,000 shares of the Company's stock at an exercise price of $1.10. The options were issued under the Company's 2003 Stock Option Plan and 2003 Non-Employee Stock Option Plan The options do not become exercisable until January 1, 2005 and expire on December 31, 2009.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: weighted average risk free interest rate of 4.0%; no dividend yield; volatility of 50%; and expected life less than five years. The fair value of the options were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common share. The fair value of the 140,000 options was estimated to be $63,574. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", no compensation expense was recorded. If the Company had elected to recognize compensation expense based on the fair value of the options granted at the grant date as prescribed by "Statement of Financial Accounting Standards No. 123", ("SFAS 123"), net loss and net loss per share would have been as follows:

	2004	2003
Net loss	$(395,857)	$(646,262)
Stock-based compensation expense	(63,574)	—

Pro form net loss	$(459,431)	$(646,262)

Earnings per share:
Basic and diluted—as reported	$(0.05)	(0.13)

Basic and diluted—pro forma	$(0.06)	(0.13)

        Information with respect to stock options and warrants outstanding follows:

	Shares	Average Exercise Price
Outstanding at December 31, 2002	—	$—
Granted at market value	3,498,250	1.85
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2003	3,498,250	$1.86
Granted at market value	165,000	1.24
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2004	3,663,250	$1.84

	Options and Warrants Outstanding			Options and Warrants Exercisable
	Shares Outstanding at 12/31/04	Average Remaining Life (Years)	Average Exercise Price	Shares Outstanding at 12/31/04	Average Exercise Price
$1.00 to $2.00	3,663,250	3.9	$1.84	3,423,250	$1.88

        The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions including expected stock price volatility. The Company utilized the Black-Scholes method to produce the pro forma disclosures required under SFAS 123. In management's opinion, existing valuation models do not necessarily provide a reliable single measure of the fair value of its stock options because the Company's stock options have significantly different characteristics from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate. The effects of applying SFAS 123 are not indicative of future amounts.

Note 11—Related Party Transactions

        During 2003, the Company paid consulting and management fees totaling $145,529, to two Company shareholders.

        In March 2002, two of the Company's shareholders entered into a letter agreement with a third-party for the Company to pay the third party $50,000 for past services performed. This liability is only to be paid if the Company obtains funding for film projects from outside investors. These Company shareholders have represented that it was not their intent to contractually bind the Company to this liability, and they have agreed to indemnify the Company upon payment of any liability that may arise under the letter agreement. In December 2003, the Company recorded a consulting expense of $50,000 related to the agreement.

        In December 2003, the Company moved into offices in a building owned by an entity controlled by one of our greater than 5% shareholders. The office space is occupied under a 12-month unwritten lease, requiring the payment of $500 per month. The Company incurred costs of approximately $15,000 in the building-out and improvement of the office space.

Note 12—Subsequent Event

        In January 2005, the Company entered into a letter agreement with an unaffiliated company regarding a film project titled, "The Hunt." Under the agreement, the Company has agreed to fund the film project with an estimated budget of $250,000. The Company will receive 100% of the revenue until all costs have been recouped and 75% of the revenue thereafter. In addition, the Company entered into a letter agreement with one of the Company's directors to pay him $20,000 for his assistance with The Hunt. The agreement also calls for the director to receive 3% of all revenue to the Company after the Company has recouped its costs.

Note 13—Event (Unaudited) Subsequent to the Date of the Independent Auditors Report

        During May 2005, the Company entered into an agreement with Twentieth Century Fox Entertainment LLC ("Fox") for the release of Cloud 9 into the home video market in the United States and Canada. Under the terms of the agreement, the Company granted Fox the sole and exclusive rights to home video distribution of Cloud 9 in the United States and Canada for a period of 10 years. The Company is required to complete the delivery of Cloud 9 to Fox no later than August 1, 2005. In the event Cloud 9 does not have a theatrical release (as anticipated by management), Fox agreed to pay the Company a non-refundable advance of $450,000 (the "Advance"). To date, the Company has received $45,000 of the advance; the remaining $405,000 is to be paid within 10 days of the final delivery of Cloud 9 to Fox.

        Fox is entitled to receive a distribution fee of 20% of gross receipts from home video sales in the United States and Canada (the "Distribution Fee"). Net receipts is defined as 100% of gross receipts remaining after Fox deducts the Distribution Fee and distribution expenses incurred in the manufacturing, sales, marketing and distribution of Cloud 9. Fox and the Company will each receive 50% of the net receipts. The 50% of net receipts due the Company is subject to the recoupment of the Advance and accrued interest on the Advance of prime plus 1%.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The info rmation contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prosp ectus or of any sale of our common stock.

5,947,500 SHARES OF COMMON STOCK

AND

2,955,000 REDEEMABLE WARRANTS

(ARE ONLY OFFERED FOR RESALE BY SELLING SECURITY HOLDERS)

2,955,000 SHARES OF COMMON STOCK

(UNDERLYING THE REDEEMABLE WARRANTS ARE ONLY OFFERED FOR SALE
BY GRAYMARK PRODUCTIONS, INC. FOLLOWING RESALE OF THE REDEEMABLE
WARRANTS BY THE SELLING SECURITY HOLDERS)

PROSPECTUS

            , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

        The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

        These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

S.E.C. Registration Fees	$1,260
N.A.S.D. Filing Fees	—
*State Securities Laws Filing Fees	5,000
*Printing and Engraving	10,000
*Legal Fees	15,000
*Accounting Fees and Expenses	5,000
*Transfer Agent's Fees and Costs of Certificates	2,000
*Miscellaneous	1,840

Total	$40,000

*
Estimated

Item 26. Recent Sales of Unregistered Securities.

        Registrant has sold and issued the securities described below pursuant to and in accordance with Regulation D under the Securities Act of 1933, as amended (the "Act") within the past three years that were not registered under the Act:

        Until August 17, 2003, registrant operated as a limited liability company, GrayMark Productions, L.L.C. that was formed in August 2001. Effective August 18, 2003, pursuant to an incorporation-reorganization, registrant exchanged 4,870,000 of its common stock shares for the ownership interests in GrayMark Productions, L.L.C. that became our wholly-owned subsidiary without payment of any commissions or discounts. Each of the certificates evidencing and representing the common stock shares carries a legend restricting transfer of the common stock shares represented thereby, and registrant issued stop transfer instructions to UMB Bank, N.A., the transfer and registrar of registrant's common stock, with respect to the certificates evidencing the common stock shares. The issuance of the common stock shares was pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and Rule 149.

        In December 2003, registrant conducted a private placement offering of 2,955,000 of its common stock shares and 2,955,000 of its redeemable warrants in units consisting of one common stock share and one redeemable warrant and received $1.00 per unit and total cash proceeds of $2,955,000. In April 2004, the Company issued an additional 25,000 shares under the private placement. The net proceeds of the April 2004 sale of stock was $21,750 ($0.87 per share) after deduction of $3,250 in offering costs. The Company issued a total of 2,980,000 shares under the private placement for net proceeds of $2,535,224 ($0.85 per share) after deduction of $444,776 in offering costs. In connection with this offering, Viewtrade Financial served as placement agent and received sales commissions of $295,500 (10%) and a non-accountable expense allowance of $88,650. In addition, Viewtrade Financial was sold the placement agent warrants for a nominal amount ($10) and are exercisable for the purchase of 443,250 common stock shares for $1.10 each. For its consulting services to be provided during the year ending December 19, 2004, Viewtrade Financial was issued 383,425 common stock shares. The purchasers or holders of the securities sold in connection with the private placement offering are the Selling Securities Holders, each of whom is identified in the prospectus. Registrant relied on Rule 506 of Regulation D and Section 4(2) of the Security Act of 1933, as amended, for exemption from the registration requirements of such Act. Additionally, it appears that registrant could have relied on Section 4(6) of the Act.

        Registrant relied on Rule 506 of Regulation D and 4(2) of the Act for exemption from the registration requirements of the Act. Each purchaser of registrant's common stock shares, redeemable warrants, placement agent warrants and stock options was furnished information concerning the operations of registrant, and each had the opportunity to verify the information supplied. Additionally, registrant obtained a signed representation from each of the purchasers in connection with the offering of registrant's common stock shares, redeemable warrants, placement agent warrants and stock options of his, her or its intent to acquire such securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof, and the qualification of each as an "accredited investor" as defined in Rule 501 and Section 4(6) of the Act; each of the certificates or other evidence representing the securities sold carries a legend restricting transfer of the securities represented thereby, and registrant issued stop transfer instructions to UMB Bank, N.A., the transfer and warrant agent and registrar of registrant's common stock and redeemable warrants, with respect to all certificates representing the common stock and redeemable warrants of registrant held by the Selling Securities Holders, each of whom is identified in the prospectus.

        Registrant complied with the information requirements of Rule 506 and the other rules of Regulation D. In connection with the offering and sale of the securities, Registrant, Viewtrade Financial (the placement agent) and Capital West Securities, Inc. and their affiliates involved in the distribution of the securities offered and sold complied with the limitations of paragraph (c) of Rule 502 and no from of general solicitation or general advertising was utilized in the offer and sale of the subject securities as proscribed by such Rule.

        On December 19, 2003 registrant enter into a Consulting Agreement with E. Peter Hoffman, Jr. for services to be provided and pursuant to such agreement granted stock options to Mr. Hoffman exercisable for the purchase of 100,000 common stock shares of registrant for $1.25 per share. The services to be received by registrant and to be performed by Mr. Hoffman will be received and performed in the state of Oklahoma. Mr. Hoffman is a resident of Oklahoma and the registrant's principal office is located in Oklahoma. The options are exercisable during the period commencing on January 1, 2005 and ending on December 31, 2008. The options may not be transferred other than to Mr. Hoffman's the family members (as defined in the Stock Option Agreement) or by will, or the laws of descent and distribution. Mr. Hoffman qualified as an accredited investor within the meaning of Rule 501 and Section 4(6) of the Securities Act of 1933, as amended, at the time of his execution of the Consulting Agreement. The stock options granted Mr. Hoffman were exempt securities within the meaning of Section 3(a)(11) and Rule 147. Additionally, it appears that registrant may have relied on Section 4(6) of the Act.

        Upon formation of GrayMark Productions, L.L.C. in August 2001, each of its founders, Gray Frederickson and Mark Stansberry, acquired a 50% ownership interest in GrayMark Productions, L.L.C. Because of each of their involvement in the management and control of GrayMark Productions, L.L.C., the ownership interests of Gray Frederickson and Mark Stansberry in GrayMark Productions, L.L.C. were not "securities" within the meaning of the Securities Act of 1933, as amended. If these ownership interests were to be view as "securities" on the date of sale (i.e., formation of GrayMark Productions, L.L.C.), these ownership interests were exempt securities within the meaning of Section 3(a)(11) and Rule 147. Each of Messrs. Frederickson and Stansberry were and are residents of Oklahoma, the state of organization and in which the offices of GrayMark Productions, L.L.C. was located and was to conduct its business. Additionally, the ownership interests were properly subject to legend requirements of Rule 147.

        On June 16, 2002, Lewann, Ltd., a limited partnership controlled by Lewis B. Moon, acquired one-third of the ownership interests of Gray Frederickson and Mark Stansberry in GrayMark Productions, L.L.C. Thereafter until July 1, 2003, Lewann, Ltd. contributed $250,000 to GrayMark Productions, L.L.C. Lewann, Ltd. was not formed to acquire the ownership interest in GrayMark Productions, Inc. and on June 16, 2002 and thereafter qualified as an "accredited investor" within the meaning of Rule 501 of Regulation D with it principal office in Oklahoma. No commissions or fees were paid with respect to the acquisition of the ownership interest of Lewann, Ltd. in GrayMark Productions, L.L.C. Additionally, the ownership interest was properly subject to the legend requirements of Rule 147 and was an exempt security within the meaning of Section 3(a)(11) if viewed or deemed by the Staff of the Commission to have been offered and sold by GrayMark Productions, L.L.C.

        On July 1, 2003, each of John Simonelli, Larry E. Howell, Mark R. Kidd and Michael E. Dunn purchased ownership interests or units in GrayMark Productions, L.L.C. from Gray Frederickson, Mark Stansberry and Lewann, Ltd. Messrs. Simonelli, Howell, Kidd and Dunn acquired 1,000,000 units for $100, 200,000 units for $20, 50,000 units for $5 and 20,000 units for $2, respectively. No commissions or fees were paid were paid with respect to acquisition of the ownership interests or units by Messrs. Simonelli, Howell, Kidd and Dunn. On July 1, 2003 and thereafter, each of Messrs. Simonelli, Howell, Kidd and Dunn qualified as an "accredited investor" within the meaning of Rule 501 of Regulation D and is a resident of Oklahoma. Additionally, the ownership interest was properly subject to the legend requirements of Rule 147 and was an exempt security within the meaning of Section 3(a)(11) if viewed or deemed by the Staff of the Commission to have been offered and sold by GrayMark Productions, L.L.C.

        On August 15, 2003, Roy T. Oliver made a $500,000 contribution to GrayMark Productions, L.L.C. for a 25% ownership interest. No commissions or other remuneration was paid with respect to Mr. Oliver's acquisition of the ownership interest. This ownership interest was an exempt security within the meaning of Section 3(a)(11) and Rule 147. At the time of the contribution, Mr. Oliver was a resident of Oklahoma, the state of organization and in which the offices of GrayMark Productions, L.L.C. was located and conducting its business. Additionally, the ownership interest carried a legend as required by Rule 147. Furthermore, Mr. Oliver qualified as an "accredited investor" as defined in Rule 501 and Section 4(6) of the Act. Therefore, it appears that registrant may also rely on the registration exemption available under Section 4(6) of the Securities Act of 1933, as amended.

        In September 2004, Registrant issued 25,000 common stock to registrant's legal counsel, Michael E. Dunn, for services rendered and fully performed having a value of $25,000. The shares were valued at the fair value of the services received of $25,000. No commissions or fees were paid were paid with respect to the issuance of these shares to Mr. Dunn. The certificate evidencing the common stock shares carries a legend as required by Rule 147. Furthermore, Mr. Dunn is a resident of Oklahoma and qualified as an "accredited investor" as defined in Rule 501 and Section 4(6) of the Act. Therefore, it appears that registrant may also rely on the registration exemption available under Section 3(a)(11) the Securities Act of 1933, as amended.

Item 27. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Registrant's Certificate of Incorporation.*
3.2	Registrant's Bylaws.*
4.1	Form of Certificate of Common Stock of Registrant.*
4.2	Placement Agent Agreement between Viewtrade Financial and Registrant.*
4.3	Placement Agent Warrant Agreement between Viewtrade Financial and Registrant and form of Placement Agent Warrant Certificate.*
4.4	Redeemable Warrant Agreement between UMB Bank, N.A. and Registrant.*
4.5	Form of Redeemable Warrant Certificate.*
4.6	Financial Advisor Agreement between Viewtrade Financial and Registrant.*
4.7	Stock Option Agreement between E. Peter Hoffman, Jr. and Registrant included in Exhibit 10.8 as Exhibit A.*
5.1	Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.
10.1	Exchange Agreement amongst Gray Frederickson, Lewann, Ltd., Roy Oliver, John Simonelli, Mark A. Stansberry, Larry E. Howell, Mark R. Kidd, Michael E. Dunn and Registrant.*
10.2	Letter agreement amongst Gray Frederickson, Mark A. Stansberry and Registrant dated August 27, 2003.*
10.3	Employment Agreement between Gray Frederickson and Registrant.*
10.4	Employment Agreement between John Simonelli and Registrant.*
10.5	GrayMark Productions, Inc. 2003 Stock Option Plan.*

10.6	GrayMark Productions, Inc. 2003 Non-Employee Stock Option Plan.*
10.7	Investor Agreement amongst A & A Productions, LLC, Frozen Television, Inc. and Registrant.*
10.8	Consulting Agreement between E. Peter Hoffman, Jr. and Registrant.*
10.9
Form of Lock-up Letter Agreement entered into by Harry G. "Gray" Frederickson, Jr. (covering 1,000,000 common stock shares for 24 months), John Simonelli (covering 1,000,000 common stock shares for 24 months), Mark R. Kidd (covering 50,000 common stock shares for 24 months), Mark A. Stansberry (covering 600,000 common stock shares for 24 months), Lewann, Ltd.(covering 1,000,000 common stock shares for 24 months), Roy T. Oliver (covering 1,000,000 common stock shares for 12 months), and Michael E. Dunn (covering 20,000 common stock shares for 24 months) with Viewtrade Financial.*
10.10	Letter agreement between GrayMark Productions, L.L.C., Gray Frederickson, Mark A. Stansberry, and FilmCapital, Inc., dated April 22, 2002.*
10.11	Articles of Organization of Out of the Blue Productions, LLC.*
10.12	Operating Agreement of Out of the Blue Productions, LLC.*
10.13	Amendment to Investor Agreement between A&A Productions, LLC, Frozen Television, Inc. and Registrant, dated January 5, 2004.*
10.14	Literary Purchase Agreement amongst Brett Hudson, Burt Kearns, Albert S. Ruddy and Registrant, dated as of December 22, 2003.*
10.15	Amended and Restated Operating Agreement of Out of the Blue Productions, LLC, dated April 23, 2004.*
10.16	Freelance Director's Loanout Contract Theatrical Motion Picture Photoplay, dated January 19, 2004, between Out of the Blue Productions, LLC and Geneco Olive Oil, Inc.*
10.17	Letter of Harry Basil dated as of January 19, 2004.*
10.18
Co-Finance Agreement, dated May 7, 2004 between Registrant and John Simonelli, incorporated by reference to Exhibit 10.1 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.19
Co-Finance Agreement, dated May 7, 2004 between Registrant and 36th Street Properties LLC, incorporated by reference to Exhibit 10.2 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.20
Co-Finance Agreement, dated May 7, 2004 between Registrant and Larry E. Howell, incorporated by reference to Exhibit 10.3 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.21
Co-Finance Agreement, dated May 10, 2004 between Registrant and Roy T. Oliver, incorporated by reference to Exhibit 10.4 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.22
SAG Motion Picture Contract—Weekly Performer between Angie Everhart and Out of the Blue Productions, LLC, dated April 16, 2004, incorporated by reference to Exhibit 10.5 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.

10.23
Letter agreement between Five Timz Productions and Out of the Blue Productions, LLC dated April 15, 2004 with the SAG Motion Picture Contract—Weekly Performer between D.L. Hughley and Out of the Blue Productions, LLC dated April 15, 2004 attached as Exhibit A, incorporated by reference to Exhibit 10.6 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.24
SAG Motion Picture Contract—Weekly Performer between Gabrielle Reece and Out of the Blue Productions, LLC, dated April 14, 2004, incorporated by reference to Exhibit 10.7 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.25
Letter agreement between Out of the Blue Productions, LLC and Clematis Productions, Inc., dated February 20, 2004 with the SAG Motion Picture Contract—Weekly Performer between Burt Reynolds and Out of the Blue Productions, LLC attached as Exhibit A dated February 20, 2004, incorporated by reference to Exhibit 10.8 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.26
Fenton-Cowitt Casting Agreement between Gray Frederickson and Pixie, Inc., dated January 20, 2004, incorporated by reference to Exhibit 10.9 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.27	Home Video Rights Acquisition Agreement between Twentieth Century Fox Home Entertainment LLC and Registrant, dated as of February 24, 2005.
10.28	Standard Terms and Conditions—Home Video Rights Acquisition Agreement between Twentieth Century Fox Home Entertainment LLC and Registrant, dated as of February 24, 2005.
21	Subsidiaries of Registrant.*
23.1	Consent of Independent Public Accountants.
23.2	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.*

*
Previously furnished.
**
To be furnished by amendment.

Item 28. Undertakings

  (a)
  Rule 415 Offering.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

              (i)  Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the end of the offering.

  (e)
  Request for acceleration of effective date.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f)
  Reliance on Rule 430A.

          Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 14th day of June 2005.

GRAYMARK PRODUCTIONS, INC. (Registrant)
By:	/s/ JOHN SIMONELLI John Simonelli, Chief Executive Officer (Registrant's Principal Executive Officer)
By:	/s/ MARK R. KIDD Mark R. Kidd, Chief Financial Officer and Secretary (Registrant's Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HARRY G. FREDERICKSON, JR. Harry G. Frederickson, Jr.	Chairman of the Board and President	June 14, 2005
/s/ MARK R. KIDD Mark R. Kidd	Chief Financial Officer and Secretary	June 14, 2005
/s/ LEWIS B. MOON Lewis B. Moon	Director	June 14, 2005
/s/ FRED ROOS Fred Roos	Director	June 14, 2005
/s/ GEORGE KIERSCH George Kiersch	Director	June 14, 2005
/s/ STANTON NELSON Stanton Nelson	Director	June 14, 2005

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequentially Numbered Page
3.1	Registrant's Certificate of Incorporation.*
3.2	Registrant's Bylaws.*
4.1	Form of Certificate of Common Stock of Registrant.*
4.2	Placement Agent Agreement between Viewtrade Financial and Registrant.*
4.3	Placement Agent Warrant Agreement between Viewtrade Financial and Registrant and form of Placement Agent Warrant Certificate.*
4.4	Redeemable Warrant Agreement between UMB Bank, N.A. and Registrant.*
4.5	Form of Redeemable Warrant Certificate.*
4.6	Financial Advisor Agreement between Viewtrade Financial and Registrant.*
4.7	Stock Option Agreement between E. Peter Hoffman, Jr. and Registrant included in Exhibit 10.8 as Exhibit A.*
5.1	Opinion of Counsel.
10.1	Exchange Agreement amongst Gray Frederickson, Lewann, Ltd., Roy Oliver, John Simonelli, Mark A. Stansberry, Larry E. Howell, Mark R. Kidd, Michael E. Dunn and Registrant.*
10.2	Letter agreement amongst Gray Frederickson, Mark A. Stansberry and Registrant dated August 27, 2003.*
10.3	Employment Agreement between Gray Frederickson and Registrant.*
10.4	Employment Agreement between John Simonelli and Registrant.*
10.5	GrayMark Productions, Inc. 2003 Stock Option Plan.*
10.6	GrayMark Productions, Inc. 2003 Non-Employee Stock Option Plan.*
10.7	Investor Agreement amongst A & A Productions, LLC, Frozen Television, Inc. and Registrant.*
10.8	Consulting Agreement between E. Peter Hoffman, Jr. and Registrant.*
10.9
Form of Lock-up Letter Agreement entered into by Harry G. "Gray" Frederickson, Jr. (covering 1,000,000 common stock shares for 24 months), John Simonelli (covering 1,000,000 common stock shares for 24 months), Mark R. Kidd (covering 50,000 common stock shares for 24 months), Mark A. Stansberry (covering 600,000 common stock shares for 24 months), Lewann, Ltd.(covering 1,000,000 common stock shares for 24 months), Roy T. Oliver (covering 1,000,000 common stock shares for 12 months), and Michael E. Dunn (covering 20,000 common stock shares for 24 months) with Viewtrade Financial.*
10.10	Letter agreement between GrayMark Productions, L.L.C., Gray Frederickson and Mark A. Stansberry, dated April 22, 2002.*
10.11	Articles of Organization of Out of the Blue Productions, LLC.*

1

10.12	Operating Agreement of Out of the Blue Productions, LLC.*
10.13	Amendment to Investor Agreement between A&A Productions, LLC, Frozen Television, Inc. and Registrant, dated January 5, 2004.*
10.14	Literary Purchase Agreement amongst Brett Hudson, Burt Kearns, Albert S. Ruddy and Registrant, dated as of December 22, 2003.*
10.15	Amended and Restated Operating Agreement of Out of the Blue Productions, LLC, dated April 23, 2004.*
10.16	Freelance Director's Loanout Contract Theatrical Motion Picture Photoplay, dated January 19, 2004, between Out of the Blue Productions, LLC and Geneco Olive Oil, Inc.*
10.17	Letter of Harry Basil dated as of January 19, 2004.*
10.18
Co-Finance Agreement, dated May 7, 2004 between Registrant and John Simonelli, incorporated by reference to Exhibit 10.1 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.19
Co-Finance Agreement, dated May 7, 2004 between Registrant and 36th Street Properties LLC, incorporated by reference to Exhibit 10.2 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.20
Co-Finance Agreement, dated May 7, 2004 between Registrant and Larry E. Howell, incorporated by reference to Exhibit 10.3 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.21
Co-Finance Agreement, dated May 10, 2004 between Registrant and Roy T. Oliver, incorporated by reference to Exhibit 10.4 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.22
SAG Motion Picture Contract—Weekly Performer between Angie Everhart and Out of the Blue Productions, LLC, dated April 16, 2004, incorporated by reference to Exhibit 10.5 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.23
Letter agreement between Five Timz Productions and Out of the Blue Productions, LLC dated April 15, 2004 with the SAG Motion Picture Contract—Weekly Performer between D.L. Hughley and Out of the Blue Productions, LLC dated April 15, 2004 attached as Exhibit A, incorporated by reference to Exhibit 10.6 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.24
SAG Motion Picture Contract—Weekly Performer between Gabrielle Reece and Out of the Blue Productions, LLC, dated April 14, 2004, incorporated by reference to Exhibit 10.7 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.

2

10.25
Letter agreement between Out of the Blue Productions, LLC and Clematis Productions, Inc., dated February 20, 2004 with the SAG Motion Picture Contract—Weekly Performer between Burt Reynolds and Out of the Blue Productions, LLC attached as Exhibit A dated February 20, 2004, incorporated by reference to Exhibit 10.8 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.26
Fenton-Cowitt Casting Agreement between Gray Frederickson and Pixie, Inc., dated January 20, 2004, incorporated by reference to Exhibit 10.9 of Registrant's Quarterly Report on Form 10-QSB as filed with the Commission on October 12, 2004.
10.27	Home Video Rights Acquisition Agreement between Twentieth Century Fox Home Entertainment LLC and Registrant, dated as of February 24, 2005
10.28	Standard Terms and Conditions—Home Video Rights Acquisition Agreement between Twentieth Century Fox Home Entertainment LLC and Registrant, dated as of February 24, 2005
21	Subsidiaries of Registrant.*
23.1	Consent of Independent Public Accountants.
23.2	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.*

*
Previously furnished.
**
To be furnished by amendment.

3

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PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
CAPITALIZATION
MANAGEMENT'S PLAN OF OPERATION
BUSINESS
Typical Film Release Windows
MANAGEMENT
Summary Compensation Table
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DETERMINATION OF OFFERING PRICE
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
GRAYMARK PRODUCTIONS, INC. INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Condensed Consolidated Balance Sheets (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Condensed Consolidated Statements of Operations and Accumulated Deficit (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Condensed Consolidated Statements of Shareholders' Equity (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Condensed Consolidated Statements of Cash Flows (Unaudited)
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Notes to Condensed Consolidated Financial Statements (Unaudited) For the Periods Ended March 31, 2005 and 2004
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Balance Sheets As of December 31, 2004 and 2003
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Operations and Accumulated Deficit
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Shareholders' Equity
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Consolidated Statements of Cash Flows
GRAYMARK PRODUCTIONS, INC. (a Development Stage Enterprise) Notes to Consolidated Financial Statements For the Years Ended December 31, 2004 and 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers
  Item 25. Other Expenses of Issuance and Distribution
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits and Financial Statement Schedules
  Item 28. Undertakings
SIGNATURES
INDEX TO EXHIBITS